    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                                 VISTANA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
         FLORIDA                     6552                    59-3415620
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                           8801 VISTANA CENTRE DRIVE
                             ORLANDO, FLORIDA 32821
                                 (407) 239-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                            RAYMOND L. GELLEIN, JR.
                             CHAIRMAN OF THE BOARD
                                 VISTANA, INC.
                           8801 VISTANA CENTRE DRIVE
                             ORLANDO, FLORIDA 32821
                                 (407) 239-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:
       ROSS D. EMMERMAN, ESQ.                     PETER T. HEALY, ESQ.
      WILLIAM M. HOLZMAN, ESQ.                    O'MELVENY & MYERS LLP
      NEAL, GERBER & EISENBERG                     275 BATTERY STREET
      TWO NORTH LASALLE STREET                   EMBARCADERO CENTER WEST
             SUITE 2200                                26TH FLOOR
       CHICAGO, ILLINOIS 60602               SAN FRANCISCO, CALIFORNIA 94111
           (312) 269-8000                            (415) 984-8833
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [_]

  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

  IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                            PROPOSED
                                                             MAXIMUM
                                                            AGGREGATE
                TITLE OF EACH CLASS OF                      OFFERING            AMOUNT OF
             SECURITIES TO BE REGISTERED                   PRICE(1)(2)     REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------
 Common Stock, par value $0.01 per share.............     $121,900,000           $36,940

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Includes 600,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(2)Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 (c), on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on September 15, 1997.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical in all respects except for the front and back cover pages and "Underwriting." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS
                 SUBJECT TO COMPLETION, DATED OCTOBER 17, 1997

                                4,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                                  -----------

  All of the 4,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), of Vistana, Inc. (the "Company") offered hereby, are being sold by the Company. Of the 4,000,000 shares of Common Stock offered hereby, 3,200,000 shares are being offered in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offering"). The price to public and underwriting discount per share are identical for the International Offering and the U.S. Offering. The Common Stock is listed for quotation on the Nasdaq National Market under the symbol "VSTN." On October 15, 1997, the last reported sale price of the Common Stock was $26 1/8 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" COMMENCING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                UNDERWRITING
                                   PRICE TO      DISCOUNTS      PROCEEDS TO
                                    PUBLIC   AND COMMISSIONS(1) COMPANY(2)
---------------------------------------------------------------------------
Per Share........................   $               $             $
Total(3)......................... $              $              $
---------------------------------------------------------------------------
---------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company estimated at $600,000.
(3) The Company has granted the several International Managers and U.S. Underwriters (the "Underwriters") options to purchase up to 120,000 and 480,000 additional shares, respectively, of Common Stock to cover over-allotments, if any. See "Underwriting." If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $           , $          and $           , respectively.

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York, on
or about November   , 1997.

                                  -----------

MERRILL LYNCH & CO.                      NATIONSBANC MONTGOMERY SECURITIES, INC.
                 LEHMAN BROTHERS
                                   SMITH BARNEY INC.

                                  -----------

                The date of this Prospectus is November   , 1997

   [NARRATIVE DESCRIPTION OF GRAPHICS--EDGAR ONLY--TO BE FILED BY AMENDMENT]




  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Combined Financial Statements of Vistana, Inc. included elsewhere in this Prospectus. Except where otherwise indicated, the information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option; (ii) assumes that any outstanding options to purchase common stock, par value $0.01 per share ("Common Stock"), of Vistana, Inc. have not been exercised; and (iii) assumes Vacation Ownership Interests (as defined herein) are presented on an annual, as opposed to an alternate-year, basis. See "--The Resorts." Unless the context otherwise requires, the "Company" means Vistana, Inc., its consolidated subsidiaries, its corporate and partnership predecessors, partnerships in which the Company owns a controlling interest and Success and Points (as defined herein). Unless otherwise indicated, all vacation ownership industry data contained herein is derived from information prepared by the American Resort Development Association ("ARDA"), the industry's principal trade association.

  This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are predictions only and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

                                  THE COMPANY

  Founded in 1980, the Company is a leading developer and operator of high quality timeshare resorts in the United States. The Company's principal operations consist of (i) acquiring, developing and operating timeshare resorts, also known as vacation ownership resorts; (ii) marketing and selling vacation ownership interests in its resorts, which typically entitle the buyer to ownership of a fully-furnished unit for a one-week period on either an annual or an alternate-year basis ("Vacation Ownership Interests"); and (iii) providing financing to its customers for their purchase of Vacation Ownership Interests at the Company's vacation ownership resorts. The Company's pro forma total revenues for the year ended December 31, 1996 and the six months ended June 30, 1997 were approximately $113 million and $74 million, respectively. See "--Summary Combined Historical and Pro Forma Financial Information of the Company."

  The Company currently operates and sells Vacation Ownership Interests at six vacation ownership resorts. Three of these resorts are in Florida (Vistana Resort in Orlando, Hampton Vacation Resort--Oak Plantation in Kissimmee, and Vistana's Beach Club on Hutchinson Island), two in Colorado (Eagle Point in Vail and Falcon Point in Avon) and one in Arizona (Villas of Cave Creek located north of Scottsdale). These existing resorts represented a combined total of 1,571 existing units (85,476 Vacation Ownership Interests) as of June 30, 1997. The Company has three additional resorts under development. These resorts (Embassy Vacation Resort--Myrtle Beach in South Carolina with 44 units under construction and pre-construction sales underway, Vistana Resort at World Golf Village near St. Augustine, Florida with 102 units under construction, and PGA Vacation Resort by Vistana in Port St. Lucie, Florida with construction of 40 units to commence in early 1998) are anticipated to add approximately 186 units (9,486 Vacation Ownership Interests) to the Company's selling capacity during 1998. In addition, the Company acts as exclusive sales and marketing agent for a large vacation ownership resort in Colorado and plans to begin construction, and commence sales, of a second Arizona resort during 1998 on land under contract in Scottsdale.

  During its 17-year history, the Company has sold in excess of $600 million of Vacation Ownership Interests and has developed an ownership base of over 60,000 Vacation Ownership Interest owners residing in more than 100 countries. The Company was the first to open a vacation ownership resort in the Orlando, Florida market, which has become one of the largest vacation ownership resort markets in the world in terms of Vacation

Ownership Interests sold. Raymond L. Gellein, Jr., the Company's Chairman and Co-Chief Executive Officer, and Jeffrey A. Adler, its President and Co-Chief Executive Officer, have been employed by the Company since 1980 and 1983, respectively. Additionally, Messrs. Gellein and Adler serve as the chairman of the Florida chapter of ARDA and as a director of ARDA, respectively. Under their direction, the Company has fostered a values-driven business culture that emphasizes excellence and quality relationships with its employees, customers and business partners.

  The quality and customer appeal of the Company's vacation ownership resorts have been recognized through industry awards and by several leading travel publications. At June 30, 1997, the Company's flagship resort, Vistana Resort in Orlando, contained 1,116 units developed in seven phases on a 135-acre landscaped complex featuring swimming pools, tennis courts, restaurants and other recreational amenities. In 1995 and 1996, Conde Nast Traveler magazine selected Vistana Resort as a "Gold List" resort, the only vacation ownership resort to be included as one of the top 500 resorts in the world. Similarly, the most recent Zagat Survey of U.S. Hotels, Resorts & Spas ranked Vistana Resort as one of the top resorts in Orlando, commenting that it contains the "most luxurious villas in Orlando." Each of the Company's existing Florida-based resorts is rated as a Gold Crown resort by Resort Condominiums International ("RCI"), and the Villas of Cave Creek and Falcon Point are rated as Five Star Resorts by Interval International ("II"). Two of the Company's resorts under development, Vistana Resort at World Golf Village and the Embassy Vacation Resort--Myrtle Beach, have already achieved the Gold Crown designation from RCI. In 1996, approximately 13% of the resorts reviewed by RCI received a Gold Crown rating, the highest rating awarded by RCI, and approximately 18% of the resorts reviewed by II received a Five Star rating, the highest rating awarded by II.

  As part of its operating strategy, the Company seeks to develop strategic relationships with selected parties in order to broaden and enhance its marketing and sales efforts and to provide additional vacation ownership resort development opportunities. In furtherance of this strategy, as described below, the Company has entered into (i) an exclusive joint venture agreement with Promus Hotels, Inc. ("Promus"), a leading hotel company in the United States;
(ii) a long-term affiliation agreement with a subsidiary of The Professional Golfers' Association of America ("PGA of America"); and (iii) a limited partnership which has the exclusive right to develop and market Vacation Ownership Interests at World Golf Village. The Company intends to continue to develop and expand strategic alliances that will create opportunities to develop unique, high quality vacation ownership resorts and broaden and enhance its marketing and sales efforts.

                                GROWTH STRATEGY

  The Company's goal is to expand its position as a leading developer and operator of vacation ownership resorts by (i) continuing sales at the Company's existing resorts; (ii) developing and selling additional resorts; (iii) improving operating margins; and (iv) pursuing selected acquisition opportunities. To achieve this goal, the Company intends to adhere to its core operating strategies of obtaining extensive access to qualified buyers, promoting sales and marketing excellence and delivering memorable vacation experiences to its owners and guests.

  Continuing Sales at the Company's Existing Resorts. The Company sold 4,910 Vacation Ownership Interests during the six months ended June 30, 1997 at existing resort properties, generating $51.5 million in Vacation Ownership Interest sales, on a pro forma basis. The Company intends to continue to market its existing inventory of Vacation Ownership Interests and to make available for sale, based on consumer demand, additional Vacation Ownership Interests through expansion of certain of the Company's existing vacation ownership resorts. At June 30, 1997, the inventory of Vacation Ownership Interests at existing resorts was 14,733.

  The Company intends to maintain its position as a leader in the Orlando vacation ownership market (a popular vacation destination with over 36 million visitors annually) by developing and selling an additional 423 units at Vistana Resort, representing an additional 21,573 Vacation Ownership Interests. In addition, the Company plans to continue sales at the Hampton Vacation Resort-- Oak Plantation, a 242-unit former apartment complex located in the Orlando market, which the Company is converting in phases into a vacation ownership resort. This property is owned by a partnership in which the Company holds an approximately 67% controlling ownership interest. As of June 30, 1997, the Hampton Vacation Resort--Oak Plantation had an unsold inventory of approximately 11,735 Vacation Ownership Interests.

  The Company added its resorts in Arizona and Colorado in September 1997 as a result of the acquisition of Success and Points. It plans to continue sales of existing inventory at these resorts and to expand them where possible. At the Company's 58-unit Falcon Point Resort, located in Avon, Colorado, 409 Vacation Ownership Interests remained for sale at June 30, 1997, with an additional 24 units (representing 1,224 Vacation Ownership Interests) planned for future development. At the Company's 54-unit Eagle Point Resort, located in Vail, Colorado, 54 Vacation Ownership Interests remained available for sale at June 30, 1997. At the Company's 25-unit Villas of Cave Creek Resort, 849 Vacation Ownership Interests remained available for sale at June 30, 1997 with another 10 units (representing 510 Vacation Ownership Interests) planned for future development.

  Developing and Selling Additional Resorts. The Company intends to rely on its operating knowledge and strategic alliances to develop additional vacation ownership resorts, including the following projects currently in development:

  . Vistana Resort at World Golf Village. In the fall of 1996, the Company commenced construction of the 102-unit first phase (representing 5,202 Vacation Ownership Interests) of a 408-unit vacation ownership resort at World Golf Village. The first phase is expected to be completed in the second quarter of 1998. Constituting the centerpiece of a planned community under development near St. Augustine, Florida, World Golf Village is a destination resort which will contain the World Golf Hall of Fame, championship golf courses, a golf academy, a hotel and convention center, restaurants, retail facilities and other amenities. The Company holds a 37.5% controlling ownership interest in a limited partnership which has the exclusive right to develop and market Vacation Ownership Interests at World Golf Village. The Company believes that World Golf Village and the golf industry in general represent attractive opportunities for Company expansion and the development of future vacation ownership resorts.

  . Embassy Vacation Resort--Myrtle Beach. In December 1996, the Company acquired an initial 14 acres of unimproved land in Myrtle Beach, South Carolina for the development of the Embassy Vacation Resort--Myrtle Beach. The Company also has an option until December 31, 2003 to acquire up to 26 additional acres of contiguous property for phased expansion of this resort. The Company commenced construction of the 44-unit first phase of this resort (representing 2,244 annual Vacation Ownership Interests) during the third quarter of 1997 and began pre-sales in May 1997. The first phase is expected to be completed in the first quarter of 1998. The Company believes Myrtle Beach represents an attractive, growing market for the expansion of its portfolio of vacation ownership resorts. Similar to Orlando, Myrtle Beach has a large number of visitors whose length of stay averages approximately five days. Consistent with its key operating strategies, the Company has procured substantial marketing affiliations with significant tourist venues in the Myrtle Beach area.

  . PGA Vacation Resort by Vistana. The Company is the exclusive vacation ownership resort development company of the PGA of America. In September 1997, the Company acquired 25 acres of land adjacent to an existing 36-hole championship golf facility owned by a subsidiary of PGA of America in Port St. Lucie, Florida. The property, located approximately 40 miles north of Palm Beach Gardens, Florida, is planned to contain approximately 387 units (representing a total of 19,737 Vacation Ownership Interests). The first phase is expected to be completed during the fourth quarter of 1998. The Company believes that PGA of America, through its approximately 20,000 affiliated golf professionals and the Company's license to use the PGA of America name, initials, trademark and logo, will provide strategic marketing opportunities for the Port St. Lucie vacation ownership resort and any future PGA Vacation Resorts developed by the Company. See "Business--Affiliation with PGA of America."

  . Embassy Vacation Resort--Scottsdale. The Embassy Vacation Resort--
    Scottsdale will consist of an estimated 150 units, representing 7,650 Vacation Ownership Interests, and will be constructed by the Company on approximately 10 acres of land which the Company intends to acquire prior to December 1997 pursuant to an existing contract entered into by Success and Points. The Company anticipates that it will commence construction of the 150 units (representing 7,650 annual Vacation Ownership Interests) during the first half of 1998. The Scottsdale property will be operated as an Embassy Vacation Resort franchise pursuant to the Promus Agreement.

  . Promus Relationship. In December 1996, the Company and Promus entered into an exclusive five-year agreement (the "Promus Agreement") to jointly acquire, develop, market and operate vacation ownership resorts in North America. The Company believes it will benefit from Promus' strong brand recognition, large customer base, marketing capabilities and hospitality management expertise. Promus has agreed that the Company will be the sole franchisee in North America of the Hampton Vacation Resort and the Homewood Vacation Resort brands, and one of only two franchisees in North America of the Embassy Vacation Resort brand. Subject to certain exceptions, the Promus Agreement precludes the Company from acquiring or developing vacation ownership resorts with any other multi-hotel brand. The Company currently operates the Hampton Vacation Resort--Oak Plantation, is developing the Embassy Vacation Resort--Myrtle Beach and intends to develop a vacation ownership resort in Scottsdale, Arizona under the Embassy Vacation Resort brand name, in each case under a franchise arrangement. The Company and Promus have agreed on six markets in which the Company and Promus will focus their joint venture efforts. These six markets consist of three coastal areas of Florida, including Miami, Naples and the Panhandle; the coastal region between Jacksonville, Florida and Myrtle Beach, South Carolina; Scottsdale, Arizona; and Palm Springs, California. The Company intends to franchise and/or jointly develop additional vacation ownership resorts under the Hampton Vacation Resort and the Embassy Vacation Resort brand names in the future and may exercise its right to develop vacation ownership resorts under the Homewood Vacation Resort name either jointly or as franchisee. The Company and Promus are evaluating locations for the joint development of vacation ownership resorts; however, at this time no commitments exist for any joint venture resorts. See "Business--Affiliation with Promus."

  . Vistana Branded Resorts. To capitalize on the Vistana brand and reputation, the Company intends to seek other vacation ownership resort development opportunities, including resorts affiliated with unique, non-multi-hotel brand hotel properties, in selected vacation markets where, among other things, it believes it can obtain effective marketing access to potential customers.

  Each of the foregoing projects and agreements requires the Company to make substantial capital commitments and is subject to various risks, including risks related to availability of financing, construction and development activities, and the Company's ability to execute its sales and marketing strategies at new locations. See "Risk Factors."

  Improving Operating Margins. The Company intends to improve operating margins by reducing (i) its financing costs by entering into more favorable borrowing agreements and (ii) its general and administrative costs as a percentage of revenues. In furtherance of this intention, the Company has recently entered into new project financing and receivables financing at more favorable rates than it has historically enjoyed and is negotiating new credit facilities which, if established, will be on terms that management believes are favorable. See "Business--Growth Strategies--Improving Operating Margins."

  Pursuing Selected Acquisition Opportunities. The Company from time to time seeks opportunities to acquire vacation ownership assets and operating companies that may be successfully integrated into the

Company's existing operations and enhance the Company's sales, marketing and resort ownership. However, the Company currently has no contracts or capital commitments relating to any other such acquisitions.

  In utilizing this strategy, on September 16, 1997, the Company completed the acquisition (the "Acquisition") of Success Developments, L.L.C., entities comprising The Success Companies, and Points of Colorado, Inc. (collectively, "Success and Points"), the developers of Eagle Point, Falcon Point and Villas of Cave Creek. The Company acquired the stock of Success and Points for a purchase price of approximately $24.0 million in cash and 638,444 shares of Common Stock of the Company. Payout of 430,814 of such shares is contingent upon Success and Points achieving certain operating criteria for calendar years 1998 through 2000. As a result of the Acquisition, the Company has a contract to purchase undeveloped land in Scottsdale, Arizona on which the Company intends to develop Embassy Vacation Resort--Scottsdale.

  The Company believes Success and Points will serve as a strong foundation for sales, marketing and resort operations in the western region of the United States and will provide the Company with experience in direct marketing to consumers in Arizona and Colorado. As a result of the strategic relationships and operational expertise gained in this Acquisition, the Company believes it will be better able to identify additional developments and acquisitions in Arizona, Colorado and other western states.

  The Company has historically provided financing for approximately 93% of its customers, who are required to make a down payment of at least 10% of the Vacation Ownership Interest's sales price and generally pay the balance of the sales price over a period of seven years. The Company typically borrows from third-party lending institutions in order to finance its loans to Vacation Ownership Interest buyers. As of June 30, 1997, the Company (exclusive of Success and Points) had a portfolio of approximately 21,400 loans to customers totaling approximately $125.2 million, with an average contractual yield of 13.9% per annum (compared to the Company's weighted average cost of funds of 10.5% per annum). As of June 30, 1997 (i) approximately 3.1% of the Company's customer mortgages receivable were 60 to 120 days past due; and (ii) approximately 5.3% of the Company's customer mortgages receivable were more than 120 days past due and the subject of legal proceedings. In addition, as of such date, the Company's allowance for loss on customer mortgages receivable was approximately $10.0 million. During the six months ended June 30, 1997, the Company charged approximately $3.0 million against such reserve (net of recoveries of related Vacation Ownership Interests).

  The Company also provides hospitality management, operations, maintenance and telecommunications services at its resorts. Pursuant to management agreements between the Company and the homeowners' associations at its existing resorts, the Company has the responsibility and authority for the day-to-day operation of these resorts. In addition, the Company also provides telecommunications design and installation services for third parties on a limited basis.

  This Prospectus relates only to the sale of Common Stock offered hereby. Shareholders of the Company are not entitled to any rights with respect to any of the Company's resorts solely as a result of their ownership of Common Stock.

                                  THE RESORTS

  The following table sets forth certain information as of June 30, 1997 and for the six months then ended regarding each of the Company's existing vacation ownership resorts, resorts under development and planned resorts (including existing and planned resorts acquired in the Acquisition), including location, the year sales of Vacation Ownership Interests commenced (or are expected to commence), the number of existing and total planned units, the number of Vacation Ownership Interests sold at each existing resort since the commencement of development by the Company and the number of Vacation Ownership Interests sold during the six months ended June 30, 1997, the average sales price of Vacation Ownership Interests sold during the six months ended June 30, 1997 and the number of Vacation Ownership Interests available for sale currently and after giving effect to planned expansion. The exact number of units ultimately constructed and Vacation Ownership Interests available for sale at each resort may differ from the following planned estimates based on, among other things, future land use, project development, site layout considerations and customer demand. In addition, the Company's construction and development of new vacation ownership resorts or additional units at its existing resorts (and sales of the related Vacation Ownership Interests) is dependent upon general economic conditions and other factors and may also be subject to delay as a result of certain circumstances, some of which are not within the Company's control. See "Risk Factors."

                                                                            VACATION                       UNSOLD
                                                                           OWNERSHIP                 VACATION OWNERSHIP
                                                                           INTERESTS      AVERAGE       INTERESTS AT
                                              YEAR SALES  UNITS AT RESORT   SOLD(A)        SALES         RESORTS(A)
                                              COMMENCED/  --------------- ------------     PRICE     -------------------
   VACATION OWNERSHIP                         EXPECTED TO          TOTAL                    IN        CURRENT   PLANNED
         RESORT                LOCATION       COMMENCE(B) CURRENT PLANNED TOTAL  1997     1997(A)    INVENTORY EXPANSION
------------------------  ------------------- ----------- ------- ------- ------ -----    -------    --------- ---------
EXISTING RESORTS:
Vistana Resort (c)        Orlando, Florida        1980     1,116   1,539  58,383 3,459(d) $10,259(d)   1,657    21,573
Vistana's Beach           Hutchinson Island,
 Club (e)                 Florida                 1989        76      76   3,899    50    $ 9,318         29         0
Hampton Vacation
 Resort--Oak
 Plantation (f)           Kissimmee, Florida      1996       242     242     680   547    $ 7,552     11,735         0
Eagle Point Resort (g)    Vail, Colorado          1985        54      54   3,757   207    $ 7,773         54         0
Falcon Point Resort (h)   Avon, Colorado          1985        58      82   3,437   152    $10,964        409     1,224
Villas of Cave Creek (i)  Cave Creek, Arizona     1996        25      35     587   495    $11,239        849       510
RESORTS UNDER
 DEVELOPMENT:
Embassy Vacation
 Resort--Myrtle Beach     Myrtle Beach,
 (j)                      South Carolina          1997       --      550     --    --         --         --     28,050
Vistana Resort at World   St. Augustine,
 Golf Village (k)         Florida                 1998       --      408     --    --         --         --     20,808
PGA Vacation Resort by    Port St. Lucie,
 Vistana (l)              Florida                 1998       --      387     --    --         --         --     19,737
PLANNED RESORTS:
Embassy Vacation          Scottsdale,
 Resort--Scottsdale (m)   Arizona                 1998       --      150     --    --         --         --      7,650
                                                           -----   -----  ------ -----                ------    ------
                                                 TOTAL     1,571   3,523  70,743 4,910                14,733    99,552
                                                           =====   =====  ====== =====                ======    ======

-------
(a) The Company sells both annual Vacation Ownership Interests (entitling the owner to the use of a unit for a one-week period on an annual basis) and alternate-year Vacation Ownership Interests (entitling the owner to the use of a unit for a one-week period on an alternate-year basis) with respect to 51 weeks per year for each of its units, with one week reserved for maintenance of the unit. Accordingly, the Company is able to sell 51 annual Vacation Ownership Interests or 102 alternate-year Vacation Ownership Interests per unit (although historically sales at Eagle Point, Falcon Point and Villas of Cave Creek have been based on 52 weeks per unit per year). For purposes of calculating Vacation Ownership Interests Sold and Average Sales Price in 1997, data with respect to Vacation Ownership Interests reflects Vacation Ownership Interests sold regardless of classification as an annual or alternate-year Vacation Ownership Interest. For purposes of calculating Unsold Vacation Ownership Interests at Resorts, both the Current Inventory and Planned Expansion numbers are based on sales of Vacation Ownership Interests on an annual basis only and assume the sale of 51 weeks per year. To the extent that alternate-year Vacation Ownership Interests or 52 weeks per unit per year are sold, the actual number of unsold Vacation Ownership Interests at Resorts would be increased.

(b) Dates listed represent the dates the Company began recording (or expects to begin recording) sales of Vacation Ownership Interests for financial reporting purposes.
(c) Vistana Resort consists of seven development phases, six of which have been completed and one of which is currently under construction. The number of units at Vistana Resort at June 30, 1997 includes (i) 1,116 current existing units and (ii) 423 additional planned units (representing an additional 21,573 unsold annual Vacation Ownership Interests). Construction of 59 additional units was completed in the third quarter of 1997. The Company constructs additional units at various times depending upon general market conditions and other factors. Accordingly, construction of the remaining 364 additional units is intended to be commenced from time to time as conditions merit. Figures with respect to this resort assume that all units to be constructed will consist of one- and two-bedroom units; however, the actual number of additional Vacation Ownership Interests resulting from planned construction could vary depending upon the configuration of these units.
(d) Includes 1,010 alternate-year Vacation Ownership Interests with an average sales price of $7,529 and 2,449 annual Vacation Ownership Interests with an average sales price of $11,385.
(e) Vistana's Beach Club consists of two buildings containing a total of 76 current existing units, which represent 3,876 Vacation Ownership Interests. The Company's Current Inventory of 29 annual Vacation Ownership Interests at this resort consists primarily of previously-sold Vacation Ownership Interests that the Company has since reacquired in connection with defaults under customer mortgages. The Company has no plans to build any additional units at this resort.
(f) Hampton Vacation Resort--Oak Plantation consists of 242 current existing units, representing 12,342 annual Vacation Ownership Interests. Prior to its acquisition by the Company in June 1996, this property was operated by a third party as a rental apartment complex. The Company commenced conversion of the property into a vacation ownership resort in July 1996. As of June 30, 1997, the conversion of 156 units (representing 7,956 annual Vacation Ownership Interests) had been completed. The Company intends to convert the remaining 86 units at various times depending upon general market conditions and other factors. The Company currently has no plans to build any additional units at this resort. Hampton Vacation Resort--Oak Plantation is operated on a franchise basis as the first Hampton Vacation Resort pursuant to the Promus Agreement.
(g) Eagle Point Resort consists of 54 existing units, representing 2,808 Vacation Ownership Interests. This resort was acquired by the Company pursuant to the Acquisition in September 1997, and is owned and operated by the Company. All Vacation Ownership Interest sales reflected occurred prior to the Acquisition.
(h) Falcon Point Resort consists of 58 existing units, representing 3,016 Vacation Ownership Interests and 24 additional planned units (representing an additional 1,224 unsold annual Vacation Ownership Interests). This resort was acquired by the Company pursuant to the Acquisition in September 1997, and is owned and operated by the Company. All Vacation Ownership Interest sales reflected occurred prior to the Acquisition.
(i) Villas of Cave Creek consists of 25 existing units, representing 1,300 Vacation Ownership Interests and 10 additional planned units (representing an additional 510 unsold annual Vacation Ownership Interests). This resort was acquired by the Company pursuant to the Acquisition in September 1997, and is owned and operated by the Company. All Vacation Ownership Interest sales reflected occurred prior to the Acquisition.
(j) In December 1996, the Company acquired the initial 14 acres of unimproved land in Myrtle Beach, South Carolina for the development of the Embassy Vacation Resort--Myrtle Beach. The Company also has an option until December 31, 2003 to acquire up to 26 additional acres of contiguous property for phased expansion of this resort. The Company commenced construction of the 44-unit first phase of this resort (representing 2,244 annual Vacation Ownership Interests) during the third quarter of 1997. Because the Company constructs additional units at its resorts based on general market conditions and other factors, construction of the remaining 506 units at this resort (assuming acquisition of the remaining 26 acres) will be commenced from time to time as conditions merit. Myrtle Beach will be operated as an Embassy Vacation Resort franchise pursuant to the terms of the Promus Agreement.
(k) Vistana Resort at World Golf Village will consist of an estimated 408 units, representing an estimated 20,808 annual Vacation Ownership Interests, of which 102 units, representing 5,202 annual Vacation Ownership Interests, are currently under construction and scheduled for completion in the first quarter of 1998. The Company intends to commence construction of the remaining 306 additional units from time to time as demand and other conditions merit.
(l) PGA Vacation Resort by Vistana will consist of an estimated 387 units, representing an estimated 19,737 annual Vacation Ownership Interests, and will be constructed by the Company on 25 acres of land which the Company acquired in September 1997. The Company anticipates that it will commence construction of the 40-unit first phase of this resort (representing 2,040 annual Vacation Ownership Interests) during the first quarter of 1998. Because the Company constructs additional units at its resorts based on general market conditions and other factors, construction of the remaining 347 units at this resort are expected to be commenced from time to time as conditions merit.
(m) The Embassy Vacation Resort--Scottsdale will consist of an estimated 150 units, representing 7,650 Vacation Ownership Interests, and will be constructed by the Company on approximately 10 acres of land which the Company intends to acquire prior to December 1997 pursuant to an existing contract entered into by Success and Points. The Company anticipates that it will commence construction of the 150 units (representing 7,650 annual Vacation Ownership Interests) during the first half of 1998. The Scottsdale property will be operated as an Embassy Vacation Resort franchise pursuant to the Promus Agreement.

                              CORPORATE BACKGROUND

  The Company, through its predecessor corporations and partnerships, has operated in the vacation ownership industry since 1980. In December 1986, the Company was sold to a corporate acquiror. In November 1991, Messrs. Gellein and Adler, together with a third individual, acquired the Company from the corporate acquiror. In May 1995, the Company repurchased the interest in the Company held by the third individual. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company was incorporated in the State of Florida in December 1996 to effect the Formation Transactions (as defined herein) and the initial public offering of 6,382,500 shares of the Common Stock which was completed on March 5, 1997 (the "Initial Public Offering"). The Company's principal executive offices are located at 8801 Vistana Centre Drive, Orlando, Florida 32821, and its telephone number at that address is (407) 239-3000.

                                  THE OFFERING

Common Stock offered by the
 Company..................... 4,000,000 shares(1)
Common Stock to be
 outstanding after the
 Offering.................... 23,007,630 shares(1)(2)
Use of Proceeds.............. The Company intends to use approximately $62.2 million of the net proceeds of the Offering to
                              repay outstanding indebtedness and the balance
                              to fund the acquisition, development and
                              expansion of existing and future resorts, and
                              working capital and general corporate purposes.
                              Pending any such additional uses, the Company
                              will invest the remaining proceeds in commercial
                              paper, bankers' acceptances, other short-term
                              investment grade securities and money-market
                              accounts.
Nasdaq National Market
 symbol...................... VSTN

--------
(1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."
(2) Does not include 1,854,000 shares of Common Stock issuable upon exercise of options outstanding as of the date of this Prospectus under the Vistana, Inc. Stock Plan (the "Stock Plan") or 430,814 shares of Common Stock deliverable on a contingent basis in connection with the Acquisition. See "Management--Stock Plan" and "Business--the Acquisition."

                                  RISK FACTORS

  For a discussion of risk factors that should be considered in evaluating an investment in the Common Stock, including risks related to rapid growth, the Acquisition, pending developments, competition, the historical concentration of the Company's business in the Orlando and Florida markets, dependence on key personnel, the effective control of the Company by the Principal Shareholders (as defined herein), general economic conditions, the Company's development and construction activities, the Company's customer financing activities, governmental regulation, the limited trading history of the Common Stock and the effect which certain future sales of Common Stock may have upon the market price of the Common Stock, among others. See "Risk Factors."

     SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF THE
                                   COMPANY(A)
        (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND OPERATING DATA)

                                        HISTORICAL                    PRO FORMA (UNAUDITED)
                          --------------------------------------- -----------------------------
                                        YEAR ENDED                 YEAR ENDED  SIX MONTHS ENDED
                                       DECEMBER 31,               DECEMBER 31,     JUNE 30,
                          --------------------------------------- ------------ ----------------
                           1992    1993    1994    1995    1996     1996(B)        1997(B)
                          ------- ------- ------- ------- ------- ------------ ----------------
STATEMENT OF OPERATIONS:
Revenues:
 Vacation Ownership
  Interest sales........  $48,503 $55,658 $54,186 $50,156 $60,063  $   74,125     $   51,545
 Interest...............    4,662   5,096   7,654  12,886  15,546      16,629          9,959
 Resort.................    9,977  10,877  11,834  12,613  13,587      13,706          8,056
 Telecommunications.....    1,703   1,980   3,378   4,802   7,054       7,054          3,195
 Other..................      489     551     584     652     686       1,371          1,286
                          ------- ------- ------- ------- -------  ----------     ----------
Total revenues..........   65,334  74,162  77,636  81,109  96,936     112,885         74,041
                          ------- ------- ------- ------- -------  ----------     ----------
COSTS AND OPERATING
 EXPENSES:
 Vacation Ownership
  Interest cost of
  sales.................   10,254  11,521  11,391  12,053  14,595      17,946         12,259
 Sales and marketing....   17,689  21,866  22,872  22,318  27,877      33,844         24,096
 Loan portfolio
 Interest expense--
  treasury..............    1,556   2,070   3,605   6,516   6,865       8,066          4,094
 Provision for doubtful
  accounts..............    3,405   3,903   3,803   3,522   4,271       4,456          2,986
 Resort.................    8,594   9,493  10,037  10,585  11,089      11,089          6,562
 Telecommunications.....    1,358   1,537   2,520   3,654   5,613       5,613          2,580
 General and
  administrative........    6,628   7,419   7,988   6,979   7,873      10,118          6,467
 Depreciation and
  amortization..........      875     875   1,392   2,215   2,553       3,123          1,832
 Interest expense--
  other.................    2,523   2,269   2,106   3,168   4,154         965            715
 Other..................    1,688   1,318   1,241   1,020     443         532          1,566
 Deferred executive
  incentive
  compensation..........      402     380     332   3,448   1,114       1,114            --
                          ------- ------- ------- ------- -------  ----------     ----------
Total costs and
 operating expenses.....   54,972  62,651  67,287  75,478  86,447      96,866         63,157
                          ------- ------- ------- ------- -------  ----------     ----------
Operating income........   10,362  11,511  10,349   5,631  10,489      16,019         10,884
 Excess value
  recognized............    1,151     701     365     219     105         105             36
 Minority interest
  income................      --      --      --      --      --          --              50
                          ------- ------- ------- ------- -------  ----------     ----------
Pretax income...........   11,513  12,212  10,714   5,850  10,594      16,124         10,970
 Provision for taxes....      --      --      --      --      --        6,127          4,169
                          ------- ------- ------- ------- -------  ----------     ----------
Net income..............  $11,513 $12,212 $10,714 $ 5,850 $10,594  $    9,997     $    6,801
                          ======= ======= ======= ======= =======  ==========     ==========
Pro forma net
 income(c)..............  $ 6,907 $ 7,780 $ 6,730 $ 3,724 $ 6,871
Pro forma net income per
 share of Common Stock..                                                  .53            .36
Pro forma weighted
 average shares of
 Common Stock
 outstanding............                                           19,007,630     19,007,630

                                               HISTORICAL
                              ------------------------------------------------
                                               YEAR ENDED
                                              DECEMBER 31,
                              ------------------------------------------------
                                1992      1993      1994      1995      1996
                              --------  --------  --------  --------  --------
CASH FLOW DATA:
EBITDA(d)...................  $ 15,316  $ 16,725  $ 17,452  $ 15,468  $ 21,304
Cash flow provided by (used
in):
 Operating activities.......  $ 17,544  $ 10,602  $ 13,215  $ 12,524  $ 15,629
 Investing activities.......  $(21,244) $(20,444) $(20,383) $(22,651) $(26,351)
 Financing activities.......  $  3,410  $ 11,085  $  6,512  $ 15,131  $  9,313
OPERATING DATA:
Number of resorts at year
end.........................         2         2         2         2         3
Number of Vacation Ownership
Interests sold(e)...........     4,980     5,679     5,582     5,190     5,794
Number of Vacation Ownership
Interests in inventory at
year end(f).................     1,967     3,781     3,822     3,054    14,774
Average price of Vacation
Ownership Interests sold....  $  9,740  $  9,801  $  9,707  $  9,664  $ 10,366

                                                              JUNE 30, 1997
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(G)
                                                         -------- --------------
BALANCE SHEET DATA (AT END OF PERIOD):
Cash (including restricted cash)........................ $ 14,131   $
Total assets............................................ $196,858   $
Notes and mortgages payable............................. $ 84,526   $
Shareholders' equity.................................... $ 66,068   $

----
(a) The Summary Financial Information was derived from the "Selected Combined Historical Financial Information of the Company" and the Company's Combined Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. The information set forth in this table should be read in conjunction with "Selected Combined Historical Financial Information of the Company," "Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Combined Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.
(b) Reflects the effects of the Formation Transactions and the treatment of the combined Company as a C corporation rather than the treatment of the Affiliated Companies (as defined herein) as S corporations and limited partnerships for federal income tax purposes (but excludes one-time tax charges resulting from such conversion) the Initial Public Offering and the application of the net proceeds to the Company therefrom and the acquisition of all of the outstanding stock of Success and Points for approximately $24 million in cash (financed with bank borrowings of approximately $24 million) and 638,444 shares of Common Stock. Payout of 430,814 of such shares is contingent upon Success and Points achieving certain operating results for calendar years 1998 through 2000.
(c) Reflects the effect on historical statements, assuming the Company had been treated as a C corporation rather than the treatment of the Affiliated Companies as S corporations and limited partnerships for federal income tax purposes.
(d) As shown below, EBITDA represents net income before interest expense, income taxes, depreciation and amortization and excess value recognized which reflects the amortization of the difference between the fair value of the Company at the time of its purchase by Messrs.

   Gellein and Adler and a third individual, less the purchase price paid to acquire the Company. EBITDA does not represent cash flows from operations and should not be considered to be an alternative to net income as an indicator of operations performance or to cash flows from operations as a measure of liquidity. In addition, the Company's presentation of EBITDA could differ from similar presentations prepared by other companies. Management believes that EBITDA represents a useful measure to evaluate the Company's results of operations, without reference to its capitalization and tax structure. Management also believes EBITDA is a useful indicator of the Company's ability to service and/or incur indebtedness because it adjusts net income for non-cash expenditures, taxes and existing interest expenses. Management believes that the trends depicted by the changes in EBITDA set forth below demonstrate the Company's use of borrowing and the resultant increase in interest expense associated with its growth. The following table reconciles EBITDA to net income:

                                                                        SIX MONTHS
                                 YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                         -------------------------------------------  ----------------
                          1992     1993     1994     1995     1996     1996     1997
                         -------  -------  -------  -------  -------  -------  -------
  Net Income............ $11,513  $12,212  $10,714  $ 5,850  $10,594  $ 5,520  $(7,800)
  Interest expense--
   treasury.............   1,556    2,070    3,605    6,516    6,865    3,324    3,130
  Interest expense--
   other................   2,523    2,269    2,106    3,168    4,154    2,040    1,071
  Taxes.................       0        0        0        0        0        0   15,499
  Depreciation and
   amortization.........     875      875    1,392    2,215    2,553    1,074    1,412
  Amortization of
   discount on customer
   mortgages
   receivable...........       0        0        0   (2,062)  (2,757)  (1,085)  (1,531)
  Excess value
   recognized...........  (1,151)    (701)    (365)    (219)    (105)     (70)     (36)
                         -------  -------  -------  -------  -------  -------  -------
  EBITDA................ $15,316  $16,725  $17,452  $15,468  $21,304  $10,803  $11,745
                         =======  =======  =======  =======  =======  =======  =======

(e)  Includes both annual and alternate-year Vacation Ownership Interests.
(f)  Inventory classified as annual Vacation Ownership Interests.
(g) Adjusted to give effect to the Offering and the application of the net proceeds to the Company therefrom.

                                  RISK FACTORS

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing any of the shares of Common Stock offered hereby. The following sets forth the material risks of an investment in the Common Stock; however, the Company cautions the reader that this list of risk factors may not be exhaustive.

RISKS OF RAPID GROWTH

  Risks Associated with Execution of Growth Strategy. A principal component of the Company's growth strategy is to acquire additional unimproved real estate for the construction and development of new vacation ownership resorts. The Company's ability to execute its growth strategy depends on a number of factors, including (i) the availability of attractive resort development opportunities; (ii) the Company's ability to acquire unimproved real estate relating to such opportunities on economically feasible terms; (iii) the Company's ability to obtain the capital necessary to finance the acquisition of unimproved real estate and develop vacation ownership resorts thereon, as well as to cover any necessary sales, marketing and resort operation expenditures;
(iv) the Company's ability to market and sell Vacation Ownership Interests at newly-developed vacation ownership resorts; and (v) the Company's ability to manage newly-developed vacation ownership resorts cost-effectively and in a manner which results in significant customer satisfaction. There can be no assurance that the Company will be successful with respect to any or all of these factors.

  Risks Associated with Expansion into New Markets. Because the Company's pending resort developments near St. Augustine, Florida, Port St. Lucie, Florida, Myrtle Beach, South Carolina and Scottsdale, Arizona are outside the Company's historical geographical area of operation, the Company's resort development and operation experience in the Orlando, Florida area does not ensure the success of the development or operation of these properties or the marketing of Vacation Ownership Interests at such locations. Accordingly, in connection with such pending developments, the Company may be exposed to a number of risks, including risks associated with (i) the lack of local market knowledge and experience; (ii) the inability to hire, train and retain sales, marketing and resort staff at such locations; (iii) the inability to obtain, or obtain in a timely manner, necessary permits and approvals from state and local government agencies and qualified construction tradesmen at competitive prices;
(iv) the inability to secure sufficient marketing relationships with local hospitality, retail and tourist attraction operators; (v) the inability to capitalize on the new marketing relationships and development agreements associated with certain of the Company's growth strategies; and (vi) the uncertainty involved in, and additional costs which may be associated with, selling Vacation Ownership Interests prior to completion of the related units.

  Risks Associated with Resorts Involving the Golf Industry. The success of the Company's golf-oriented vacation ownership resorts is substantially dependent upon the continued popularity of golf in general, as well as the desirability of the golf courses and golf-related facilities that will be associated with the Company's resorts. Linking the success of the Company's resorts to related golf course operations is a new strategy for the Company and may require the Company to adopt new sales and marketing approaches and enter into new business relationships. In addition, there are numerous other factors that affect the golf industry, including seasonality, adverse weather conditions, competition and the supply of alternative golf-related destinations, and the popularity of the sport of golf, any of which may adversely affect the Company's results of operations at these resorts. Accordingly, there can be no assurance that this aspect of the Company's growth strategy will be successful or that the Company will be able to implement this strategy effectively.

  Risks Associated with Promus Agreement. An important part of the Company's growth strategy is to acquire, develop, market and operate vacation ownership resorts with Promus pursuant to the Promus Agreement, which imposes capital requirements and allocates profits and losses of all joint developments on an equal basis. In the event that the Company and Promus are unable to develop jointly a vacation ownership resort within the first three years of the term of the Promus Agreement (which commenced on December 24, 1996), either party will be entitled to terminate the Promus Agreement. This timetable may cause the Company to overcommit its resources to the Promus Agreement and the development of vacation ownership resorts thereunder at the expense of other opportunities or the Company's existing business operations. In addition, in order to maintain its franchise relationship with Promus, the Company may be required to incur expenditures and meet other obligations at the franchised resorts required by the applicable franchise agreements, which may (i) increase its operating costs and (ii) limit the Company's flexibility with respect to the operation of the applicable resort in order to comply with the applicable franchise agreements. The amount of expenditures which the Company may be required to incur and the amount of obligations which the Company may be required to satisfy will depend upon, among other things, the extent to which the applicable franchise agreement requires the Company to incur construction and development costs, operating expenses, capital expenditures and maintenance costs. Moreover, although the Promus Agreement contains mutual exclusivity provisions that the Company believes will be beneficial to the growth of its business, the Promus Agreement prevents (or significantly restricts) the Company's ability to develop vacation ownership resorts with other partners in the hotel industry or under its own name in certain markets. There can be no assurance that Promus will be a favorable partner for the Company, or that the Promus Agreement will not prevent the Company from developing resorts under its own name or entering into similar agreements with other hotel companies, even where such developments or agreements would be in the Company's best interests. See "Business--Affiliation with Promus."

COMPETITION

  The Company is subject to significant competition from other entities engaged in the leisure and vacation industry, including vacation ownership resorts, hotels, motels and other accommodation alternatives. Many of the world's most widely-recognized lodging, hospitality and entertainment companies have begun to develop and sell Vacation Ownership Interests under their brand names, including, Marriott International, Inc. ("Marriott"), The Walt Disney Company ("Disney"), Hilton Hotels Corporation ("Hilton"), Hyatt Corporation ("Hyatt"), Four Seasons Hotels & Resorts, Inc. ("Four Seasons"), Inter-Continental Hotels and Resorts, Inc. ("Inter-Continental"), Westin Hotels & Resorts ("Westin") and Promus. In addition, other publicly-traded companies which focus on the vacation ownership industry, such as Signature Resorts, Inc. ("Signature"), Fairfield Communities, Inc. ("Fairfield"), Vacation Break U.S.A., Inc. ("Vacation Break"), Silverleaf Resorts, Inc. ("Silverleaf"), and Trendwest Resorts, Inc. ("Trendwest"), currently compete, or may in the future compete, with the Company. Moreover, competition in the Orlando market is particularly intense and includes many nationally recognized lodging, hospitality and entertainment companies, as well as active privately-owned local operators of vacation ownership resorts such as Central Florida Investments, Inc. ("CFI") and Orange Lake Country Club ("Orange Lake"). Many of these entities possess significantly greater financial, sales and marketing, personnel and other resources than those of the Company and may be able to grow at a more rapid rate or more profitably as a result. Management of the Company believes that industry competition will be increased by recent and possibly future consolidation in the vacation ownership industry.

HISTORICAL CONCENTRATION OF ACTIVITIES IN ORLANDO AND FLORIDA MARKETS

  Prior to the Acquisition, substantially all of the Company's operations were located in Florida and substantially all of the Company's historical revenues have been generated from this market. Although the Company has conducted the majority of its resort operations in the Orlando area since 1980, there can be no assurance that the Company will be able to continue to compete effectively in the Orlando market. The failure to compete effectively in the Orlando market could have a material adverse effect on the Company's results of operations. See "Business--The Resorts." Although the Company recently acquired vacation ownership resorts in Colorado and Arizona and is constructing and plans to develop additional vacation ownership resorts outside the Orlando area, the current concentration of the Company's vacation ownership resorts in the Orlando market could make the Company more susceptible to adverse events or conditions which affect these areas in particular, such as hurricanes, windstorms, economic recessions and changes in tourism or vacation patterns and could result in a material adverse effect on the Company's operations.

RISKS RELATED TO THE ACQUISITION

  The September 16, 1997 acquisition of Success and Points represents the Company's initial entry into a geographic market outside Florida and South Carolina. Therefore, the Company may be exposed to a number of risks, including, but not limited to risks associated with the lack of local market knowledge and experience. In addition, the future operating results of Success and Points depend to a significant extent on the experience and abilities of Donald J. Dubin, the President and Chief Executive Officer of Success and Larry
D. Doll, the President and Chief Executive Officer of Points. In addition, the Company's marketing and sales of Vacation Ownership Interests are subject to extensive regulation by various states in which the Company has not previously conducted operations, and any failure to comply with such regulations, or any increases in the costs of compliance, could have a material adverse effect on the Company. See "--Risks Associated with Governmental Regulation."

  The Company and Success and Points have different systems and procedures in many operational areas which must be integrated. There can be no assurance that such integration will be successfully accomplished. The difficulties of such integration may be increased by the necessity of coordinating geographically separate organizations. The integration of certain operations following the Acquisition will require the dedication of management resources which may temporarily re-direct attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have a material adverse effect on the Company's results of operations and financial condition.

  In addition, future earnings will be adversely impacted by the amortization of the goodwill associated with the Acquisition. Based upon pro forma goodwill of approximately $17 million and an amortization period of 20 years, earnings will be adversely impacted by approximately $850,000 per year. The goodwill included in this calculation does not include the impact of the contingent consideration associated with the Acquisition.

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon the experience and abilities of Raymond L. Gellein, Jr., the Chairman of the Board, Co-Chief Executive Officer and a director of the Company, and Jeffrey A. Adler, the President, Co-Chief Executive Officer and a director of the Company. The loss of the services of one or both of these individuals could have a material adverse effect on the Company and its business prospects. The Company's continued success is also dependent upon its ability to hire, train and retain qualified marketing, sales, hospitality, development, acquisition, finance, management and administrative personnel. Such personnel are in substantial demand and the cost of attracting or retaining such key personnel could escalate over time. There can be no assurance that the Company will be successful in attracting or retaining such personnel. See "Management-- Employment Agreements."

EFFECTIVE CONTROL BY PRINCIPAL SHAREHOLDERS; SHAREHOLDERS' AGREEMENT

  After the completion of the Offering, Jeffrey A. Adler and Raymond L. Gellein, Jr. (together with certain trusts primarily for their benefit and the benefit of their family members and Mr. Gellein's former spouse (the "Principal Shareholders")) will own and/or have voting control of approximately 53.4% of the outstanding shares of Common Stock (approximately 52.1% if the Underwriters' over-allotment option is exercised in full). As a result, by maintaining their ownership of Common Stock, the Principal Shareholders will have the power to exert substantial influence over the election of the Board of Directors, the determination of the policies of the Company, the appointment of the persons constituting the Company's management and the determination of the outcome of corporate actions requiring shareholder approval. In addition, pursuant to the Shareholders' Agreement (as defined herein), the Principal Shareholders have agreed to vote their shares of Common Stock in favor of proxies solicited by the Board of Directors, unless Messrs. Gellein and Adler both disagree with the position taken by the Board of Directors. See "Certain Relationships and Related Transactions," "Principal Shareholders" and "Description of Capital Stock."

GENERAL ECONOMIC CONDITIONS; CONCENTRATION IN THE VACATION OWNERSHIP INDUSTRY

  Any adverse change in economic conditions or significant price increases or adverse events related to the travel and tourism industry, such as the cost and availability of fuel, could have a material adverse effect on the Company's business. Such conditions or increases may also adversely affect the future availability and cost of financing for the Company or its customers and result in a material adverse effect on the Company's business. In addition, changes in general economic conditions may adversely affect the Company's ability to collect on its customer mortgages receivable outstanding from the buyers of Vacation Ownership Interests. Moreover, because the Company's operations are conducted principally within the vacation ownership industry, any adverse changes affecting the vacation ownership industry such as (i) an oversupply of Vacation Ownership Interests; (ii) a reduction in demand for Vacation Ownership Interests; (iii) changes in travel and vacation patterns; (iv) changes in governmental regulation of the vacation ownership industry; (v) increases in construction costs or taxes; (vi) changes in the deductibility of mortgage interest payments for federal or state income tax purposes; or (vii) negative publicity with respect to the vacation ownership industry, could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH DEVELOPMENT AND CONSTRUCTION ACTIVITIES

  The Company intends to actively continue acquisition, development, construction, conversion and expansion of vacation ownership resorts. Risks associated with such activities include risks that (i) acquisition or development opportunities may be abandoned; (ii) construction costs may exceed original estimates, possibly making the development, expansion or conversion uneconomical or unprofitable; (iii) construction or conversion may not be completed on schedule, possibly resulting in delayed recognition of revenues and increased interest expense; (iv) zoning, land-use, construction, occupancy and other required governmental permits and authorizations may not be obtained or may be delayed; and (v) financing necessary to complete the necessary acquisition, development, construction, conversion or expansion activities may not be obtained or may not be available on favorable terms. Upon the completion of the Offering, the Company will not have the financing available to construct and develop all of the vacation ownership resorts it plans to develop and market. In addition, certain state and local laws may impose liability on property developers with respect to construction defects discovered or repairs made by future owners of such property, and, as a result, owners may be able to recover from the Company amounts in connection with such defects or repairs related to the property. Accordingly, there can be no assurance that the Company will (i) complete development of Vistana Resort at World Golf Village;
(ii) complete expansion projects currently under development at Vistana Resort and those planned at Falcon Point Resort and Villas of Cave Creek; (iii) complete the development of the Embassy Vacation Resort--Myrtle Beach (or acquire the additional 26 acres at such location); (iv) complete the development of PGA Vacation Resort by Vistana; (v) undertake or complete the development of the Embassy Vacation Resort--Scottsdale; or (vi) undertake to develop other resorts or complete any such development if undertaken. As a result of these risks, the Company's revenues and net operating income may be materially adversely impacted.

RISKS ASSOCIATED WITH WORLD GOLF VILLAGE PROJECT

  The success of the Company's development of Vistana Resort at World Golf Village is dependent upon the concurrent development by third parties of the surrounding properties and related component facilities comprising the World Golf Village project and the planned community of Saint Johns in which it is located. Although the Company has entered into agreements with such third parties respecting such matters, there can be no assurance that such third parties will fulfill their obligations under such agreements. In addition, the Company is contingently liable for 15% of annual debt service shortfalls on certain taxable revenue bonds (the "County Bonds") issued to finance the convention center at World Golf Village. If the surrounding properties and related facilities comprising the World Golf Village project are not developed, not developed on a timely basis, are of an inferior quality, or if the annual pledged revenues from the World Golf Village component facilities are not adequate to support the required debt service on the County Bonds, the Company's results of operations at Vistana Resort at World Golf Village may be materially adversely impacted.

RISKS ASSOCIATED WITH CUSTOMER MORTGAGES RECEIVABLE

  Risks of Customer Default. The Company extends financing to purchasers of Vacation Ownership Interests at its resorts. These purchasers generally make a down payment equal to at least 10% of the sales price and borrow the remaining sales price from the Company. These borrowings historically bear interest at fixed rates, are secured by first mortgages on the underlying Vacation Ownership Interests and amortize over periods ranging up to seven years. The Company bears the risk of defaults under its customer mortgages on Vacation Ownership Interests. If a purchaser of a Vacation Ownership Interest defaults on the mortgage during the early part of the loan amortization period, the Company will not have recovered its marketing, selling (other than certain sales commissions), and general and administrative costs per Vacation Ownership Interest, and such costs will again be incurred in connection with the subsequent resale of the Vacation Ownership Interest. As is sometimes the practice in the vacation ownership industry, the Company does not verify the credit history of its customers. In addition, although in certain jurisdictions the Company may have recourse against a defaulting customer for the sales price of the Vacation Ownership Interest, the Company has not historically pursued such a remedy. Accordingly, no assurance can be given that the sales price will be fully or partially recovered from a defaulting customer, or in the event of such defaults, that the Company's established loan loss reserves will be adequate. The Company has recently begun to offer customer mortgages with a ten-year term. Although the increased term has been introduced on a limited basis, there can be no assurance that the inclusion of customer mortgages with a ten-year maturity will not have an adverse effect on the performance of the Company's portfolio of customer mortgages receivable. See "Business--Customer Financing."

  Risks Related to Funding Customer Mortgages Receivable. The Company funds its resort acquisition and development and operations in part by borrowing up to 90% of the aggregate principal amount of its customer mortgages receivable under its existing credit facilities. The Company does not presently have existing credit facilities or binding lender commitments to supply all of the financing the Company anticipates that it will need to construct and develop all of the resorts it plans to develop and market, and there can be no assurance that alternative or additional credit arrangements can be obtained on terms that are satisfactory to the Company. Accordingly, future sales of Vacation Ownership Interests may be limited by the availability of funds to finance the initial negative cash flow attributable to Vacation Ownership Interest sales financed by the Company (i.e., the amount by which the Company's product cost and marketing, sales and general administrative expenses per Vacation Ownership Interest exceeds the customer's down payment). In addition, if the Company were required to sell its customer mortgages receivable in order to satisfy its cash flow needs, the Company would cease to be eligible to report income attributable to sales of Vacation Ownership Interests on the installment sales method for federal income tax purposes and, as a result, the Company would be required to accelerate the payment of a substantial federal income tax liability with respect to the customer mortgages receivable sold. Such an event could have a material adverse effect on the Company's cash flow from operations. See "Business--Customer Financing."

RISKS ASSOCIATED WITH LEVERAGE

  It is likely that the Company's future business activities will be financed, in whole or in part, with indebtedness obtained pursuant to additional borrowings under the Company's existing credit facilities or under credit facilities to be obtained by the Company in the future. The definitive agreements with respect to these credit facilities could contain restrictive covenants which limit the Company's ability to, among other things, make capital expenditures, incur additional indebtedness and dispose of assets, or which require the Company to maintain certain financial ratios. The indebtedness incurred under these credit facilities may be secured by mortgages on a portion of the Company's vacation ownership resorts, customer mortgages receivable and other assets of the Company. In the event of a default by the Company under one or more or these credit facilities, the lenders could foreclose on the vacation ownership resorts secured by a mortgage or take possession of other assets pledged as collateral. In addition, the extent of the Company's leverage and the terms of the Company's indebtedness (such as requirements that the Company maintain certain debt-to-equity ratios) could impair the Company's ability to obtain additional financing in the future, to make acquisitions or to take advantage of significant business opportunities that may arise. Furthermore, the Company's indebtedness and related debt service obligations may increase its vulnerability to adverse general economic and vacation ownership industry conditions and to increased competitive pressures. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH HEDGING ACTIVITIES

  The Company has historically derived net interest income from its financing activities as a result of the difference between the interest rates it charges its customers who finance their purchase of a Vacation Ownership Interest and the interest rates it pays its lenders. There can be no assurance of a continued positive difference between fixed rates of interest applicable to the Company's customer mortgages receivable and the rates on the Company's existing indebtedness. Because the Company's indebtedness bears interest at variable rates and the Company's customer mortgages receivable bear interest at fixed rates, the Company bears the risk of increases in interest rates with respect to its indebtedness. The Company engages in limited interest rate hedging activities from time to time in order to reduce the risk and impact of increases in interest rates with respect to such indebtedness. Derivative instruments used by the Company consist only of interest rate swap agreements, which effectively fix the interest rate on the Company's variable interest rate indebtedness. The Company does not engage in any speculative or profit-motivated hedging activities. The Company is exposed to risks related to the nonperformance of the interest rate swap agreements by the other parties thereto. There can be no assurance that any such interest rate hedging activity will be adequate at any time to protect the Company fully from any adverse changes in interest rates. In addition, to the extent that interest rates decrease, the Company faces an increased risk that customers will pre-pay their mortgage loans, an event which would decrease the Company's income from financing activities. See "Business--Customer Financing."

LIMITED RESALE MARKET FOR VACATION OWNERSHIP INTERESTS

  The Company sells Vacation Ownership Interests to buyers for leisure and not investment purposes. The Company believes that the market for resale of Vacation Ownership Interests by such buyers is presently limited and that any resales of Vacation Ownership Interests are typically at prices substantially less than the original purchase price. These factors may make ownership of Vacation Ownership Interests less attractive to prospective buyers. In addition, attempts by buyers to resell their Vacation Ownership Interests may compete with sales of Vacation Ownership Interests by the Company. Moreover, the market price of Vacation Ownership Interests sold by the Company could be depressed by a substantial number of Vacation Ownership Interests offered for resale by the Company's customers.

RISKS ASSOCIATED WITH VACATION OWNERSHIP INTEREST EXCHANGE NETWORKS

  The attractiveness of Vacation Ownership Interests is enhanced significantly by the availability of exchange networks that allow owners of Vacation Ownership Interests to exchange the occupancy right granted by their Vacation Ownership Interest during a particular year for an occupancy right granted at another participating network resort. Several companies, including RCI, provide broad-based Vacation Ownership Interest exchange services, and each of the Company's operating resorts, other than its vacation ownership resorts in Colorado and Arizona (each of which is currently qualified for participation in the exchange network operated by II), is currently qualified for participation in the RCI exchange network. No assurance can be given that the Company will continue to be able to qualify its existing resorts, or will be able to qualify its future resorts, for participation in the RCI exchange network or any other exchange network, or that the Company's customers will continue to be satisfied with RCI's exchange network or any other exchange network. If such exchange networks cease to function effectively, if the Company's resorts are not accepted as exchanges for other desirable resorts, or if RCI or II cease to be leading Vacation Ownership Interest exchange networks, the Company's sales of Vacation Ownership Interests could be materially adversely affected. Moreover, the Company's agreement with RCI generally provides that until May 2001, the RCI exchange program will be the only exchange program permitted at resorts developed by the Company. In addition, each of the Company, and Messrs. Gellein and Adler have agreed that, until May 2001, each vacation ownership resort owned, developed or managed by an entity in which

Messrs. Gellein or Adler have a controlling interest will execute an affiliation agreement with RCI with an initial six-year term. HFS Incorporated recently merged with RCI and, accordingly, there can be no assurance that the Company's relationship with RCI will continue in the manner historically maintained. See "Business--Participation in Vacation Ownership Interest Exchange Networks."

RISKS ASSOCIATED WITH GOVERNMENTAL REGULATION

  The Company's marketing and sales of Vacation Ownership Interests and other resort operations are subject to extensive regulation by the federal government and the states in which the Company's resorts are located and in which its Vacation Ownership Interests are marketed and sold. Federal legislation to which the Company is or may be subject includes the Federal Trade Commission Act, the Fair Housing Act, the Truth-in-Lending Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Interstate Land Sales Full Disclosure Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act and the Civil Rights Acts of 1964 and 1968. The Florida Condominium Act and the Florida Vacation Plan and Timesharing Act extensively regulate the creation and management of timeshare condominiums, the marketing and sale of Vacation Ownership Interests, the escrow of purchaser funds and other property prior to completion of construction and closing, the content and use of advertising materials and promotional offers, the creation and operation of exchange programs and multi-site timeshare plan reservation systems, and the resale of Vacation Ownership Interests. In addition, many states have adopted similar legislation as well as specific laws and regulations regarding the sale of Vacation Ownership Interests. The laws of many states, including Arizona and Florida, require a designated state authority to approve a detailed offering statement describing the Company and all material aspects of the resort and sale of Vacation Ownership Interests at such resort. In addition, the laws of most states in which the Company sells Vacation Ownership Interests grant the purchaser of a Vacation Ownership Interest the right to rescind a contract of purchase at any time within a specified rescission period provided by law following the earlier of the date the contract was signed or the date the purchaser received the last of the documents required to be provided by the Company. Furthermore, most states have other laws which regulate the Company's activities, such as real estate licensure laws, travel sales licensure laws, anti-fraud laws, telemarketing laws, prize, gift and sweepstakes laws, and labor laws. The Company believes that it is in material compliance with all applicable federal, state, local and foreign laws and licensure laws, travel sales licensure laws, anti-fraud laws, telemarketing laws, prize, gift and sweepstakes laws, and labor laws. The Company believes that it is in material compliance with all applicable federal, state, local and foreign laws and regulations to which it is currently subject. However, there can be no assurance that the cost of compliance with such laws and regulations will not be significant or that the Company is in fact in compliance with such laws and regulations. In addition, there can be no assurance that laws and regulations applicable to the Company in any specific jurisdiction will not be revised or that other laws or regulations will not be adopted which could increase the Company's cost of compliance or prevent the Company from selling Vacation Ownership Interests or conducting other operations in such jurisdiction. Any failure to comply with any applicable law or regulation, or any increases in the costs of compliance could have a material adverse effect on the Company. See "Business--Governmental Regulation."

POTENTIAL ENVIRONMENTAL LIABILITIES

  Under various federal, state and local laws, the owner or operator of real property may be liable for the costs required to remove or remediate certain hazardous or toxic substances located on or in, or emanating from, such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Noncompliance by the Company with these and other environmental, health or safety requirements may result in the need to cease or alter operations at one or more of its resorts. Phase I environmental assessment reports (which typically involve inspection without soil sampling or ground water analysis) have been prepared by independent environmental consultants for each of the Company's existing resorts, properties under construction or being expanded and properties subject to acquisition. None of these reports indicate that any environmental conditions exist at any of these properties which would have a material adverse effect on the Company.

VARIABILITY OF QUARTERLY RESULTS

  The Company has historically experienced, and expects to continue to experience, quarterly fluctuations in its gross revenues and net income from the sale of its Vacation Ownership Interests and resort operations. The Company's revenues are moderately seasonal with owner and guest activity the greatest from February through April and June through August. In addition, earnings may be adversely impacted by the timing of the completion of the development of future resorts, changes in travel and vacation patterns, and weather or other natural disasters at the Company's resort locations. As the Company enters new markets, including Arizona, Colorado and South Carolina, it may experience increased or different seasonality when compared with its previous operating history. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

RISKS ASSOCIATED WITH RESORT MANAGEMENT

  The Company currently provides both hospitality and homeowners' association management services at its existing vacation ownership resorts and intends to provide, directly or indirectly, the same services at its future vacation ownership resorts pursuant to management agreements with the associations at such resorts. These agreements are generally for three-year terms which automatically renew unless terminated by the homeowners' association. If the Company is unable to manage a resort in a manner which maintains satisfaction among the homeowners, applicable law may give the homeowners' association rights to terminate the management agreement. For the six months ended June 30, 1997, approximately 1.6% of the Company's revenues were derived from management fees paid by homeowners' associations pursuant to the homeowners' association management agreements. No single management agreement with a homeowners' association accounted for more than 0.3% of the Company's revenues. There can be no assurance that a homeowners' association will not terminate its management agreement with the Company. Any such termination could have a material adverse effect on the results of the Company's resort management operations and revenues.

RISKS ASSOCIATED WITH TELECOMMUNICATIONS OPERATIONS

  The Company provides telecommunications services at certain of its resorts pursuant to contractual arrangements with each of the homeowners' associations at its resorts, as well as limited telecommunications design and installation services for third parties. These telecommunications services consist primarily of leasing telephone equipment, remarketing long distance telephone services and designing and installing telecommunications infrastructures. Risks associated with this aspect of the Company's business include cost overruns on design or installation contracts, liabilities in connection with products or services provided by the Company, increased competitive and regulatory pressures particularly with respect to long-distance rate pricing, and non-renewal or termination of the Company's telecommunications service contracts by a homeowners' association. In addition, there can be no assurance that the Company can continue to provide limited telecommunications design and installation services on a competitive or profitable basis.

UNINSURED LOSS; NATURAL DISASTERS

  There are certain types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure and for which the Company does not have insurance coverage. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its investment in a resort as well as the anticipated future revenues from such resort, and would continue to be obligated on any mortgage indebtedness or other obligations related to the resort. Moreover, if a homeowners' association fails to adequately insure the property committed to the condominium form of ownership (typically, all units, common areas, facilities and amenities), any uninsured or under-insured casualty may affect the Company's ability to collect customer mortgages receivable related to such condominium property. In addition, certain of the Company's vacation ownership resorts are located in areas that are susceptible to tropical storms and hurricanes. The Company's resorts could suffer significant damage as a result of wind storms, hurricanes, floods and other natural disasters. Any such damage, as well as adverse weather conditions generally, could impair the Company's ability to sell Vacation Ownership Interests at its resorts and adversely affect the Company's results of operation.

LIMITED TRADING HISTORY AND POSSIBLE VOLATILITY OF STOCK PRICE

  The Common Stock first became publicly traded on February 28, 1997. Since then, the per share price of the Common Stock has risen substantially from the Initial Public Offering price of $12.00 per share. Prior to and after the Offering, the market price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of new acquisitions, changes in financial estimates by securities analysts or other events or factors. The market price of the Common Stock also may be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. In addition, the stock market has experienced significant price and volume fluctuations affecting the market prices of equity securities of many companies and that have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations or financial condition. See "Price Range of Common Stock."

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Articles of Incorporation and By-Laws, as well as provisions of the Florida Business Corporation Act (the "FBCA"), may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider to be in the shareholder's best interest. For example, such provisions may deter tender offers for shares of Common Stock, or deter purchases of large blocks of shares of Common Stock, thereby limiting the opportunity for the Company's shareholders to receive a premium for their shares of Common Stock over then-prevailing market prices. These provisions include the following:

    Staggered Board of Directors. The Board of Directors of the Company consists of three classes of directors. The initial terms of the first, second and third classes of directors will expire in 1998, 1999 and 2000, respectively, and directors for each class will be elected for a three-year term upon expiration of the term of the directors in such class. In addition, the affirmative vote of two-thirds of the outstanding shares of Common Stock is required to remove a director. These provisions may have the effect of increasing the difficulty of one or more shareholders of the Company to elect directors of their choice to the Board of Directors of the Company or to remove a director. See "--Effective Control by Principal Shareholders; Shareholders' Agreement."

    Preferred Stock. The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights (including voting rights), preferences, privileges and restrictions of those shares without any vote of or action by the shareholders. The rights of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of the preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plan to issue any shares of preferred stock. See "Description of Capital Stock."

    Florida Business Corporation Act. Florida law contains provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Company's Board of Directors in connection with the proposed transaction. Certain of these provisions may, however, discourage a future acquisition of the Company not approved by the Board of Directors in which shareholders might receive an enhanced value for their shares, even though a substantial number or majority of the Company's shareholders might believe the acquisition is in their best interest. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the shares of Common Stock at a premium as well as create a depressive effect on the market price of the shares of Common Stock. See "Description of Capital Stock."

DIVIDENDS

  The Company does not anticipate that it will pay any dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Upon completion of the Offering, the Company will have outstanding an aggregate of 23,007,630 shares of Common Stock, excluding shares of Common Stock issuable upon exercise of stock options granted by the Company and 430,814 shares of Common Stock deliverable on a contingent basis in connection with the Acquisition. The shares of Common Stock offered hereby will be freely tradeable (other than by an "affiliate" of the Company, as such term is defined in the Securities Act) without restriction or registration under the Securities Act. The sale of a substantial number of shares of Common Stock, or the perception that such a sale might occur, could adversely affect prevailing market prices of the Common Stock. The Company is unable to make any prediction as to the effect, if any, that future sales of Common Stock or the availability of shares of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. In addition, any such sale or such perception could make it more difficult for the Company to sell equity securities or equity-related securities in the future at such time and price as the Company deems appropriate. All remaining outstanding shares of Common Stock may be sold under Rule 144 promulgated under the Securities Act, subject to holding period, volume, manner of sale, and other restrictions of Rule 144 and,
in certain cases, subject to a    -day lock-up agreement between the holder of
such shares and the Underwriters. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting." In addition, at certain times commencing two years following the completion of the Initial Public Offering, certain shares of Common Stock (i) held by the Principal Shareholders and (ii) purchased by certain employees of the Company pursuant to the exercise of options granted to such employees by the Principal Shareholders may be sold in the public market pursuant to certain registration statements which the Company is obligated to file with respect to such shares, or pursuant to an exemption from registration. Also, at certain times commencing one year following the completion of the Acquisition, certain shares of Common Stock held by the former owners of Success and Points may be sold in the public market pursuant to a registration statement which the Company is obligated to file with respect to such shares, or pursuant to an exemption from registration. See "Shares Available for Future Sale."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered by the Company hereby, based on an estimated offering price of $26 1/8 per share, after deducting estimated underwriting discounts and commissions and anticipated expenses of the Offering, are estimated to be
$     million ($     million, if the Underwriters' over-allotment option is
exercised in full). The Company intends to use approximately (i) $62.2 million of the net proceeds to repay outstanding indebtedness and accrued interest;
and (ii) $     million of the net proceeds to pay for the acquisition,
development and expansion of existing and future vacation ownership resorts and for working capital and general corporate purposes. Pending such uses, the Company will invest the net proceeds in commercial paper, bankers' acceptances, other short-term investment-grade securities and money-market accounts.

  Indebtedness to be repaid out of the net proceeds to the Company from the Offering bears interest at rates currently ranging between approximately 8.2% and 11.0% per annum and will mature at various times over the next seven years (except for indebtedness incurred to finance customer mortgages receivable, which amortizes based upon the collection of the underlying customer mortgages receivable and finally matures seven years from the date of the Company's last borrowing under such facility). Indebtedness to be repaid that was incurred within the last year was incurred for financing customer mortgages receivable, development of vacation ownership resorts, the Acquisition and general corporate purposes. None of the net proceeds from the Offering will be used to pay any delinquent indebtedness.

                                DIVIDEND POLICY

  Except for certain distributions made prior to and in connection with the Formation Transactions, the Company has never declared or paid any dividends on its capital stock. The Company does not anticipate declaring or paying cash dividends on its Common Stock in 1997 or in the foreseeable future. The Company currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the Board of Directors of the Company and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect of the payment of dividends and other factors that the Company's Board of Directors deems relevant.

                          PRICE RANGE OF COMMON STOCK

  The Initial Public Offering of Common Stock was consummated in March 1997 at an initial public offering price of $12.00 per share. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "VSTN." The following table sets forth, for the periods indicated, the range of high and low sale prices for the Common Stock, as quoted on the Nasdaq National Market.

                                                                COMMON STOCK
                                                             -------------------
                                                              HIGH      LOW
                                                             ------ ------------
Year Ending December 31, 1997:
  First Quarter (commencing February 28, 1997).............. 15 3/8 11/1///1//6/
  Second Quarter............................................ 15 1/2  9 3/8
  Third Quarter............................................. 21 1/2 14 7/8
  Fourth Quarter (through October 15, 1997).................    27  22 3/8

  A recent last reported sales price for the Company's Common Stock, as quoted on the Nasdaq National Market, is set forth on the cover of this Prospectus. On October 15, 1997, there were approximately 45 holders of record of the Company's Common Stock.

                                CAPITALIZATION

  The following table sets forth, as of June 30, 1997, the consolidated capitalization of the Company on an actual basis and as adjusted to give effect to the sale of the Common Stock offered hereby and the application of the net proceeds therefrom. This table should be read in conjunction with the historical financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. See "Use of Proceeds," "Selected Combined Historical Financial Information" and "Pro Forma Combined Financial Information."

                                                    AS OF JUNE 30, 1997
                                               ---------------------------------
                                                  ACTUAL         AS ADJUSTED
                                               --------------- -----------------
                                                        (UNAUDITED)
                                               (DOLLAR AMOUNTS IN THOUSANDS)
Debt:
  Notes and mortgages payable to financial
   institutions(1)............................ $        84,526   $
                                               ---------------   --------------
    Total.....................................          84,526
                                               ---------------   --------------
Shareholders' Equity:
  Preferred Stock, $.01 par value, 5,000,000
   shares authorized, none issued and out-
   standing...................................
  Common Stock, $.01 par value, 100,000,000
   shares authorized, 18,800,000 shares issued
   and outstanding (22,800,000 shares as
   adjusted for the Offering)(2)..............             188
  Additional paid-in capital..................          62,134
  Retained earnings...........................           3,746
  Total shareholders' equity..................          66,068
                                               ---------------   --------------
    Total capitalization...................... $       150,594   $
                                               ===============   ==============

--------
(1) Includes notes collateralized by customer mortgages receivable. Does not include approximately $24.0 million of indebtedness incurred in connection with the Acquisition and an additional $7.8 million borrowed under a mortgage receivable facility, both of which will be fully repaid with proceeds of the Offering. See "Use of Proceeds" and "Business--The Acquisition."
(2) Does not include an aggregate of 1,854,000 shares of Common Stock issuable pursuant to existing options granted pursuant to the Stock Plan, an aggregate of 638,444 shares of Common Stock issued in connection with the Acquisition, 207,630 of which were delivered at the closing and 430,814 of which are deliverable on a contingent basis, and up to 600,000 shares of Common Stock which the Underwriters may purchase from the Company pursuant to their over-allotment option. See "Management--Stock Plan," "Business-- The Acquisition" and "Underwriting."

       SELECTED COMBINED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AND OPERATING DATA)

  The following table sets forth selected combined historical financial information of the Company for the years ended December 31, 1992, 1993, 1994, 1995 and 1996. The selected combined historical financial information of the Company (excluding "Operating Data") for the three years ended December 31, 1996 was derived from the Company's Combined Financial Statements, which were audited by KPMG Peat Marwick LLP, independent auditors, whose report with respect to the three-year period ended December 31, 1996, together with such combined financial statements appears elsewhere herein. The selected combined historical financial information of the Company for the year ended December 31, 1993 was derived from audited financial statements of the Company not included herein. The selected combined historical financial information for the year ended December 31, 1992 of the Company has been derived from unaudited financial statements prepared by the Company. The selected combined historical financial information presented below as of and for the six months ended June 30, 1996 and 1997 are derived from the unaudited combined and consolidated financial statements of the Company included elsewhere in this Prospectus. In the opinion of the management of the Company, the unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information included herein. Results for interim periods are not necessarily indicative of results to be expected during the remainder of the current year or any future period.

  The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements of the Company and Notes thereto appearing elsewhere in this Prospectus.

                                                  HISTORICAL
                          -----------------------------------------------------------
                                          YEAR ENDED                    SIX MONTHS
                                         DECEMBER 31,                 ENDED JUNE 30,
                          ------------------------------------------- ---------------
                            1992     1993     1994     1995    1996    1996    1997
                          -------- -------- -------- -------- ------- ------- -------
STATEMENT OF OPERATIONS:
REVENUES:
 Vacation Ownership
  Interest sales........  $ 48,503 $ 55,658 $ 54,186 $ 50,156 $60,063 $28,622 $40,083
 Interest...............     4,662    5,096    7,654   12,886  15,546   7,149   8,923
 Resort.................     9,977   10,877   11,834   12,613  13,587   7,125   8,050
 Telecommunications.....     1,703    1,980    3,378    4,802   7,054   3,216   3,195
 Other..................       489      551      584      652     686     230     246
                          -------- -------- -------- -------- ------- ------- -------
Total revenues..........    65,334   74,162   77,636   81,109  96,936  46,342  60,497
                          -------- -------- -------- -------- ------- ------- -------
COSTS AND OPERATING
 EXPENSES:
 Vacation Ownership
  Interest cost of
  sales.................    10,254   11,521   11,391   12,053  14,595   7,195   9,276
 Sales and marketing....    17,689   21,866   22,872   22,318  27,877  12,569  18,287
 Loan portfolio
   Interest expense--
    treasury............     1,556    2,070    3,605    6,516   6,865   3,324   3,130
   Provision for
    doubtful accounts...     3,405    3,903    3,803    3,522   4,271   2,034   2,809
 Resort.................     8,594    9,493   10,037   10,585  11,089   5,984   6,562
 Telecommunications.....     1,358    1,537    2,520    3,654   5,613   2,597   2,580
 General and
  administrative........     6,628    7,419    7,988    6,979   7,873   3,377   4,957
 Depreciation and
  amortization..........       875      875    1,392    2,215   2,553   1,074   1,412
 Interest expense--
  other.................     2,523    2,269    2,106    3,168   4,154   2,040   1,071
 Other..................     1,688    1,318    1,241    1,020     443     145   1,470
 Deferred executive
  incentive
  compensation..........       402      380      332    3,448   1,114     553       0
                          -------- -------- -------- -------- ------- ------- -------
Total costs and
 operating expenses.....    54,972   62,651   67,287   75,478  86,447  40,892  51,554
                          -------- -------- -------- -------- ------- ------- -------
Operating income........    10,362   11,511   10,349    5,631  10,489   5,450   8,943
 Excess value
  recognized............     1,151      701      365      219     105      70      36
 Minority Interest......       --       --       --       --      --      --       50
                          -------- -------- -------- -------- ------- ------- -------
Income before income
 taxes & extraordinary
 item...................    11,513   12,212   10,714    5,850  10,594   5,520   9,029
 Provision for taxes....       --       --       --       --      --      --    2,803
 Non-recurring charge
  associated with the
  change of tax
  status................       --       --       --       --      --      --   13,201
                          -------- -------- -------- -------- ------- ------- -------
 Income (loss) before
  extraordinary item....    11,513   12,212   10,714    5,850  10,594   5,520  (6,975)
 Extraordinary item
  early extinguishment
  of debt (net of
  tax)..................       --       --       --       --      --      --      825
                          -------- -------- -------- -------- ------- ------- -------
Net income..............  $ 11,513 $ 12,212 $ 10,714 $  5,850 $10,594 $ 5,520 $(7,800)
                          ======== ======== ======== ======== ======= ======= =======

                                                    HISTORICAL
                          --------------------------------------------------------------------
                                           YEAR ENDED                          SIX MONTHS
                                          DECEMBER 31,                       ENDED JUNE 30,
                          ------------------------------------------------  ------------------
                            1992      1993      1994      1995      1996      1996      1997
                          --------  --------  --------  --------  --------  --------  --------
CASH FLOW DATA:
EBITDA(a)...............  $ 15,316  $ 16,725  $ 17,452  $ 15,468  $ 21,304  $ 10,803  $ 11,745
Cash flow provided by
 (used in):
 Operating activities...  $ 17,544  $ 10,602  $ 13,215  $ 12,524  $ 15,629  $  2,328  $  4,576
 Investing activities...  $(21,244) $(20,444) $(20,383) $(22,651) $(26,351) $ (8,112) $(14,810)
 Financing activities...  $  3,410  $ 11,085  $  6,512  $ 15,131  $  9,313  $  6,103  $ 13,189
OPERATING DATA:
Number of resorts at end
 of period .............         2         2         2         2         3         2         3
Number of Vacation
 Ownership Interests
 sold(b)................     4,980     5,679     5,582     5,190     5,794     2,805     4,056
Number of Vacation
 Ownership Interests in
 inventory at year
 end(c).................     1,967     3,781     3,822     3,054    14,774     3,142    13,421
Average price of
 Vacation Ownership
 Interests sold.........  $  9,740  $  9,801  $  9,707  $  9,664  $ 10,366  $ 10,204  $  9,882
BALANCE SHEET DATA (AT
 YEAR END):
Cash (including
 restricted cash).......  $  3,779  $  5,215  $  4,864  $ 10,788  $  9,981  $ 11,184  $ 14,131
Total assets............  $ 73,827  $ 99,431  $117,989  $140,651  $173,922  $150,089  $196,858
Long-term debt..........  $ 45,650  $ 57,474  $ 64,769  $101,504  $118,557  $109,384  $ 84,526
Shareholders' equity....  $ 12,254  $ 23,726  $ 33,658  $ 17,904  $ 26,648  $ 21,492  $ 66,068

--------
(a) As shown below, EBITDA represents net income before interest expense, income taxes, depreciation and amortization and excess value recognized which reflects the amortization of the difference between the fair value of the Company at the time of its purchase by Messrs. Gellein and Adler, and a third individual, less the purchase price paid to acquire the Company. EBITDA does not represent cash flows from operations and should not be considered to be an alternative to net income as an indicator of operations performance or to cash flows from operations as a measure of liquidity. In addition, the Company's presentation of EBITDA could differ from similar presentations prepared by other companies. Management believes that EBITDA represents a useful measure to evaluate the Company's results of operations without reference to its capitalization and tax structure. Management also believes EBITDA is a useful indicator of the Company's ability to service and/or incur indebtedness because it adjusts net income for non-cash expenditures, taxes and existing interest expenses. Management believes that the trends depicted by the changes in EBITDA set forth below demonstrate the Company's use of borrowing and the resultant increase in interest expense associated with its growth. The following table reconciles EBITDA to net income:

                                           YEAR ENDED                       SIX MONTHS
                                          DECEMBER 31,                    ENDED JUNE 30,
                             -------------------------------------------  ----------------
                              1992     1993     1994     1995     1996     1996     1997
                             -------  -------  -------  -------  -------  -------  -------
   Net Income..............  $11,513  $12,212  $10,714  $ 5,850  $10,594  $ 5,520  $(7,800)
   Interest expense--
    treasury...............    1,556    2,070    3,605    6,516    6,865    3,324    3,130
   Interest expense--
    other..................    2,523    2,269    2,106    3,168    4,154    2,040    1,071
   Taxes...................        0        0        0        0        0        0   15,499
   Depreciation and
    amortization...........      875      875    1,392    2,215    2,553    1,074    1,412
   Amortization of discount
    on customer mortgages
    receivable.............        0        0        0   (2,062)  (2,757)  (1,085)  (1,531)
   Excess value
    recognized.............   (1,151)    (701)    (365)    (219)    (105)     (70)     (36)
                             -------  -------  -------  -------  -------  -------  -------
   EBITDA..................  $15,316  $16,725  $17,452  $15,468  $21,304  $10,803  $11,745
                             =======  =======  =======  =======  =======  =======  =======

(b) Includes both annual and alternate-year Vacation Ownership Interests.
(c) Inventory classified as annual Vacation Ownership Interests.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined balance sheet as of June 30, 1997 presents the historical combined balance sheets of the Company and Success and Points. The purchase accounting adjustments, as described in the related notes, are calculated as if the Success and Points acquisition had been consummated effective June 30, 1997.

  The unaudited pro forma combined statements of income for the six months ended June 30, 1997 and for the year ended December 31, 1996 present the combined results of operations of the Company and Success and Points. The purchase accounting and other pro forma adjustments, as described in the related notes and below, are calculated as if the Success and Points acquisition had been effective January 1, 1996. In addition, the pro forma statements of operations give effect to (i) the Formation Transactions and the treatment of the combined Company as a C corporation rather than the treatment of the Affiliated Companies as S corporations and limited partnerships for federal income tax purposes; (ii) the Initial Public Offering and the application of the net proceeds to the Company therefrom; and (iii) the Acquisition. The pro forma combined financial information does not purport to represent what the Company's financial position and results of operations would actually have been if such transactions had in fact occurred on such dates. The pro forma adjustments are based on currently available information and upon certain assumptions that management believes are reasonable under current circumstances. The pro forma combined financial information and accompanying notes should be read in conjunction with the Company's Historical Combined Financial Statements and related Notes thereto, and other financial information pertaining to the Company included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Success and Points.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                             FORMATION
                                           TRANSACTIONS/
                                              INITIAL                 HISTORICAL
                                              PUBLIC                  THE SUCCESS
                                             OFFERING                  COMPANIES  ACQUISITION
                              HISTORICAL     PRO FORMA                AND POINTS   PRO FORMA    PRO FORMA
                             VISTANA, INC.  ADJUSTMENTS     SUBTOTAL  OF COLORADO ADJUSTMENTS     TOTAL
                             ------------- -------------   ---------- ----------- -----------   ----------
Revenues:
  Vacation Ownership
   Interest Sales..........   $   60,063     $     --      $   60,063   $14,062     $   --      $   74,125
  Interest.................       15,546           --          15,546     1,083         --          16,629
  Resort...................       13,587           --          13,587       119         --          13,706
  Telecommunications.......        7,054           --           7,054       --          --           7,054
  Other....................          686           --             686       685         --           1,371
                              ----------     ---------     ----------   -------     -------     ----------
      Total revenue........       96,936           --          96,936    15,949         --         112,885
                              ----------     ---------     ----------   -------     -------     ----------
Costs and operating
 expenses:
  Vacation Ownership
   Interests Cost of
   sales...................       14,595           --          14,595     3,351         --          17,946
  Sales and marketing......       27,877           --          27,877     5,967         --          33,844
  Loan portfolio:
    Interest expense--
     treasury..............        6,865          (961)(a)      5,904       199       1,963 (e)      8,066
    Provision for doubtful
     accounts..............        4,271           --           4,271       185         --           4,456
  Resort...................       11,089           --          11,089       --          --          11,089
  Telecommunications.......        5,613           --           5,613       --          --           5,613
  General and
   administrative..........        7,873           --           7,873     2,245         --          10,118
  Depreciation and
   amortization............        2,553          (258)(a)      2,295       --          828 (c)      3,123
  Interest expense--other..        4,154        (3,189)(a)        965       --          --             965
  Deferred executive
   compensation............        1,114           --           1,114       --          --           1,114
  Other....................          443           --             443        89         --             532
                              ----------     ---------     ----------   -------     -------     ----------
      Total costs and
       operating expenses..       86,447        (4,408)        82,039    12,036       2,791         96,866
                              ----------     ---------     ----------   -------     -------     ----------
      Operating income.....       10,489         4,408         14,897     3,913      (2,791)        16,019
Excess value recognized....          105           --             105       --          --             105
                              ----------     ---------     ----------   -------     -------     ----------
      Income before income
       taxes...............       10,594         4,408         15,002     3,913      (2,791)        16,124
Provision for income
 taxes.....................          --          5,382 (b)      5,382       204         541 (d)      6,127
                              ----------     ---------     ----------   -------     -------     ----------
      Net income (loss)....   $   10,594     $    (974)    $    9,620   $ 3,709     $(3,332)    $    9,997
                              ==========     =========     ==========   =======     =======     ==========
Historical net income per
 share of common stock.....   $     0.75
                              ==========
Historical weighted average
 shares outstanding........   14,175,000
                              ==========
Pro forma income per share
 of common stock...........                                $     0.51                           $      .53
                                                           ==========                           ==========
Pro forma weighted average
 shares of common stock
 outstanding...............                  1,482,044     18,800,000               207,630     19,007,630
                                             =========     ==========               =======     ==========

-------
(a) Reflects the effect on the 1996 historical statement of income of the assumed issuance of common stock on January 1, 1996 and the reduction of interest expense with the early retirement of $38.9 million of debt.
(b) Reflects the effect on the 1996 historical statement of income referred to in (a) above and assumes the Company had been treated as a C corporation, rather than the treatment of the Company's predecessors as S corporations and limited partnerships for federal income tax purposes.
(c) Reflects amortization of goodwill.
(d) Reflects the effect on the 1996 historical statement of income and assumes all of the entities comprising Success had been treated as C corporations, rather than as limited liability companies ("LLC's") for federal income tax purposes.
(e) Reflects interest expense on bank borrowings of approximately $24 million at LIBOR plus 2.5% (8.22% per annum at September 30, 1997). See "Use of Proceeds."

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997
                (AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                             FORMATION
                                        TRANSACTIONS/INITIAL
                                          PUBLIC OFFERING                     HISTORICAL       ACQUISITION
                           HISTORICAL        PRO FORMA                  THE SUCCESS COMPANIES   PRO FORMA
                          VISTANA, INC.     ADJUSTMENTS       SUBTOTAL  AND POINTS OF COLORADO ADJUSTMENTS     TOTAL
                          ------------- -------------------- ---------- ---------------------- -----------   ----------
Revenues:
 Vacation Ownership
  Interest Sales........   $   40,083        $     --        $   40,083        $11,462           $   --      $   51,545
 Interest...............        8,923              --             8,923          1,036               --           9,959
 Resort.................        8,050              --             8,050              6               --           8,056
 Telecommunications.....        3,195              --             3,195            --                --           3,195
 Other..................          246              --               246          1,040               --           1,286
                           ----------        ---------       ----------        -------           -------     ----------
     Total revenue......       60,497              --            60,497         13,544               --          74,041
                           ----------        ---------       ----------        -------           -------     ----------
Costs and operating
 expenses:
 Vacation Ownership
  Interests cost of
  sales.................        9,276              --             9,276          2,983               --          12,259
 Sales and marketing....       18,287              --            18,287          5,809               --          24,096
 Loan portfolio:
   Interest expense--
    treasury............        3,130             (358)(a)        2,772            340               982 (f)      4,094
   Provision for
    doubtful accounts...        2,809              --             2,809            177               --           2,986
 Resort.................        6,562              --             6,562            --                --           6,562
 Telecommunications.....        2,580              --             2,580            --                --           2,580
 General and
  administrative........        4,957              --             4,957          1,510               --           6,467
 Depreciation and
  amortization..........        1,412              --             1,412            --                420 (d)      1,832
 Interest expense--
  other.................        1,071             (356)(a)          715            --                --             715
 Other..................        1,470              --             1,470             96               --           1,566
                           ----------        ---------       ----------        -------           -------     ----------
     Total costs and
      operating
      expenses..........       51,554             (714)          50,840         10,915             1,402         63,157
                           ----------        ---------       ----------        -------           -------     ----------
     Operating Income...        8,943              714            9,657          2,629            (1,402)        10,884
Excess value
 recognized.............           36              --                36            --                --              36
Minority interest
 income.................           50              --                50            --                --              50
                           ----------        ---------       ----------        -------           -------     ----------
     Income before
      income taxes......        9,029              714            9,743          2,629            (1,402)        10,970
Provision for income
 taxes..................        2,803              900 (b)        3,703            695              (229)(e)      4,169
Non-recurring charge
 associated with the
 change in tax status...       13,201          (13,201)(c)          --             --                --             --
                           ----------        ---------       ----------        -------           -------     ----------
     Net income (loss)
      before
      extraordinary
      item..............   $   (6,975)       $  13,015       $    6,040        $ 1,934           $(1,173)    $    6,801
                           ==========        =========       ==========        =======           =======     ==========
Historical net income
 (loss) per share before
 extraordinary item.....   $    (0.40)
                           ==========
Historical weighted
 average shares
 outstanding............   17,317,956
                           ==========
Pro forma net income per
 share of common stock..                                     $     0.32                                      $     0.36
                                                             ----------                                      ----------
Pro forma weighted
 average shares of
 common stock
 outstanding............                     1,482,044       18,800,000                          207,630     19,007,630
                                             =========       ==========                          =======     ==========

--------
(a) Reflects the effect on the 1997 historical statement of income of the assumed issuance of common stock on January 1, 1997 and the reduction of interest expense with the early retirement of $38.9 million of debt.
(b) Reflects the effect on the 1997 historical statement of income referred to in (a) above and assumes the Company had been treated as a C corporation, rather than the treatment of the Company's predecessors as S corporations and limited partnerships for federal income tax purposes.
(c) Reflects the elimination of the non-recurring charge for deferred taxes that relate to the conversion of the tax status of the Company's predecessor entities.
(d) Reflects amortization of goodwill.
(e) Reflects the effect on the 1997 historical statement of income and assumes all of the entities comprising Success had been treated as C corporations, rather than as LLC's for federal income tax purposes.
(f) Reflects interest expense on bank borrowings of approximately $24 million at LIBOR plus 2.5% (8.22% per annum at September 30, 1997). See "Use of Proceeds."

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1997
               (AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                             HISTORICAL
                                        THE SUCCESS COMPANIES ACQUISITION
                           HISTORICAL       AND POINTS OF      PRO FORMA     COMPANY
                          VISTANA, INC.       COLORADO        ADJUSTMENTS   PRO FORMA
                          ------------- --------------------- -----------   ---------
         ASSETS
Cash and cash
 equivalents............    $  9,089           $   819          $   --      $  9,908
Restricted cash.........       5,042               --               --         5,042
Customer mortgages
 receivable, net........     111,129            19,527              --       130,656
Other receivables.......       3,959               988              --         4,947
Inventory of Vacation
 Ownership Interest.....      20,952             4,787              --        25,739
Construction in
 progress...............      13,001               --               --        13,001
                            --------           -------          -------     --------
    Total Vacation
     Ownership
     Interest...........      33,953             4,787                        38,740
Prepaid expenses and
 other assets...........      13,056               984                        14,040
Land held for
 development............       7,664               --               --         7,664
Property and equipment,
 net....................      12,966               459              --        13,425
Goodwill................         --                --            16,895 (a)   16,895
                            --------           -------          -------     --------
    Total assets........    $196,858           $27,564          $16,895     $241,317
                            ========           =======          =======     ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Accounts payable and
 accrued liabilities....    $  5,401           $ 1,298          $   873 (b) $  7,572
Accrued compensation and
 benefits...............       7,524               443              --         7,967
Customer deposits.......       7,008               201              --         7,209
Deferred income taxes...      15,217             1,518            1,367 (c)   18,102
Due to related parties..         --                285              --           285
Other liabilities.......       6,721               907              --         7,628
Notes and mortgages
 payable................      84,526             9,968           23,885 (d)  118,379
                            --------           -------          -------     --------
    Total liabilities...     126,397            14,620           26,125      167,142
Minority interest.......       4,393               --               --         4,393
Common stock............         188               --                 2 (e)      190
Additional paid-in
 capital................      62,134               --             3,712 (e)   65,846
Retained earnings.......       3,746               --               --         3,746
Equity..................         --             12,944          (12,944)(f)      --
                            --------           -------          -------     --------
    Total shareholders'
     equity.............      66,068            12,944           (9,230)      69,782
                            --------           -------          -------     --------
    Total liabilities
     and shareholders'
     equity.............    $196,858           $27,564          $16,895     $241,317
                            ========           =======          =======     ========

--------
(a) Reflects goodwill.
(b) Reflects accrued acquisition cost of $873.
(c) Reflects the change in the deferred tax liability due to the Acquisition.
(d) Reflects bank borrowings of $23,885 at 8.22% per annum to finance the cash portion of the Acquisition purchase price. See "Use of Proceeds."
(e) Reflects the issuance of 207,630 shares of Common Stock at $17.89 per share, the closing price of the Common Stock on the closing date of the Acquisition.
(f) Reflects the elimination of the investment in Success and Points' equity.

                          NOTES TO UNAUDITED PRO FORMA

                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE A. BASIS OF PRESENTATION

  The historical statements of operations for Success and Points for the year ended December 31, 1996 and for the six months ended June 30, 1997 include companies whose year ends were converted from March 31, to conform to the Company's year end of December 31.

NOTE B. GOODWILL

  Following is a calculation of goodwill:

                                                        ($ amounts in thousands)
      Total cost of the Acquisition*...................         $ 28,472
      Fair value of assets acquired....................          (11,577)
                                                                --------
      Goodwill.........................................         $ 16,895
                                                                ========

--------
   *Does not consider contingent consideration of approximately 430,000 shares of Common Stock (See Note C).

  At this time, the Company's management believes that the fair value of net assets acquired approximates Success and Points' book value.

NOTE C. CONTINGENT CONSIDERATION

  Payout of approximately 430,000 of the shares of Common Stock is contingent upon Success and Points achieving certain criteria. In each of the calendar years 1998 through 2000 upon satisfying certain net proceeds from sales levels as set forth in the Agreement and Plan of Reorganization, dated August 15, 1997, a portion of the contingent consideration can be earned by the selling parties. The Company's management has determined that the contingent consideration is an additional cost of the Acquisition, rather than compensation expense. In addition, such contingent shares are not assumed to be outstanding in the accompanying pro forma financial statements, as the amount is not recorded until the contingent criteria have been met. If the contingent criteria are met and the shares are distributed, the Company shall record the current fair value of the shares as an additional cost of the purchase. The potentially affected assets, most notably goodwill, shall be amortized over the remaining life of the assets. The estimated impact on future earnings through the amortization of goodwill associated with the contingent consideration would be approximately $380,000 per year assuming a stock price of $17.89 and assuming all of the contingent shares are earned. This adjustment will change based upon the fair value of the stock at the time the contingent shares are earned and based upon the number of shares earned.

NOTE D. AMORTIZATION PERIOD OF GOODWILL

  The goodwill as a result of the acquisition of Success and Points will be amortized over a 20-year period.

NOTE E. INCOME TAXES

  The pro forma total effective income tax rate was assumed to be 38%.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The Company was organized in December 1996 to combine the ownership of the vacation ownership resort acquisition, development and management businesses conducted by the Company's corporate and partnership predecessors. The Company generates revenues from the sale and financing of annual and alternate-year Vacation Ownership Interests at its resorts, which typically entitle the purchaser to ownership of a fully-furnished unit for a one-week period, on either an annual or alternate-year basis, respectively. For purposes of the following discussion, sales of Vacation Ownership Interests reflect sales of both annual Vacation Ownership Interests and alternate-year Vacation Ownership Interests each as a sale of a single Vacation Ownership Interest. The Company generates additional revenues from resort operations, which include room rental operations and auxiliary resort operations such as food and beverage sales, and from management fees and telecommunications services provided by the Company at its resorts and limited telecommunications design and installation services provided for third parties.

  The Company recognizes revenues attributable to sales of Vacation Ownership Interests on an accrual basis after the execution of a binding sales contract between the Company and the purchaser, receipt by the Company of a down payment of at least 10% of the sales price and the expiration of any applicable statutory rescission period. The Company historically has not sold Vacation Ownership Interests prior to completion of construction; however, in connection with the Embassy Vacation Resort--Myrtle Beach the Company is selling, and in other appropriate circumstances may sell, Vacation Ownership Interests prior to completion of construction. To the extent the Company sells Vacation Ownership Interests prior to completion of construction in the future, the Company intends to recognize such sales in accordance with the percentage of completion method in addition to the factors identified above. Costs associated with the acquisition and development of vacation ownership resorts, including carrying costs such as interest and taxes, are generally capitalized and subsequently recorded as a cost of sales as the related revenues are recognized.

  The Company, through its predecessor corporations and partnerships, has operated in the vacation ownership industry since 1980. In December 1986, the Company was sold to a corporate acquiror. In November 1991, Messrs. Gellein and Adler, together with a third individual, acquired the Company from the corporate acquiror. In May 1995, the Company purchased (the "Executive Repurchase") the entire interest in the Company held by the third individual, who was a shareholder/executive of the Company. Also in May and September 1995, the Company redeemed options (the "Option Redemption") to purchase interests in the partnerships which operate Vistana Resort and Vistana's Beach Club, which were held by two institutions who had purchased receivables from the Company. Together, the Executive Repurchase and the Option Redemption affected the financial results in that the Company incurred additional debt to finance the Executive Repurchase and the Option Redemption. Additionally, in connection with the Executive Repurchase, the Company paid its former shareholder/executive for a five-year covenant-not-to-compete, which is being amortized through April 2000.

RESULTS OF OPERATIONS

  The following discussion of results of operations relates to entities comprising the Company on a combined historical basis prior to the Acquisition. Results of operations only reflect operations of entities in existence for each respective reporting year. The following table sets forth certain combined operating information for the entities comprising the Company for the three years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997.

                                                                 SIX MONTHS
                                           YEARS ENDED             ENDED
                                           DECEMBER 31            JUNE 30
                                      -----------------------  ---------------
                                       1994    1995    1996     1996     1997
                                      ------  ------  -------  -------  ------
STATEMENT OF OPERATIONS:
AS A PERCENTAGE OF TOTAL REVENUES
 Vacation Ownership Interest sales..    69.8%   61.8%    62.0%    61.8%   66.3%
 Interest revenue...................     9.9%   15.9%    16.0%    15.4%   14.7%
 Resort revenue.....................    15.2%   15.6%    14.0%    15.4%   13.3%
 Telecommunications revenue.........     4.4%    5.9%     7.3%     6.9%    5.3%
 Other..............................     0.7%    0.8%     0.7%     0.5%    0.4%
                                      ------  ------  -------  -------  ------
   Total revenues...................   100.0%  100.0%   100.0%   100.0%  100.0%
                                      ======  ======  =======  =======  ======
AS A PERCENTAGE OF VACATION
 OWNERSHIP INTEREST SALES
 Vacation Ownership Interest cost of
  sales.............................    21.0%   24.0%    24.3%    25.1%   23.1%
 Sales and marketing................    42.2%   44.5%    46.4%    43.9%   45.6%
 Provision for doubtful accounts....     7.0%    7.0%     7.1%     7.1%    7.0%
AS A PERCENTAGE OF INTEREST REVENUES
 Interest expense--treasury.........    47.1%   50.6%    44.2%    46.5%   35.1%
AS A PERCENTAGE OF TOTAL REVENUES
 General and administrative.........    10.3%    8.6%     8.1%     7.3%    8.2%
 Depreciation and amortization......     1.8%    2.7%     2.6%     2.3%    2.3%
 Interest expense--other............     2.7%    3.9%     4.3%     4.4%    1.8%
 Other..............................     1.6%    1.3%     0.5%     0.3%    2.4%
   Total costs and operating
   expenses.........................    86.7%   93.1%    89.2%    88.2%   85.2%
AS A PERCENTAGE OF RESORT REVENUES
 Resort expenses(1).................    84.8%   83.9%    81.6%    84.0%   81.5%
AS A PERCENTAGE OF
 TELECOMMUNICATIONS REVENUES
 Telecommunications expenses(1).....    74.6%   76.1%    79.6%    80.8%   80.8%
SELECTED OPERATING DATA:
 Number of resorts at year end......       2       2        3        2       3
 Number of Vacation Ownership
  Interests sold(2).................   5,582   5,190    5,794    2,805   4,056
 Number of Vacation Ownership
  Interests in inventory at end of
  period(3).........................   3,822   3,054   14,774    3,142  13,421
 Average price of Vacation Ownership
  Interests sold....................  $9,707  $9,664  $10,366  $10,204  $9,882

--------
(1) Does not include interest and depreciation expenses.
(2) Includes both sales of annual and alternate-year Vacation Ownership
    Interests.
(3) Inventory classified as annual Vacation Ownership Interests.

 Comparison of the six months ended June 30, 1997 to the six months ended June 30, 1996.

  For the six months ended June 30, 1997, the Company recognized total revenues of $60.5 million compared to $46.3 million for the six months ended June 30, 1996, an increase of $14.2 million, or 30.6%. This increase is primarily due to a $11.5 million increase in sales of Vacation Ownership Interests from $28.6 million during 1996 to $40.1 million during 1997, an increase of 40.0%. Vacation Ownership Interest sales increased due to a 44.6% increase in the number of Vacation Ownership Interests sold, reduced by a 3.2% decrease in the average sales price due to the inclusion of the Hampton Vacation Resort--Oak Plantation which has a lower sales price. The increase in Vacation Ownership Interests sold was a result of expanded sales and marketing programs, both in central Florida and internationally, and sales of Vacation Ownership Interests at the Hampton Vacation Resort--Oak Plantation which were included in sales for 1997 but not for 1996.

  Interest income increased 24.8%, from $7.1 million to $8.9 million due to a 26.1% increase in the average principal amount of net customer mortgages receivable from $83.8 million to $105.6 million (despite a decline in the average interest rate on customer receivables from 14.2% to 13.9%). Also included in interest income is the discount amortization on customer mortgages receivable recognized during the comparable six month periods ended June 30, 1997 and June 30, 1996 of $1.5 million and $1.1 million, respectively, relating to the repurchase of customer mortgages receivable. This discount resulted from a 1995 transaction in which the Company reacquired customer mortgages receivable (pursuant to a related clean-up call provision) which had been previously sold in 1991 as well as recognition of a discount on certain customer mortgages receivable repurchased in 1996 (pursuant to a related clean-up call provision) from an investment partnership. As of June 30, 1997, $4.0 million of total unamortized discount remained and is expected to be amortized through 1999.

  Resort revenue increased 13.0%, from $7.1 million to $8.1 million, as a result of increased room rentals primarily from the impact of additional room rentals at the Hampton Vacation Resort--Oak Plantation, which are included for the six months ended in June 30, 1997, but not in the same period in 1996. Telecommunication revenues (guest telephone charges relating to the existing resorts and revenues from contracting services provided to third parties) remained relatively constant against the comparable six month period ended June 30, 1996.

  Total operating costs and expenses increased $10.7 million or 26.1% from $40.9 million in the period ending June 30, 1996 to $51.6 million in the comparable 1997 period, but declined as a percentage of total revenue from 88.2% in 1996 to 85.2% in 1997. Vacation Ownership Interest product costs, as a percentage of Vacation Ownership Interest revenues, decreased from 25.1% in 1996 to 23.1% in 1997, as a result of sales in the current period of phases with relatively lower per unit costs at the Vistana Resort--Orlando and the Hampton Vacation Resort--Oak Plantation. Sales and marketing expenses increased 45.5% from $12.6 million in 1996 to $18.3 million in 1997 during the comparable six month period principally due to the 40.0% increase in related Vacation Ownership Interest sales and the Company's sales facilities expansion. As a percentage of Vacation Ownership Interest sales, selling and marketing expenses increased from 43.9% in the period ended June 30, 1996 to 45.6% in the period ended June 30, 1997 as a result of higher marketing costs, as well as expenses related to increased international sales, which carry higher sales and marketing costs, and from the opening of new national and international sales facilities.

  Loan portfolio expenses consisting of interest expense-treasury decreased to $3.1 million in 1997 from $3.3 million in 1996 primarily as a result of the interest benefit obtained as a result of the debt repayment made from a portion of the proceeds of the Initial Public Offering. Provision for doubtful accounts remained relatively constant at 7.0% of Vacation Ownership Interest revenues in 1997 compared to 7.1% in 1996. The Company periodically monitors its provision for doubtful accounts to provide for future losses associated with any defaults on customer mortgages receivable and provides for additions to the reserve as a percentage of Vacation Ownership Interests sold in the applicable period. Management believes that the provision is adequate for such future losses. Resort and telecommunication expenses increased at a rate commensurate with that of related revenues.

  General and administrative expenses increased from $3.4 million for the six months ended June 30, 1996 to $5.0 million for the six months ended June 30, 1997, increasing as a percent of total revenues, from 7.3% in 1996 to 8.2% in 1997. The increase in general and administrative expenses was the result of (i) increased revenue levels and commensurate business activities; (ii) the addition of a number of senior managers and key executives in order to build the management and organizational infrastructure necessary to efficiently manage the Company's future growth; (iii) the Company's expenses as a public company, including the filing of periodic public reports; and (iv) added salary, travel and office expenses attributable to the current and planned growth in the size of the Company. Depreciation and amortization remained constant at 2.3% as a percentage of total revenues in both respective periods reflecting the added costs of depreciation from capital additions being spread over a larger revenue base. Interest expense-other decreased from 4.4% in 1996 as a percentage of total revenue to 1.8% in the same period of 1997 due to early extinguishment of debt from funds provided by the Initial Public Offering.

  Operating income increased 64.1% to $8.9 million, or 14.8% of total revenues, during the six months ended June 30, 1997 from $5.5 million, or 11.8% of total revenues, during the six months ended June 30, 1996.

  As the result of the Initial Public Offering and the Formation Transactions, the Company became subject to federal, state and foreign income taxes and was required to record a nonrecurring deferred tax liability of $13.2 million for cumulative temporary differences between financial reporting and tax reporting. For the six months ended June 30, 1997, the Company also recorded a deferred income tax expense provision of $2.8 million, less $0.5 million relating to the extraordinary item which was recorded net of tax. The deferred tax assets, deferred tax liabilities and the current tax provision were estimated based on management's most recent information as of June 30, 1997. The provision for income taxes reflects the income tax expense from the date of the formation through June 30, 1997.

  The Company reports most of its sales of Vacation Ownership Interests on the installment method for federal income tax purposes. As a result, the Company does not recognize taxable income on these sales until the installment payments have been received from the Company's customers. The Company became subject to the federal alternative minimum tax ("AMT") as a result of the deferred income which results from the installment sales method in the period ended June 30, 1997. In the quarter ended June 30, 1997, the Company began paying State of Florida AMT and the Company expects to pay State of Florida AMT for the balance of the fiscal year.

  Under Section 453(l) of the Internal Revenue Code, interest may be imposed on the amount of tax attributable to the installment payments on customer receivables for the period beginning on the date of sale and ending on the date the related tax is paid. If the Company is otherwise not subject to pay tax in a particular year, no interest is imposed since the interest is based on the amount of tax paid in that year. The Company has not included a provision for any of this interest since it is not currently subject to tax. However, in the future it may become so. The Company continues to monitor its tax provision and may adjust it to provide for this interest in the future.

  During the first quarter of 1997, the Company repaid $38.9 million of debt. The Company recorded an expense relating to the write-off of previously capitalized fees and prepayment penalties of $0.8 million, net of related tax benefits of $0.5 million.

 Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995

  For the year ended December 31, 1996, the Company recognized total revenues of $96.9 million compared to $81.1 million for the year ended December 31, 1995, an increase of $15.8 million, or 19.5%. This increase is primarily the result of a $9.9 million increase in sales of Vacation Ownership Interests from $50.2 million during 1995 to $60.1 million during 1996, an increase of 19.8%. Sales of Vacation Ownership Interests increased primarily as a result of (i) a 7.3% increase in the average sales price of Vacation Ownership Interests, and
(ii) an 11.6% increase in the number of Vacation Ownership Interests sold from 5,190 to 5,794. The increase in Vacation Ownership Interests sold was the result of the Company's marketing activities in central Florida and a 110.4% increase in sales generated by the Company's internationally-based marketing efforts which grew from $4.7 million in 1995 to $9.9 million in 1996.

  Interest revenue increased 20.6% from $12.9 million to $15.5 million due to a 24.4% increase in the principal amount of net customer mortgages receivable from $80.5 million to $100.2 million, and an increased average contractual yield on the Company's customer mortgages receivable portfolio from 13.9% to 14.4%. Also included in interest revenue, discount amortization recognized on customer mortgages receivable increased 33.7% from $2.1 million to $2.8 million as the Company recognized discount amortization for the full period in 1996, as compared to a portion of the period in 1995. This discount resulted from a 1995 transaction in which the Company re-acquired customer mortgages receivable (pursuant to a related clean-up call provision pertaining to the original transaction) which had been previously sold in 1991 as well as recognition of a discount on certain customer mortgages receivable repurchased in 1996 (pursuant to a related clean-up call provision pertaining to the original transaction) from an investment partnership. As of December 31, 1996, $5.5 million of the unamortized discount remained and is expected to be amortized over the next four years.

  Resort revenues increased 7.7%, from $12.6 million to $13.6 million, as a result of increased room rentals and retail operations at Vistana Resort in Orlando. Telecommunications revenues (guest telephone charges relating to the existing resorts and revenues from contracting services provided to third parties) increased 46.9%, from $4.8 million to $7.1 million, due to increased telephone usage by resort guests and an increase in contracting revenues from $3.5 million to $5.7 million.

  Operating costs and expenses increased 14.5% from $75.5 million to $86.5 million, although, as a percentage of total revenues, operating costs and expenses decreased from 93.1% in 1995 to 89.2% in 1996. Product costs, telecommunications expenses and resort expenses increased at a rate commensurate with or in excess of that of related revenues. Loan portfolio costs, general and administrative expenses, and depreciation increased at rates less than the rate by which revenues increased. Provision for doubtful accounts remained relatively constant at 7.1% of revenues in 1996. The Company annually monitors its provision for doubtful accounts to provide for future losses associated with any defaults on customer mortgages receivable and provides for additions to the reserve as a percentage of Vacation Ownership Interests sold in the applicable period. Management believes that the provision is adequate for such future losses. Interest expense-treasury increased due to increased borrowings secured by customer mortgages receivable. Depreciation and amortization increased at a rate lower than that of total revenues reflecting the leveraging of these costs and assets over a larger revenue base. In addition, operating costs and expenses decreased by $2.3 million as a result of a decrease in the amount of deferred executive incentive compensation.

  Costs of sales as a percentage of Vacation Ownership Interest sales increased from 24.0% in 1995 to 24.3% in 1996 reflecting a larger percentage of Vacation Ownership Interests sold in 1996 compared to 1995 from a more expensive phase at Vistana Resort in Orlando, resulting from a relatively greater per unit cost for land and amenities than prior phases. The Company expects to complete sales from this higher-cost phase in mid-1997 and in future periods the Company expects later phases to have relatively lower costs for land and amenities.

  Sales and marketing expenses increased 24.9% from $22.3 million to $27.9 million. As a percentage of Vacation Ownership Interest sales, these expenses increased from 44.5% to 46.4%. This increase is attributable to higher overall sales levels as well as opening expenses associated with expanded international sales facilities and the commencement of sales activities at the Hampton Vacation Resort--Oak Plantation during the fourth quarter of 1996.

  General and administrative expenses increased 12.8% from $7.0 million to $7.9 million. However, as a percentage of total revenues, these costs decreased from 8.6% to 8.1%. Resort expenses as a percentage of resort revenues decreased from 83.9% to 81.6% due to growth in management fee income while telecommunications expenses as a percentage of telecommunications revenues increased from 76.1% to 79.6% due to a higher mix of revenues from contracting which carries a higher cost of sales.

  Interest expense-treasury (consisting of interest paid on borrowings secured by customer mortgages receivable) increased 5.4% from $6.5 million to $6.9 million. This increase reflects higher borrowings secured by customer mortgages receivable to fund growth in the Company's operations and the relatively higher interest income described above. However, as a percentage of interest income, interest expense-treasury decreased from 50.6% to 44.2%. Interest expense-other increased $1.0 million, or 31.1%, to $4.2 million in 1996 as a result of the impact for the full twelve months of the debt associated with the Executive Repurchase and Option Redemption.

  During 1995, the Company amended certain senior executives' employment agreements, which increased deferred executive incentive compensation, on a cumulative basis, from 1991 through 1995. As a result, deferred executive incentive compensation decreased by 67.7% to $1.1 million in 1996 from $3.4 million in 1995. The Company entered into new employment agreements with its senior executives effective upon completion of the Initial Public Offering and, as a result, anticipates that there will be no equivalent expense after 1996. See "Management--Employment Agreements."

  Pre-tax income increased 81.1% from $5.9 million to $10.6 million.

 Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994.

  For the year ended December 31, 1995, the Company recognized total revenues of $81.1 million compared to $77.6 million for the year ended December 31, 1994, an increase of $3.5 million or 4.5%. Such increase is primarily due to higher interest revenue, telecommunications revenue and resort revenue, which offset a 7.4% decrease in revenues from sales of Vacation Ownership Interests from $54.2 million to $50.2 million. The decrease in Vacation Ownership Interests sold is primarily the result of a $4.8 million decrease in sales from the Company's marketing activities in central Florida.

  Interest revenue increased 68.4%, from $7.7 million to $12.9 million, due to a 25.7% increase in the principal amount of net customer mortgages receivable from $64.0 million to $80.5 million. The year-end weighted average interest rate on the customer mortgages receivable portfolio increased from 13.7% to 13.9% per annum. The Company also recognized additional interest revenue of $2.1 million in 1995 as a result of the recognition of a discount amortization on certain customer mortgages receivable repurchased (pursuant to a related clean-up call provision pertaining to the original transaction) from an investment partnership.

  Resort revenues increased 6.6%, from $11.8 million to $12.6 million, as a result of the increased number of rooms rented. Telecommunications revenues increased by 42.2% from $3.4 million to $4.8 million. This increase is primarily due to a $1.2 million increase in revenues derived from contracting services provided to third parties.

  Operating costs and expenses increased by 12.2% from $67.3 million to $75.5 million. As a percentage of total revenues, operating costs and expenses increased from 86.7% to 93.1%. This increase is primarily attributable to a $3.1 million increase in deferred executive incentive compensation expense resulting from an amendment to certain senior executives' employment agreements. Additionally, there was an increase in cost of sales of Vacation Ownership Interests as a percentage of Vacation Ownership Interest sales from 21.0% to 24.0% due to (i) the commencement of sales of Vacation Ownership Interests at a new phase at Vistana Resort, which had a corresponding greater per unit land and amenity cost than prior phases, and (ii) an increased percentage of sales of Vacation Ownership Interests at Vistana's Beach Club (which have a lower average sales price per unit than those at Vistana Resort and a higher product cost as a result of the high-rise nature of the construction), from 8.5% of all Vacation Ownership Interests sold in 1994 to 16.1% in 1995 which carried a higher product cost.

  Sales and marketing costs as a percentage of Vacation Ownership Interest sales increased from 42.2% in 1994 to 44.5% in 1995, reflecting decreased efficiencies of the Company's marketing activities in central Florida and increased sales costs.

  General and administrative costs decreased 12.6%, from $8.0 million to $7.0 million, due principally to a decrease in aggregate executive compensation and related costs payable by the Company as a result of the Executive Repurchase.

  Interest expense-treasury increased 80.7%, from $3.6 million to $6.5 million, due to an increase in hypothecation activities pursuant to which the total amount of notes payable secured by customer mortgages receivable increased from a year-end balance of $44.5 million in 1994 to a year-end balance of $65.9 million in 1995. This increased borrowing funded a 14.9% increase in inventory and units under construction during 1995, from $15.9 million at December 31, 1994 to $18.3 million at December 31, 1995. The Company's interest expense-other increased 50.4% from $2.1 million to $3.2 million. The increase in interest expense-other is attributable to indebtedness incurred in connection with the Executive Repurchase and the Option Redemption. Both interest expense-treasury and interest expense-other increased in 1995 in part due to the full-year effect in 1995 of higher interest rates which rose during 1994 and were sustained at higher levels throughout 1995.

  Resort expenses increased 5.5% from $10.0 million in 1994 to $10.6 million in 1995. Telecommunications expenses increased 45.0% from $2.5 million in 1994 to $3.7 million in 1995, primarily as a result of an increase in the percentage of costs attributable to contracting services provided to third parties. These increases were consistent with the increases in resort and telecommunications revenues, respectively.

  During 1995, the Company amended certain senior executives' employment agreements, which increased deferred executive incentive compensation, on a cumulative basis, from 1991 through 1995. This had the effect of increasing deferred executive incentive compensation to $3.4 million in 1995 from $0.3 million in 1994. See "Management--Employment Agreements."

  Pre-tax income decreased 45.4%, from $10.7 million to $5.9 million.

LIQUIDITY AND CAPITAL RESOURCES

  The Company generates cash from operations from the sales and financing of Vacation Ownership Interests, resort operations, management activities and telecommunication services. With respect to the sale of Vacation Ownership Interests, the Company generates cash for operations from (i) customer down payments and (ii) third party financing of customer mortgages receivable in amounts typically equal to 90% of the related customer mortgage receivable. The Company generates additional cash from the financing of Vacation Ownership Interests equal to the difference between the interest charged on the customer mortgages receivable (which averaged 13.9% at June 30, 1997) and the interest paid on the notes payable secured by the Company's pledge of such customer mortgages receivable (which averaged 10.5% at June 30, 1997). Cash provided by operations for the six months ended June 30, 1997 and 1996 increased to $4.6 million from $2.3 million, primarily due to improved operating results in the first six months of 1997.

  Net cash used in investing activities for the six months ended June 30, 1997 and 1996 was $14.8 million and $8.1 million, respectively, principally due to increased sales of Vacation Ownership Interests and the related increase in customer mortgages receivable.

  Net cash provided by financing activities was $13.2 million during the six month period ended June 30, 1997 versus a net cash provided in 1996 of $6.1 million primarily due to the Company's issuance in the first quarter of 1997 of 4,625,000 shares of Common Stock in the Initial Public Offering resulting in approximately $49.5 million of net proceeds. The net proceeds of the Initial Public Offering were used by the Company to repay $38.9 million of outstanding debt. The remaining $10.6 million is being used to fund expansion and to provide the Company with working capital.

  The Company's current credit facilities (the "Credit Facilities") provide for term loans, of which $28.4 million were outstanding as of June 30, 1997, and revolving lines of credit of which $56.2 million were outstanding as of June 30, 1997 against total available capacity at that date of $166.1 million. As of June 30, 1997, the Company's term loans accrued interest at various rates between 8.4% and 11.3% per annum, and the Company's revolving lines of credit accrued interest at rates between 9.75% and 10.50% per annum. Approximately $72 million of the Company's indebtedness bears interest at variable rates based on fixed spreads over a specified prime rate. The Company's indebtedness under the Credit Facilities is secured primarily by pledges of the Company's receivables (primarily its customer mortgages receivable), mortgages on certain of the Company's unsold inventory of Vacation Ownership Interests and other owned real and personal property. The terms of certain of the Credit Facilities impose certain operating and financial restrictions upon the Company, including, without limitation, (i) maintenance of a minimum tangible net worth by certain of the Company's operating subsidiaries; (ii) maintenance of certain financial ratios, including the ratio of selling expenses to net Vacation Ownership Interest sales; and (iii) limitations on cash distributions by certain of the Company's operating subsidiaries to the amount of the subsidiary's net income or net cash flow (subject to certain exceptions for tax and other permitted distributions).

  The Company requires funds, which it obtains from its current Credit Facilities, to finance the acquisition and development of vacation ownership resorts and related inventory, and to finance customer purchases of Vacation Ownership Interests. Historically, these funds have been provided by indebtedness secured by a portion of the Company's inventory of unsold Vacation Ownership Interests, customer mortgages receivable and other assets. Of the amounts outstanding under the Credit Facilities, as of June 30, 1997, the Company had $27.6 million outstanding under its notes payable secured by its land and Vacation Ownership Interest inventory, $52.3 million outstanding under its notes payable secured by customer mortgages receivable and $4.7 million of other secured and unsecured notes payable. As of June 30, 1997, the Company's scheduled principal payments on its long-term indebtedness through 2001 (excluding payments on Credit Facilities secured primarily by customer mortgages receivable and Vacation Ownership Interest inventory) were $1.0 million in 1997, $1.4 million in 1998, $1.4 million in 1999, $1.1 million in 2000 and $.7 million in 2001.

  Subsequent to June 30, 1997, the Company entered into the following additional credit facilities: (i) three customer mortgage receivable based revolving credit facilities aggregating $55.0 million; and (ii) a $12.7 million loan facility for the construction of the Embassy Vacation Resort--Myrtle Beach and related amenities. As of September 30, 1997, these loans accrued interest at various rates between 8.2% and 9.0%.

  Also subsequent to June 30, 1997, the Company entered into a nonbinding letter agreement with a major international bank for the establishment of $90 million in new credit facilities. These facilities include: (i) a $70.0 million warehouse facility to finance customer purchases of Vacation Ownership Interests, and (ii) an unsecured $20 million revolving credit facility for general corporate purposes. The letter agreement also contemplates the eventual securitization of customer mortgage receivables which collateralize the warehouse lending facility. The warehouse lending facility would bear interest at the London Inter-Bank Offering Rate ("LIBOR") plus 1.0% and the revolving credit facility would bear interest at LIBOR plus 2.25%. The new credit facilities are expected to include certain financial and operating covenants. The lender's obligation to provide these credit facilities is subject to the receipt of final credit approval, execution of mutually satisfactory legal documentation and other customary conditions; accordingly, there can be no assurance that the new credit facilities will be established or that if established the terms will be as described above.

  The Company intends to pursue a growth-oriented strategy. Accordingly, the Company may, from time to time acquire, among other things, additional vacation ownership resorts and additional land upon which vacation ownership resorts may be developed and companies operating resorts or having vacation ownership assets, management, sales or marketing expertise commensurate with the Company's operations in the vacation ownership industry. The Company is also currently considering the acquisition of several additional land parcels for the development of additional resorts. The Company also evaluates additional asset and operating company acquisitions, but presently has no contracts or capital commitments relating to any such potential acquisitions.

  Subsequent to June 30, 1997, the Company purchased from an affiliate of PGA of America approximately 25 acres of land adjacent to an existing 36-hole golf facility owned by another affiliate of PGA of America in Port St. Lucie, Florida. The present plan is for the property to contain approximately 387 units, representing a total of 19,737 Vacation Ownership Interests. The purchase price for this property was $3.75 million, and the Company financed its purchase of the property through the payment of $1.5 million in cash from its existing working capital and the issuance of a non-interest bearing note to the seller in the principal amount of approximately $2.2 million.

  In the future, the Company may negotiate additional credit facilities, issue debt, or enter into customer mortgages receivable securitizations. Any debt incurred or issued by the Company may be secured or unsecured, bear interest at fixed or variable rates, and be subject to terms and conditions approved by management. The Company has historically enjoyed good credit relationships and has been successful in establishing new relationships and expanding existing credit facilities as its growth and opportunities have necessitated. Management believes the Company will continue to be able to borrow in this manner.

  The Company believes that the net proceeds to the Company from the Offering together with cash generated from operations and future borrowings, will be sufficient to meet the Company's working capital and capital expenditure needs for its current operations for the next 12 months. However, depending upon the Company's growth opportunities and the conditions in the capital and other financial markets, and other factors, the Company may from time to time consider the issuance of debt, equity or other securities, the proceeds of which may be used to finance acquisitions, to refinance debt or for general corporate purposes.

INFLATION

  Inflation and changing prices have not had a material impact on the Company's revenues, operating income and net income during any of the Company's three most recent fiscal years. Due to the current economic climate, the Company does not expect that inflation and changing prices will have a material impact on the Company's revenues, operating income or net income. To the extent inflationary trends affect short-term interest rates, a portion of the Company's debt service costs may be affected as well as the rates the Company charges on its customer mortgages.

SEASONALITY

  The Company's revenues are moderately seasonal with owner and guest activity the greatest from February through April and June through August. Success and Points' revenues are moderately seasonal with owner and guest activity the greatest from June 15 to Labor Day and Christmas to Easter. As the Company expands into new markets and geographic locations it may experience new seasonality dynamics creating fluctuations in operating results. See "Risk Factors--Variability of Quarterly Results."

                                    BUSINESS

  Founded in 1980, the Company is a leading developer and operator of high quality timeshare resorts in the United States. The Company's principal operations consist of (i) acquiring, developing and operating timeshare resorts, also known as vacation ownership resorts; (ii) marketing and selling Vacation Ownership Interests; and (iii) providing financing to its customers for their purchase of Vacation Ownership Interests at the Company's vacation ownership resorts. The Company's pro forma total revenues for the year ended December 31, 1996 and the six months ended June 30, 1997 were approximately $113 million and $74 million, respectively. See "--Summary Combined Historical and Pro Forma Financial Information of the Company."

  The Company currently operates and sells Vacation Ownership Interests at six vacation ownership resorts. Three of these resorts are in Florida (Vistana Resort in Orlando, Hampton Vacation Resort--Oak Plantation in Kissimmee, and Vistana's Beach Club on Hutchinson Island), two in Colorado (Eagle Point in Vail and Falcon Point in Avon) and one in Arizona (Villas of Cave Creek located north of Scottsdale). These existing resorts represented a combined total of 1,571 existing units (85,476 Vacation Ownership Interests) as of June 30, 1997. The Company has three additional resorts under development. These resorts (Embassy Vacation Resort--Myrtle Beach in South Carolina with 44 units under construction and pre-construction sales underway, Vistana Resort at World Golf Village near St. Augustine, Florida with 102 units under construction, and PGA Vacation Resort by Vistana in Port St. Lucie, Florida with construction of 40 units to commence in early 1998) are anticipated to add approximately 186 units (9,486 Vacation Ownership Interests) to the Company's selling capacity during 1998. In addition, the Company acts as exclusive sales and marketing agent for a large vacation ownership resort in Colorado and plans to begin construction, and commence sales, of a second Arizona resort during 1998 on land under contract in Scottsdale.

  During its 17-year history, the Company has sold in excess of $600 million of Vacation Ownership Interests and has developed an ownership base of over 60,000 Vacation Ownership Interest owners residing in more than 100 countries. The Company was the first to open a vacation ownership resort in the Orlando, Florida market, which has become one of the largest vacation ownership resort markets in the world in terms of Vacation Ownership Interests sold. Raymond L. Gellein, Jr., the Company's Chairman and Co-Chief Executive Officer, and Jeffrey A. Adler, its President and Co-Chief Executive Officer, have been employed by the Company since 1980 and 1983, respectively. Additionally, Messrs. Gellein and Adler serve as the chairman of the Florida chapter of ARDA and as a director of ARDA, respectively. Under their direction, the Company has fostered a values-driven business culture that emphasizes excellence and quality relationships with its employees, customers and business partners.

  The quality and customer appeal of the Company's vacation ownership resorts have been recognized through industry awards and by several leading travel publications. At June 30, 1997, the Company's flagship resort, Vistana Resort in Orlando, contained 1,116 units developed in seven phases on a 135-acre landscaped complex featuring swimming pools, tennis courts, restaurants and other recreational amenities. In 1995 and 1996, Conde Nast Traveler magazine selected Vistana Resort as a "Gold List" resort, the only vacation ownership resort to be included as one of the top 500 resorts in the world. Similarly, the most recent Zagat Survey of U.S. Hotels, Resorts & Spas ranked Vistana Resort as one of the top resorts in Orlando, commenting that it contains the "most luxurious villas in Orlando." Each of the Company's existing Florida-based resorts is rated as a Gold Crown resort by RCI, and the Villas of Cave Creek and Falcon Point are rated as Five Star Resorts by II. Two of the Company's resorts under development, Vistana Resort at World Golf Village and the Embassy Vacation Resort--Myrtle Beach, have already achieved the Gold Crown designation from RCI. In 1996, approximately 13% of the resorts reviewed by RCI received a Gold Crown rating, the highest rating awarded by RCI, and approximately 18% of the resorts reviewed by II received a Five Star rating, the highest rating awarded by II.

  As part of its operating strategy, the Company seeks to develop strategic relationships with selected parties in order to broaden and enhance its marketing and sales efforts and to provide additional vacation ownership resort development opportunities. In furtherance of this strategy, as described below, the Company has entered into (i) an exclusive joint venture agreement with Promus, a leading hotel company in the United States; (ii) a long-term affiliation agreement with a subsidiary of PGA of America; and (iii) a limited partnership which has the exclusive right to develop and market Vacation Ownership Interests at World Golf Village. The Company intends to continue to develop and expand strategic alliances that will create opportunities to develop unique, high quality vacation ownership resorts and broaden and enhance its marketing and sales efforts.

THE VACATION OWNERSHIP INDUSTRY

  The Market. The resort component of the leisure industry is primarily serviced by two alternatives for overnight accommodations: commercial lodging establishments and vacation ownership resorts. Commercial lodging consists principally of hotels and motels in which a room is rented on a nightly, weekly or monthly basis for the duration of the visit and is supplemented by rentals of privately-owned condominium units or homes. For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment can be expensive and the space provided relative to the cost is not economical. In addition, room rates at such establishments are subject to change periodically and availability is often uncertain. For these and other reasons, vacation ownership presents an economical and reliable alternative to commercial lodging for many vacationers.

  First introduced in Europe in the mid-1960s, vacation ownership has been one of the fastest-growing segments of the hospitality industry during the past two decades. In 1994 (the latest period for which ARDA information is available), the industry experienced a record year, with 384,000 new owners and purchases of 560,000 Vacation Ownership Interests resulting in a sales volume of $4.76 billion (up from approximately $490 million in 1980). Based on other industry information, the Company believes that vacation ownership sales exceeded $5.0 billion in 1995. As shown in the following charts, the worldwide vacation ownership industry has expanded significantly since 1980 both in terms of the number of Vacation Ownership Interests sold and total sales volume:

                                      LOGO

                                      LOGO
 Source: American Resort Development Association, The 1995 Worldwide Timeshare
                                   Industry.

  In addition, the vacation ownership industry has experienced consistent and steady growth from 1990 through 1994, achieving average annual growth rates of approximately 10.2% in sales volume, 14.6% in number of owners and 8.4% in number of Vacation Ownership Interests sold per year.

  The Economics. The Company believes that national lodging and hospitality companies are attracted to the vacation ownership concept because of the industry's relatively low product cost and high profit margins and the recognition that vacation ownership resorts provide an attractive alternative to the traditional hotel-based vacation. In addition, vacation ownership resorts allow hotel companies to leverage their brands into additional resort markets where demand exists for accommodations beyond traditional rental-based lodging operations.

  The Consumer. According to information compiled by ARDA for the year ended December 31, 1994, the prime market for Vacation Ownership Interests consists of individuals in the 40-55 year age range who are reaching the peak of their earning power and are rapidly gaining more leisure time. The median age of a Vacation Ownership Interest buyer at the time of purchase is 46. The median annual household income of current Vacation Ownership Interest owners in the United States is approximately $63,000, with approximately 35.0% of all Vacation Ownership Interest owners having annual household income greater than $75,000 and approximately 17.0% of such owners having annual household income greater than $100,000. Despite the growth in the vacation ownership industry, less than 2% of all United States households own a Vacation Ownership Interest. As of December 31, 1994, Vacation Ownership Interest ownership had achieved only an approximate 3.0% market penetration among United States households with income above $35,000 per year and 3.9% market penetration among United States households with income above $50,000 per year. Approximately 52% of all owners of Vacation Ownership Interests reside in the United States.

  According to the ARDA study, the three primary reasons cited by consumers for purchasing a Vacation Ownership Interest are (i) the ability to exchange the Vacation Ownership Interest for accommodations at other resorts through exchange networks such as RCI (cited by 82% of Vacation Ownership Interest purchasers), (ii) the economic savings compared to traditional hotel resort vacations (cited by 61% of purchasers) and (iii) the quality and appeal of the resort at which they purchased a Vacation Ownership Interest (cited by 54% of purchasers). According to the ARDA study, Vacation Ownership Interest buyers have a high rate of repeat purchases. Approximately 41% of all Vacation Ownership Interest owners own more than one Vacation Ownership Interest which represents approximately 65% of the industry inventory, and approximately 51% of all owners who bought their first Vacation Ownership Interest before 1985 have since purchased a second Vacation Ownership Interest. In addition, the ARDA study noted that customer satisfaction generally increases with length of ownership, age, income, multiple location ownership and access to Vacation Ownership Interest exchange networks.

  The Company believes it is well-positioned to take advantage of these demographic trends because of the location and quality of its resorts, the average sales price of its Vacation Ownership Interests and the participation of its resorts in RCI and II. The Company expects the vacation ownership industry to continue to grow as the baby-boom generation continues to enter the 40-55 year age bracket, the age group which contained the most Vacation Ownership Interest purchasers in 1994.

GROWTH STRATEGIES

  The Company's goal is to expand its position as a leading developer and operator of vacation ownership resorts by (i) continuing sales of Vacation Ownership Interests at the Company's existing resorts; (ii) developing and selling additional vacation ownership resorts; (iii) improving operating margins; and (iv) pursuing selected acquisition opportunities. To achieve this goal, the Company intends to adhere to its core operating strategies of obtaining extensive access to qualified buyers, promoting sales and marketing excellence and delivering memorable vacation experiences to its owners and guests.

  Continuing Sales at the Company's Existing Resorts. The Company sold 4,910 Vacation Ownership Interests during the six months ended June 30, 1997 at existing resort properties, generating $51.5 million in Vacation Ownership Interest sales, on a pro forma basis. The Company intends to continue to market its existing inventory of Vacation Ownership Interests and to make available for sale, based on consumer demand, additional Vacation Ownership Interests through expansion at the Company's existing vacation ownership resorts. At June 30, 1997, the inventory of Vacation Ownership Interests at existing resorts was 14,773.

  The Company intends to maintain its position as a leader in the Orlando vacation ownership market (a popular vacation destination with over 36 million visitors annually) by developing and selling an additional 423 units at Vistana Resort, representing an additional 21,573 Vacation Ownership Interests. In addition, the Company plans to continue sales at the Hampton Vacation Resort--Oak Plantation, a 242-unit former apartment complex located in the Orlando market, which the Company is converting in phases into a vacation ownership resort. This property is owned by a partnership in which the Company holds an approximately 67% controlling ownership interest. As of June 30, 1997, the Hampton Vacation Resort--Oak Plantation had an unsold inventory of approximately 11,735 Vacation Ownership Interests.

  The Company added its resorts in Arizona and Colorado in September 1997 as a result of the acquisition of Success and Points. It plans to continue sales of existing inventory at these resorts and to expand them where possible. At the Company's 58-unit Falcon Point Resort, located in Avon, Colorado, 409 Vacation Ownership Interests remained for sale at June 30, 1997, with an additional 24 units (representing 1,224 Vacation Ownership Interests) planned for future development. At the Company's 54-unit Eagle Point Resort, located in Vail, Colorado, 54 Vacation Ownership Interests remained available for sale at June 30, 1997. At the Company's 25-unit Villas of Cave Creek Resort, located outside of Scottsdale, Arizona, 849 Vacation Ownership Interests remained available for sale with another 10 units (representing 510 Vacation Ownership Interests) planned for future development.

  Developing and Selling Additional Resorts. The Company intends to rely on its operating knowledge and strategic alliances to develop additional vacation ownership resorts, including the following projects currently in development:

    Vistana Resort at World Golf Village. In the fall of 1996, the Company commenced construction of the 102-unit first phase (representing 5,202 Vacation Ownership Interests), of a 408-unit vacation ownership resort at World Golf Village. The first phase is expected to be completed in the second quarter of 1998. Constituting the centerpiece of a planned community under development near St. Augustine, Florida, World Golf Village is a destination resort which will contain the World Golf Hall of Fame, championship golf courses, a golf academy, a hotel and convention center, restaurants, retail facilities and other amenities. The Company holds a 37.5% controlling ownership interest in a limited partnership, which has the exclusive right to develop and market Vacation Ownership Interests at World Golf Village, and has exclusive multi-year marketing agreements for solicitation at key locations throughout World Golf Village, including the hotel/conference center, golf course, Walk of Champions and retail facilities. The Company also has entered into an agreement with PGA Tour Golf Course Properties, Inc. that allows the Company access to PGA Tour databases for marketing purposes. See "--Description of the Company's Resorts."

    The Company believes that World Golf Village and the golf industry in general represent attractive opportunities for expansion and the development of future vacation ownership resorts by the Company. The Company views the World Golf Village project as a unique, high-profile opportunity to expand its vacation ownership resort business through the golf market in a manner that will facilitate access to qualified customers and maintain and enhance the Company's reputation. In addition, by developing a vacation ownership resort at World Golf Village under the Vistana name and through a partnership which the Company controls, but in which it has a minority interest, the Company believes it has adopted a strategy which allows for risk diversification without sacrificing operational control or the opportunity to build its brand awareness.

    Embassy Vacation Resort--Myrtle Beach. In December 1996, the Company acquired an initial 14 acres of unimproved land in Myrtle Beach, South Carolina for the development of the Embassy Vacation Resort--Myrtle Beach. The Company also has an option until December 31, 2003 to acquire up to 26 additional acres of contiguous property for phased expansion of the resort. The Company commenced construction of the 44-unit first phase of this resort (representing 2,244 annual Vacation Ownership Interests) during the third quarter of 1997 and began pre-sales in May 1997. The first phase is expected to be completed in the first quarter of 1998. The Company believes Myrtle Beach represents an attractive, growing market for the expansion of its portfolio of vacation ownership resorts. Similar to Orlando, Myrtle Beach has a large number of visitors whose length of stay averages approximately five days. Consistent with its key operating strategies, the Company has procured substantial marketing affiliations with significant tourist venues in the Myrtle Beach area.

    PGA Vacation Resort by Vistana. The Company is the exclusive vacation ownership resort development company of PGA of America. In September 1997, the Company acquired 25 acres of land adjacent to an existing 36-hole championship golf facility owned by a subsidiary of PGA of America in Port St. Lucie, Florida. The property, located approximately 40 miles north of Palm Beach Gardens, Florida, is planned to contain approximately 387 units (representing a total of 19,737 Vacation Ownership Interests). The first phase is expected to be completed during the fourth quarter of 1998. The Company believes that PGA of America, through its approximately 20,000 golf professionals and the Company's license to use PGA of America's name, initials, trademark and logo, will provide strategic marketing opportunities for the Port St. Lucie vacation ownership resort and any future PGA Vacation Resorts developed by the Company. In addition, in September 1997, the Company and PGA of America executed a long-term affiliation agreement which provides for the development of future vacation ownership resorts and marketing and golf access agreements for the Port St. Lucie, Florida property. With members at approximately 9,000 of the nation's leading golf facilities, PGA of America, which recently celebrated its 80th anniversary, administers several professional golf tournaments, including the PGA Championship, the Ryder Cup matches, the PGA Seniors' Championship, the MasterCard PGA Grand Slam and the PGA Club Professional Championship. Together with Vistana Resort at World Golf Village, the Company's affiliation with PGA of America provides it with high-profile relationships in the golf industry. See "--Description of the Company's Resorts."

    Embassy Vacation Resort--Scottsdale. Embassy Vacation Resort--Scottsdale will consist of an estimated 150 units, representing 7,650 Vacation Ownership Interests, and will be constructed by the Company on approximately 10 acres of land which the Company intends to acquire prior to December 1997 pursuant to an existing contract entered into by Success and Points. The Company anticipates that it will commence construction of the 150 units during the first half of 1998.

    Promus Relationship. In December 1996, the Company and Promus entered into an exclusive five-year agreement to jointly acquire, develop, market and operate vacation ownership resorts, in North America. Promus is a wholly-owned operating subsidiary of Promus Hotel Corporation, a New York Stock Exchange company, which is one of the largest companies in the hotel industry. As of December 31, 1996, Promus Hotel Corporation had over 10,000 employees system-wide and owns, manages and/or franchises more than 900 hotels, containing over 115,000 rooms and suites.

    Promus has agreed that the Company will be the sole franchisee in North America of the Hampton Vacation Resort and the Homewood Vacation Resort brands, and one of only two franchisees in North America of the Embassy Vacation Resort brand. The Promus Agreement precludes the Company from acquiring or developing vacation ownership resorts with any other multi-hotel brand, but preserves its ability to develop vacation ownership resorts in combination with non-hotel brands (such as PGA of America), to acquire or develop vacation ownership resorts under the Vistana name (other than in certain selected markets agreed to by the parties), and to develop vacation ownership resorts with unique, non-multi-hotel brand hotel properties. The Company currently operates the Hampton Vacation Resort--Oak Plantation, is developing the Embassy Vacation Resort--Myrtle Beach and intends to develop a vacation ownership resort in Scottsdale, Arizona under the Embassy Vacation Resort brand name, in each case under a franchise arrangement. The Company and Promus have agreed on six markets in which the Company and Promus will focus their joint venture efforts. These six markets consist of three coastal areas of Florida, including Miami, Naples and Panhandle; the coastal region between Jacksonville, Florida and Myrtle Beach, South Carolina; Scottsdale, Arizona; and Palm Springs, California. The Company intends to develop additional vacation ownership resorts under the Hampton Vacation Resort and the Embassy Vacation Resort brand names in the future and may exercise its right to develop vacation ownership resorts under the Homewood Vacation Resort name, either jointly or as franchise. The Company and Promus are evaluating locations for the joint development of vacation ownership resorts; however, at this time no commitments exist for any joint venture resorts. See "Business--Affiliation with Promus."

    The Company believes that its strategic relationship with Promus will offer growth opportunities with respect to the development and operation of vacation ownership resorts by enhancing its sales and marketing of Vacation Ownership Interests and providing further management expertise. The Company anticipates that such growth opportunities will occur as a result of Promus' strong brand recognition, large customer base and extensive product development, marketing, management and information technology capabilities. Moreover, the Company believes that its strategic relationship with Promus will offer the Company access to a target market of prospective customers who, because of their favorable demographics and, in the case of Promus' Embassy Suites and the Homewood Suites hotel brands, preference for suite accommodations, will respond favorably to the Company's resorts. The Company believes that the Embassy Vacation Resort, the Hampton Vacation Resort and the Homewood Vacation Resort brands will generally (i) conform to the relative price points; (ii) target similar customers; and (iii) effect similar brand segmentation, as applicable to Promus' Embassy Suites, the Hampton Inn and the Homewood Suites hotel brands, respectively. See "-- Affiliation with Promus."

    Improving Operating Margins. The Company intends to improve operating margins by reducing (i) its financing costs by entering into more favorable borrowing agreements and (ii) its general and administrative costs as a percentage of revenues. In furtherance of this intention, the Company has recently entered into new project financing and receivables financing at more favorable rates than those historically enjoyed and is negotiating new credit facilities which, if established, will be on terms that management believes are favorable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    Pursuing Selected Acquisition Opportunities. The Company from time to time seeks opportunities to acquire vacation ownership assets and operating companies that may be successfully integrated into the Company's existing operations and enhance the Company's sales, marketing and resort ownership. However, the Company currently has no contracts or capital commitments relating to any other such acquisitions.

    In utilizing this strategy, on September 16, 1997, the Company completed the Acquisition of Success and Points. The Company acquired the stock of Success and Points for a purchase price of approximately $24.0 million in cash and 638,444 shares of Common Stock of the Company. Payout of 430,814 of such shares is contingent upon Success and Points achieving certain operating criteria for calendar years 1998 through 2000. Success and Points own and operate one vacation ownership resort in Arizona (the Villas of Cave Creek near Scottsdale, Arizona) and two vacation ownership resorts in Colorado (Eagle Point Resort in Vail, Colorado and Falcon Point Resort in Avon, Colorado) and serves as the exclusive sales and marketing agent for a fourth resort. As a result of the Acquisition, the Company has a contract to purchase undeveloped land in Scottsdale, Arizona on which the Company intends to develop Embassy Vacation Resort--Scottsdale.

    The Company believes Success and Points will serve as a strong foundation for sales, marketing and resort operations in the western region of the U.S. and provide the Company with experience in direct marketing to consumers in Arizona and Colorado. As a result of the strategic relationships and operational expertise gained in this Acquisition, the Company believes it will be better able to identify additional developments and acquisitions in Arizona, Colorado and other western states.

    The Company has historically provided financing for approximately 93% of its customers, who are required to make a down payment of at least 10% of the Vacation Ownership Interest's sales price and generally pay the balance of the sales price over a period of seven years. The Company typically borrows from third-party lending institutions in order to finance its loans to Vacation Ownership Interest buyers. As of June 30, 1997, the Company had a portfolio of approximately 21,400 loans to customers totaling approximately $125.2 million, with an average contractual yield of 13.9% per annum (compared to the Company's weighted average cost of funds of 10.5% per annum). As of June 30, 1997 (i) approximately 3.1% of the Company's customer mortgages receivable were 60 to 120 days past due; and
  (ii) approximately 5.3% of the Company's customer mortgages receivable were more than 120 days past due and the subject of legal proceedings. In addition, as of such date, the Company's allowance for loss on customer mortgages receivable was approximately $10.0 million. During the 6 months ended June 30, 1997, the Company charged approximately $3.0 million against such reserve (net of recoveries of related Vacation Ownership Interests).

    The Company provides hospitality management, operations, maintenance and telecommunications services at its resorts. Pursuant to management agreements between the Company and the homeowners' associations at its existing resorts, the Company has the responsibility and authority for the day-to-day operation of these resorts. In addition, the Company provides telecommunications design and installation services for third parties on a limited basis.

    This Prospectus relates only to the sale of Common Stock offered hereby. Shareholders of the Company are not entitled to any rights with respect to any of the Company's resorts solely as a result of their ownership of Common Stock.

THE RESORTS

  The following table sets forth certain information as of June 30, 1997 and for the six months then ended regarding each of the Company's existing vacation ownership resorts, resorts under construction and planned resorts (including existing and planned resorts acquired in the Acquisition), including location, the year sales of Vacation Ownership Interests commenced (or are expected to commence), the number of existing and total planned units, the number of Vacation Ownership Interests sold at each existing resort since its development by the Company and the number of Vacation Ownership Interests sold during the six months ended June 30, 1997, the average sales price of Vacation Ownership Interests sold in 1997 and the number of Vacation Ownership Interests available for sale currently and after giving effect to planned expansion. The exact number of units ultimately constructed and Vacation Ownership Interests available for sale at each resort may differ from the following planned estimates based on, among other things, future land use, project development, site layout considerations and customer demand. In addition, the Company's construction and development of new vacation ownership resorts or additional units at its existing resorts (and sales of the related Vacation Ownership Interests) is dependent upon general economic conditions and other factors and may also be subject to delay as a result of certain circumstances, some of which are not within the Company's control. See "Risk Factors."

                                                                            VACATION                       UNSOLD
                                                                           OWNERSHIP                 VACATION OWNERSHIP
                                                                           INTERESTS      AVERAGE       INTERESTS AT
                                              YEAR SALES  UNITS AT RESORT   SOLD(A)        SALES         RESORTS(A)
                                              COMMENCED/  --------------- ------------     PRICE     -------------------
   VACATION OWNERSHIP                         EXPECTED TO          TOTAL                    IN        CURRENT   PLANNED
         RESORT                LOCATION       COMMENCE(B) CURRENT PLANNED TOTAL  1997     1997(A)    INVENTORY EXPANSION
------------------------  ------------------- ----------- ------- ------- ------ -----    -------    --------- ---------
EXISTING RESORTS:
Vistana Resort (c)        Orlando, Florida        1980     1,116   1,539  58,383 3,459(d) $10,259(d)   1,657    21,573
Vistana's Beach           Hutchinson Island,
 Club (e)                 Florida                 1989        76      76   3,899    50    $ 9,318         29         0
Hampton Vacation
 Resort--Oak
 Plantation (f)           Kissimmee, Florida      1996       242     242     680   547    $ 7,552     11,735         0
Eagle Point Resort (g)    Vail, Colorado          1985        54      54   3,757   207    $ 7,773         54         0
Falcon Point Resort (h)   Avon, Colorado          1985        58      82   3,437   152    $10,964        409     1,224
Villas of Cave Creek (i)  Cave Creek, Arizona     1996        25      35     587   495    $11,239        849       510
RESORTS UNDER
 DEVELOPMENT:
Embassy Vacation
 Resort--Myrtle Beach     Myrtle Beach,
 (j)                      South Carolina          1997       --      550     --    --         --         --     28,050
Vistana Resort at World   St. Augustine,
 Golf Village (k)         Florida                 1998       --      408     --    --         --         --     20,808
PGA Vacation Resort by    Port St. Lucie,
 Vistana (l)              Florida                 1998       --      387     --    --         --         --     19,737
PLANNED RESORTS:
Embassy Vacation          Scottsdale,
 Resort--Scottsdale (m)   Arizona                 1998       --      150     --    --         --         --      7,650
                                                           -----   -----  ------ -----                ------    ------
                                                 TOTAL     1,571   3,523  70,743 4,910                14,733    99,552
                                                           =====   =====  ====== =====                ======    ======

--------
(a) The Company sells both annual Vacation Ownership Interests (entitling the owner to the use of a unit for a one-week period on an annual basis) and alternate-year Vacation Ownership Interests (entitling the owner to the use of a unit for a one-week period on an alternate-year basis) with respect to 51 weeks per units per year for each of its units, with one week reserved for maintenance of the unit (although historically sales at Eagle Point, Falcon Point and Villas of Cave Creek have been based on 52 weeks per units per year). Accordingly, the Company is generally able to sell 51 annual Vacation Ownership Interests or 102 alternate-year Vacation Ownership Interests per unit. For purposes of calculating Vacation Ownership Interests Sold and Average Sales Price in 1997, data with respect to Vacation Ownership Interests reflects Vacation Ownership Interests sold regardless of classification as an annual or alternate-year Vacation Ownership Interest. For purposes of calculating Unsold Vacation Ownership Interests at Resorts, both the Current Inventory and Planned Expansion numbers are based on sales of Vacation Ownership Interests on an annual basis only and assume the sale of 51 weeks per year. To the extent that alternate-year Vacation Ownership Interests or 52 weeks per year are sold, the actual number of unsold Vacation Ownership Interests at Resorts would be increased.
(b) Dates listed represent the dates the Company began recording (or expects to begin recording) sales of Vacation Ownership Interests for financial reporting purposes.
(c) Vistana Resort consists of seven development phases, six of which have been completed and one of which is currently under construction. The number of units at Vistana Resort at June 30, 1997 includes (i) 1,116 current existing units and (ii) 423 additional planned units (representing an additional 21,573 unsold annual Vacation Ownership Interests). Construction of 59 additional units was completed in the third quarter of 1997. The Company constructs additional units at various times depending upon general market conditions and other factors. Accordingly, construction of the remaining 364 additional units is intended to be commenced from time to time as conditions merit. Figures with respect to this resort assume that all units to be constructed will consist of one- and two-bedroom units; however, the actual number of additional Vacation Ownership Interests resulting from planned construction could vary depending upon the configuration of these units.
(d) Includes 1,010 alternate-year Vacation Ownership Interests with an average sales price of $7,529 and 2,449 annual Vacation Ownership Interests with an average sales price of $11,385.
(e) Vistana's Beach Club consists of two buildings containing a total of 76 current existing units, which represent 3,876 Vacation Ownership Interests. The Company's Current Inventory of 29 annual Vacation Ownership Interests at this resort consists primarily of previously-sold Vacation Ownership Interests that the Company has since reacquired in connection with defaults under customer mortgages. The Company has no plans to build any additional units at this resort.
(f) Hampton Vacation Resort--Oak Plantation consists of 242 current existing units, representing 12,342 annual Vacation Ownership Interests. Prior to its acquisition by the Company in June 1996, this property was operated by a third party as a rental apartment complex. The Company commenced conversion of the property into a vacation ownership resort in July 1996. As of June 30, 1997, the conversion of 156 units (representing 7,956 annual Vacation Ownership Interests) had been completed. The Company intends to convert the remaining 86 units at various times depending upon general market conditions and other factors. The Company currently has no plans to build any additional units at this resort. Hampton Vacation Resort--Oak Plantation is operated on a franchise basis as the first Hampton Vacation Resort pursuant to the Promus Agreement.
(g) Eagle Point Resort consists of 54 existing units, representing 2,808 Vacation Ownership Interests. This resort was acquired by the Company pursuant to the Acquisition in September 1997, and is owned and operated by the Company. All Vacation Ownership Interest sales reflected occurred prior to the Acquisition.
(h) Falcon Point Resort consists of 58 existing units, representing 3,016 Vacation Ownership Interests and 24 additional planned units (representing an additional 1,224 unsold annual Vacation Ownership Interests). This resort was acquired by the Company pursuant to the Acquisition in September 1997, and is owned and operated by the Company. All Vacation Ownership Interest sales reflected occurred prior to the Acquisition.
(i) Villas of Cave Creek consists of 25 existing units, representing 1,300 Vacation Ownership Interests and 10 additional planned units (representing an additional 510 unsold annual Vacation Ownership Interests). This resort was acquired by the Company pursuant to the Acquisition in September 1997, and is owned and operated by the Company. All Vacation Ownership Interest sales reflected occurred prior to the Acquisition.
(j) In December 1996, the Company acquired the initial 14 acres of unimproved land in Myrtle Beach, South Carolina for the development of the Embassy Vacation Resort--Myrtle Beach. The Company also has an option until December 31, 2003 to acquire up to 26 additional acres of contiguous property for phased expansion of this resort. The Company commenced construction of the 44-unit first phase of this resort (representing 2,244 annual Vacation Ownership Interests) during the third quarter of 1997. Because the Company constructs additional units at its resorts based on general market conditions and other factors, construction of the remaining 506 units at this resort (assuming acquisition of the remaining 26 acres) will be commenced from time to time as conditions merit. Myrtle Beach will be operated as an Embassy Vacation Resort franchise pursuant to the terms of the Promus Agreement.
(k) Vistana Resort at World Golf Village will consist of an estimated 408 units, representing an estimated 20,808 annual Vacation Ownership Interests, of which 102 units, representing 5,202 annual Vacation Ownership Interests, are currently under construction and scheduled for completion in the first quarter of 1998. The Company intends to commence construction of the remaining 306 additional units from time to time as demand and other conditions merit.
(l) PGA Vacation Resort by Vistana will consist of an estimated 387 units, representing an estimated 19,737 annual Vacation Ownership Interests, and will be constructed by the Company on 25 acres of land which the Company acquired in September 1997. The Company anticipates that it will commence construction of the 40-unit first phase of this resort (representing 2,040 annual Vacation Ownership Interests) during the fourth quarter of 1997. Because the Company constructs additional units at its resorts based on general market conditions and other factors, construction of the remaining 347 units at this resort are expected to be commenced from time to time as conditions merit.
(m) The Embassy Vacation Resort--Scottsdale will consist of an estimated 150 units, representing 7,650 Vacation Ownership Interests, and will be constructed by the Company on approximately 10 acres of land which the Company intends to acquire prior to December 1997 pursuant to an existing contract entered into by Success and Points. The Company anticipates that it will commence construction during the first half of 1998. The Scottsdale property will be operated as an Embassy Vacation Resort franchise pursuant to the Promus Agreement.

  Pricing of Vacation Ownership Interests. The following table sets forth the current range of selling prices of annual and alternate-year Vacation Ownership Interests at each of the Company's resorts:

                                                SELLING PRICES(A)
                                   -------------------------------------------
                                     ANNUAL VACATION   ALTERNATE-YEAR VACATION
RESORT                             OWNERSHIP INTERESTS   OWNERSHIP INTERESTS
------                             ------------------- -----------------------
Vistana Resort(b).................  $ 7,250 - $16,000     $6,200 - $ 8,250
Vistana's Beach Club(c)...........  $ 8,995 - $ 9,950            N/A
Hampton Vacation Resort--Oak
 Plantation(d)....................  $ 6,050 - $ 8,750     $3,700 - $ 5,300
Eagle Point Resort(d).............  $ 7,995 - $14,995     $5,995 - $ 9,495
Falcon Point Resort(b)............  $ 8,995 - $23,995     $6,495 - $13,995
Villas of Cave Creek(c)...........  $12,995 - $12,995     $8,495 - $ 8,495
Embassy Vacation Resort--Myrtle
 Beach(e).........................  $ 5,500 - $13,250     $3,300 - $ 7,950
Vistana Resort at World Golf
 Village(e).......................  $ 7,500 - $16,000            (f)
PGA Vacation Resort by
 Vistana(e).......................  $ 6,000 - $12,000            (f)
Embassy Vacation Resort--
 Scottsdale(e)....................  $ 7,000 - $15,000     $4,200 - $ 9,000

--------
(a) Selling prices vary depending upon the specific calendar week to which a Vacation Ownership Interest relates and unit-specific factors.
(b) Includes one-, two- and three-bedroom unit Vacation Ownership Interests.
(c) Includes two-bedroom unit Vacation Ownership Interests only.
(d) Includes one- and two-bedroom unit Vacation Ownership Interests.
(e) Resort not yet in operation. Selling prices listed reflect the actual range of pre-construction prices at Embassy Vacation Resort--Myrtle Beach and the anticipated range of selling prices at Embassy Vacation Resort--Scottsdale. Includes one- and two-bedroom unit Vacation Ownership Interests.
(f) The decision to offer alternate-year Vacation Ownership Interests is made on a site-by-site basis. As the Company has not yet commenced sales at these properties, there has been no final decision with regard to offering alternate-year Vacation Ownership Interests or their related pricing.

  Vistana Resort (Orlando, Florida). Vistana Resort, the Company's flagship property, is an award-winning vacation ownership destination property located less than one mile from the Walt Disney World(R) Resort Complex. Vistana Resort was the first vacation ownership resort in Orlando and is the only vacation ownership resort to have been named in Conde Nast Traveler magazine's Gold List of the "top 500 best places to stay in the whole world" for 1995 and 1996. The resort was ranked as one of the top resorts (second in unit quality) in the Orlando area by the most recent Zagat Survey of U.S. Hotels, Resorts & Spas, which commented that it contains "the most luxurious villas in Orlando." In addition, Vistana Resort has received the RCI Gold Crown designation since the inception of the designation by RCI.

  Vistana Resort opened as a vacation ownership resort in July 1980 with an initial phase, known as the Courts Villas, containing 98 units on a 25-acre parcel. In November 1980, the Company purchased an additional 100 acres of surrounding unimproved land, in 1987 the Company purchased 15 acres of contiguous land and, in January 1993, it acquired the last available contiguous parcel to Vistana Resort, consisting of 10 acres. Through September 30, 1997, the Company has constructed seven additional phases at Vistana Resort: (i) the Falls Villas (1982), consisting of 112 units; (ii) the Spas Villas (1984), consisting of 104 units; (iii) the Palms Villas (1987), consisting of 144 units; (iv) the Springs Villas (1988), consisting of 102 units; (v) the Fountains Villas (1990), consisting of 372 units; (vi) the Lakes Villas (1995), consisting of 184 units; and (vii) the Cascades Villas (1997), consisting of 59 units with an additional 95 units currently under construction and an additional 269 units planned.

  Vistana Resort is one of the foremost Orlando resorts in terms of facilities, amenities and guest services. The gated-access resort consists of a 135-acre complex that features tropical landscaping, lakes, waterfalls, fountains, walking paths, scenic bridges and gazebos. The resort's athletic facilities include six recreation centers, 13 championship lighted tennis courts, a full-service tennis pro shop, six outdoor temperature-controlled swimming pools, seven outdoor whirlpools, five children's pools, an 18-hole miniature golf course, lighted basketball courts, sand volleyball pits, shuffleboard courts and other recreational amenities. Other guest-oriented amenities at Vistana Resort include two restaurants and a general store containing a Pizza Hut facility. Accommodations at Vistana Resort as of September 30, 1997 consisted of 1,141 two-bedroom units and 34 one-bedroom units, divided into eight villages-- Courts, Falls, Spas, Palms, Springs, Fountains, Lakes and Cascades. The units at Vistana Resort sleep from four to eight people (depending upon floorplan) and include amenities such as a fully-equipped kitchen, washer/dryer, three color televisions with cable service, a videocassette player, and an outdoor terrace or balcony. Most units have master bathrooms that include a whirlpool tub or feature screened terraces or balconies with water views. In addition, the Company recently introduced units with an optional two-bedroom lockoff floor plan, a special feature that allows the lockoff unit to be divided into two separate one-bedroom units or a studio and a one-bedroom unit, depending upon floor plan. Owners of the lockoff units have increased flexibility regarding the use of their Vacation Ownership Interest, including splitting the unit and using each portion for separate one-week vacations.

  Vistana's Beach Club (Hutchinson Island, Florida). Vistana's Beach Club on Hutchinson Island is located on Florida's Treasure Coast, approximately 40 miles north of West Palm Beach and approximately a two hour drive from Orlando. Vistana's Beach Club is located on 3.5-acre parcel and was purchased by the Company in January 1989. The resort consists of one nine-story building containing 48 units and one eight-story building containing 28 units. The resort contains numerous recreational amenities, including a freshwater swimming pool, outdoor whirlpool, children's pool, elevated sun deck and two tennis courts. Vistana's Beach Club contains 76 fully-equipped two-bedroom, two-bathroom oceanfront units, each of which includes a terrace with a view of the Atlantic Ocean. The units at Vistana's Beach Club sleep up to six people (depending upon floorplan) and include amenities such as a fully-equipped kitchen, washer/dryer, color televisions with cable service and a videocassette player. The Company continues to manage and operate the property, which is no longer in active sales. RCI has awarded the resort its Gold Crown designation.

  The Hampton Vacation Resort--Oak Plantation (Kissimmee, Florida). In June 1996, the Company acquired, through a related partnership, a 242-unit multifamily rental apartment complex located in Kissimmee, Florida, approximately ten miles from Walt Disney World(R) Resort, which it is converting in phases into a vacation ownership resort. Sales of the first phase containing 32 units commenced in October 1996. The gated-access 16-acre resort contains one- and two-bedroom units, each of which offers a fully-equipped kitchen. The resort is fully landscaped and includes a scenic lake with a lighted fountain, swimming pools and other recreational amenities. The Hampton Vacation Resort--Oak Plantation has received the Gold Crown designation from RCI. Pursuant to the Promus Agreement, the Company operates the resort on a franchise basis as the first Hampton Vacation Resort.

  Falcon Point Resort--(Avon, Colorado). Falcon Point is a 58-unit condominium resort located in Avon, Colorado at the foot of Beaver Creek Ski Area in Vail Valley. Amenities include, without limitation, a clubhouse, a heated swimming pool, indoor and outdoor hot tubs, sauna, ski lockers and a coin operated laundry. This resort contains studio, as well as one- and two-bedroom units. All Falcon Point units, except studios, contain a fully-equipped kitchen. Commencing in the first quarter of 1998, the Company intends to develop an additional 24-units on a parcel of land adjacent to Falcon Point Resort. Presales for this development may begin in the fourth quarter of 1998.

  Villas of Cave Creek--(Cave Creek, Arizona). The Villas of Cave Creek is comprised of 25, two-story villas located at the base of Black Mountain in the Sonoran Desert foothills, which is just north of Scottsdale. Amenities include, without limitation, two swimming pools, a clubhouse, an exercise room, a lawn game area and a playground. All of the villas have a master suite, a fully-equipped kitchen, dining room, living room, a second bedroom and two full baths. The Company intends to develop an additional 10-units at Cave Creek representing an additional 510 Vacation Ownership Interests.

  Eagle Point Resort (Vail, Colorado). Eagle Point Resort is a 54-unit, courtyard resort which is bordered by Gore Creek and located in Vail, Colorado. Amenities include, without limitation, a heated swimming pool, indoor and outdoor hot tubs, a sauna and a coin-operated laundry. Additionally, Eagle Point Resort offers a complimentary shuttle service to the Lionshead Gondola during the ski season. Eagle Point is equipped with one- and two-bedroom units, each of which include a fully-equipped kitchen.

  Vistana Resort at World Golf Village (St. Augustine, Florida). In September 1996, through a related partnership, the Company commenced construction of the first 102-unit phase of a 408-unit vacation ownership resort at World Golf Village. Constituting the centerpiece of an approximately 6,000-acre planned community under development near St. Augustine, Florida, World Golf Village is a destination resort which will contain the World Golf Hall of Fame, championship golf courses and other amenities. The units at Vistana Resort at World Golf Village, which will consist of one- and two-bedroom units, will sleep from four to eight people (depending upon floorplan) and include features such as a fully-equipped kitchen, washer/dryer, color televisions with cable service, a videocassette player and an outdoor terrace or balcony. The Company's resort is scheduled to open in the spring of 1998. The resort will be located adjacent to the 17th and 18th fairways of the first golf course at World Golf Village. Resort guests and owners will have preferred access to up to 40% of the daily tee times on the course.

  World Golf Village is being developed in conjunction with World Golf Foundation, Inc., a collaboration of the world's leading golf organizations formed to build and operate the World Golf Hall of Fame. The member organizations of World Golf Foundation, Inc. include the PGA Tour, PGA of America, Ladies Professional Golf Association, Augusta National Golf Club, Royal Canadian Golf Association, Royal & Ancient Golf Club of St. Andrews, PGA European Tour, PGA Tour of Japan and FNB Tour of Southern Africa. The 75,000-square foot World Golf Hall of Fame and Museum has been designed by the prominent museum architect E. Verner Johnson & Associates of Boston and will feature interactive displays and exhibits developed in conjunction with Ralph Appelbaum Associates of New York, a leading exhibit designer whose credits include the National Holocaust Museum in Washington, D.C. World Golf Village, Inc. estimates first year attendance at approximately 500,000 visitors.

  In addition to the World Golf Hall of Fame and the Company's vacation ownership resort, the World Golf Village resort complex will also include a championship golf course named in honor of Sam Snead and Gene Sarazen, a PGA Tour licensed golf academy, the International Golf Library and Resource Center, the 300-room World Golf Village Resort Hotel and 80,000-square foot St. Johns County Conference Center (which, upon completion, will be the largest conference center between Atlanta and Orlando), 80,000-square feet of themed retail space, the headquarters and television production studios for PGA Tour Productions and a large format, high definition theater. The component facilities within World Golf Village will be linked by the Walk of Champions honoring each member of the World Golf Hall of Fame.

  PGA Vacation Resort by Vistana (Port St. Lucie, Florida). In September 1997, the Company purchased from an affiliate of PGA of America approximately 25 acres of land adjacent to The Reserve Community in Port St. Lucie, Florida for the purpose of developing, marketing and operating a vacation ownership resort at The Reserve Community in Port St. Lucie, Florida. The resort will be developed as a PGA Vacation Resort by Vistana and will be contiguous to the South Course of the PGA Golf Club at The Reserve, a nationally-acclaimed
$15 million golf course complex that opened in early 1996. The South Course, designed by Tom Fazio, was named the best new course in its price category by Golf Digest magazine in December 1996. PGA of America has announced its intention to open a golf learning center and to build a third golf course at the facility. In addition to resort amenities and services comparable to the Company's other resorts, the PGA Vacation Resort by Vistana will, pursuant to a golf access agreement, also offer its owners and renters preferential access to the PGA Golf Club and other PGA golf courses in St. Lucie County. Owners and renters at the resort will be able to book tee times through a centralized reservation system that is anticipated to be developed jointly by the Company and PGA of America. The Company currently expects that the resort will contain approximately 387 units constructed in phases. The Company anticipates commencing sales in 1998.

  Embassy Vacation Resort--Myrtle Beach (Myrtle Beach, South Carolina). In December 1996, the Company acquired an initial 14-acre parcel of unimproved land on a 40-acre site in Myrtle Beach, South Carolina, on which the Company is constructing the first 44-unit phase of a planned 550-unit vacation ownership resort. The Company has options to acquire the remaining 26 acres of land in multiple phases through December 31, 2003. Pursuant to the Promus Agreement, the Company will operate the resort on a franchise basis as an

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

Embassy Vacation Resort. The Company commenced pre-construction sales in May 1997 and expects to complete construction of the first phase of the resort in the first quarter of 1998.

  The Company believes Myrtle Beach represents an attractive, growing market for the expansion of its portfolio of vacation resorts. Similar to Orlando, Myrtle Beach has a large number of visitors annually (estimated at 12 million in 1994) whose length of stay averages approximately five days. Following its key operating strategies, the Company has procured substantial marketing affiliations with significant tourist venues in the Myrtle Beach area. Moreover, Embassy Vacation Resort--Myrtle Beach will be centrally located in Myrtle Beach, adjacent to Broadway at the Beach, a large entertainment and specialty retail complex, which includes a Hard Rock Cafe and a Planet Hollywood restaurant.

  Embassy Vacation Resort--Scottsdale (Scottsdale, Arizona). The Embassy Vacation Resort--Scottsdale will be built on a 10-acre site near the TPC Scottsdale golf course. Construction on the property is scheduled to begin during the first half of 1998. Amenities include, without limitation, a 12,000 square-foot clubhouse and reception building, a recreation complex, a free-form swimming pool, a children's club and a fully-equipped fitness center. All of the villas have two-bedrooms, two baths, a fully-equipped kitchen, dining room, living room, and an in-room washer and dryer.

AFFILIATION WITH PROMUS

  The Company and Promus have entered into the Promus Agreement, an exclusive five-year agreement to jointly acquire, develop, market and operate vacation ownership resorts in North America under Promus' Embassy Vacation Resort, Hampton Vacation Resort and Homewood Vacation Resort brands. Promus is a wholly-owned operating subsidiary of Promus Hotel Corporation, a New York Stock Exchange company, which is one of the largest companies in the hotel industry. Promus Hotel Corporation has over 10,000 employees system-wide and owns, manages and/or franchises more than 900 hotels, containing over 115,000 rooms and suites. Under the Promus Agreement, the Company will be Promus' exclusive joint venture partner for the development and operation of vacation ownership resorts in North America and will also have the option of operating vacation ownership resorts on a franchise basis. Promus has agreed that the Company will be the sole franchisee in North America of the Hampton Vacation Resort and the Homewood Vacation Resort brands, and one of only two franchisees in North America of the Embassy Vacation Resort brand. The Promus Agreement precludes the Company from acquiring or developing vacation ownership resorts with any other multi-hotel brand, but preserves its ability to develop vacation ownership resorts in combination with non-hotel brands (such as PGA of America), to acquire or develop vacation ownership resorts under the Vistana name (other than in the six selected markets agreed to by the parties), and to develop vacation ownership resorts with unique, non-multi-hotel brand hotel properties. These six markets consist of three coastal areas of Florida, including Miami, Naples and the Panhandle; the coastal region between Jacksonville, Florida and Myrtle Beach, South Carolina; Scottsdale, Arizona; and Palm Springs, California.

  Each vacation ownership resort jointly developed under the Promus Agreement will be acquired, developed and operated by a newly-formed entity that will be owned equally by Promus and the Company and will be managed by the Company. The parties have agreed that each of these entities will enter into a sales and marketing agreement with the Company, pursuant to which the Company will be responsible for marketing and sales of Vacation Ownership Interests at the resort and for which the Company will receive a fee based on a percentage of sales and rental revenues. Additionally, the Company and Promus have agreed to enter into a license agreement and hospitality management agreement, pursuant to which Promus will license the applicable brand name and provide other hospitality-related services at the resort and for which Promus will receive a fee based on a percentage of sales and rental revenues. The Promus Agreement provides that both parties must first offer vacation ownership resort development opportunities in the six selected markets of the joint venture (with certain exceptions for development of the Company's non-multi-hotel branded resorts). In the event that one party elects not to pursue the opportunity, the other party has certain rights to develop the resort independently or, in the case of Promus, franchise an Embassy Vacation Resort to its existing franchisee. Moreover, if Promus elects not to pursue an opportunity through the joint venture, the Company may elect to develop the resort as a Promus franchisee, subject to Promus' standard franchise approval, on pre-agreed terms, conditions and fees. In order to maintain its franchise relationship with Promus, the Company may be required to incur expenditures and meet other obligations at the franchised resorts required by the applicable franchise agreements, which may (i) increase its operating costs, and (ii) limit the Company's flexibility with respect to the operation of the applicable resort in order to comply with the applicable franchise agreements. The amount of expenditures which the Company may be required to incur and the amount of obligations which the Company may be required to satisfy will depend upon, among other things, the extent to which the applicable franchise agreement requires the Company to incur construction and development costs, operating expenses and capital expenditures and maintenance costs. The Promus Agreement may be terminated by either party in the event that the parties have not jointly developed a resort during the first three years of the Promus Agreement (which was signed in December 1996).

  Although the Company and Promus are currently evaluating new resort development opportunities for the joint venture, no commitments have been made for a specific development at this time. However, pursuant to the Promus Agreement, the parties have franchised two of the Companies properties: (i) Hampton Vacation Resort--Oak Plantation which is the first vacation ownership resort to operate under the Hampton Vacation Resorts brand and (ii) the Embassy Vacation Resort--Myrtle Beach, currently under construction in South Carolina. In addition, the parties have agreed to franchise the property being acquired in Scottsdale as an Embassy Vacation Resort.

AFFILIATION WITH PGA OF AMERICA

  The Company and an affiliate of PGA of America have entered into an affiliation agreement (the "Affiliation Agreement"), a ten-year agreement pursuant to which the Company has the exclusive right to acquire, develop, manage, market and sell vacation ownership resorts in St. Lucie County, Florida and potentially in other, yet to be determined, areas under the PGA name, initials, trademark and logo. PGA Vacation Resort by Vistana is the first resort that will be developed pursuant to the Affiliation Agreement. See "--Description of the Company's Resorts."

  Under the Affiliation Agreement, the Company has the right of first offer to be the developer of additional PGA vacation resorts at other potential properties (outside St. Lucie County, Florida) identified by the Company or by PGA of America or its affiliates. If the parties mutually agree to develop any other property, the Company will have the exclusive rights and licenses to use the PGA name, initials, trademark and logos in connection with such property. In the event that either party elects not to pursue development of another potential resort, the other party has certain rights to develop that resort independently. Except for Port St. Lucie, there are no current commitments for development of any other vacation ownership resorts, and there can be no assurance that the parties will successfully negotiate and execute any future development agreements. If the Company and PGA of America enter into future development agreements, the Affiliation Agreement contemplates that the parties will execute similar agreements and covenants as those regarding the PGA Vacation Resort by Vistana.

  The Company's exclusive right to develop the PGA Vacation Resort by Vistana, and its right of first offer for other potential vacation ownership resorts, does not apply to development projects outside St. Lucie County, Florida which already bear the PGA name. Likewise, the Affiliation Agreement does not limit, prohibit or restrict the Company or any of its affiliates from conducting its business in any manner it determines to be necessary or advantageous to it, including, without limitation, developing, marketing, managing, owning, operating or selling vacation ownership resorts other than the PGA Vacation Resort by Vistana or other properties that may be developed by the parties.

  The Company has the right under the Affiliation Agreement, but not the obligation, to include one or more of the PGA Vacation Resorts in a vacation club or other exchange program in combination with other vacation resorts of comparable or superior quality owned or operated by the Company or one of its affiliates, subject to PGA of America's approval.

  In addition, the Company and PGA of America entered into a marketing agreement under which the Company is granted access to the PGA mailing list (which includes over 72,000 names of PGA members, apprentices and business contacts) as well as media recognition in publications such as the PGA News, the PGA International Golf Show Directory and listing on the PGA website. Pursuant to the Port St. Lucie golf access agreement and the marketing agreement, the Company has agreed to pay PGA of America aggregate royalties in the amount of 10% of net sales and 2% of gross rental revenues. See "-- Description of the Company's Resorts."

THE ACQUISITION.

  On September 16, 1997, the Company completed its acquisition of entities comprising The Success Companies, Success Developments, L.L.C. and Points of Colorado, Inc. from Donald J. Dubin, Larry D. Doll, Ronald R. Sharp, David E. Bruce and David E. Friedman (collectively, the "Sellers"). Pursuant to the Agreement and Plan of Reorganization dated as of August 15, 1997, (the "Agreement and Plan of Reorganization"), by and among the Company, Vistana West, Inc. (formerly known as V Sub-1, Inc.), a wholly-owned subsidiary of the Company, and all of the Sellers, the Company acquired all of the outstanding stock of Success and Points for a purchase price consisting of approximately $24 million in cash (financed with bank borrowings of approximately $24 million) and 638,444 shares of Common Stock. Payout of 430,814 of such shares is contingent upon Success and Points achieving certain operating results for calendar years 1998 through 2000. The consideration was determined as a result of arm's-length negotiations between the Company and the Sellers.

  In connection with the closing of the transactions contemplated by the Agreement and Plan of Reorganization, the Company also granted certain registration rights to the Sellers. See "Shares Eligible for Future Sale." In addition, a wholly-owned subsidiary of the Company entered into employment agreements with each of the Sellers pursuant to which each of them serves as an officer of such subsidiary.

  Prior to their acquisition by the Company, Success and Points were a closely-held group of companies which developed, marketed, financed and operated three vacation ownership resorts: (i) the Villas of Cave Creek, near Scottsdale, Arizona; (ii) Eagle Point Resort in Vail, Colorado; and (iii) Falcon Point Resort in Avon, Colorado. The Company will continue to market, finance and operate these resorts. In addition, Success and Points served, and the Company will continue serving, as the exclusive marketing and sales agent for the largest vacation ownership resort in Colorado, The Christie Lodge, located in Avon. Success and Points also had additional property in Colorado and Arizona under contract for future development, which property the Company intends to develop.

  The Company believes Success and Points will serve as a strong foundation for sales, marketing and resort operations in the western region of the United States and provide the Company with experience in direct marketing to consumers in Arizona and Colorado. As a result of the strategic relationships and operational expertise gained in this Acquisition, the Company believes it will be better able to identify additional developments and acquisitions in Arizona, Colorado and other western states.

SALES AND MARKETING

  General. During its 17-year history as a leading innovator, developer and operator of vacation ownership resorts, the Company has developed skills and expertise necessary for the cost-effective marketing and selling of Vacation Ownership Interests at its resorts. In addition to building regional expertise in the competitive Orlando market, the Company believes that it is positioned to enter other regional destination resort markets and to develop marketing and sales programs specifically targeted towards popular market segments such as the golf industry. In the Company's view, its unique marketing strategies and integrated sales programs have allowed it to succeed in the highly-specialized field of Vacation Ownership Interest sales and have proven to be critical components of the Company's continued competitiveness and profitability.


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

  Marketing Programs. The Company's current marketing efforts center on three principal programs--the Vistana Preview Coordinator program (the "VPC Program"), the VIP/In-House Program and international brokerage operations. In addition to these programs, the Company also utilizes a variety of other marketing approaches, including vacation sampler programs (designed to allow a prospective purchaser to be a guest at the resort and to experience vacation ownership prior to making a decision to buy), direct mail and telemarketing campaigns, and, more recently, strategic alliances with travel, lodging and recreational partners, such as Promus and PGA of America. Each of the Company's marketing programs seeks to provide consistent access to qualified prospective buyers and involves specific target marketing to leisure industry customers. In the Company's view, these strategies, which often include one-to-one contact, have proven to be more effective and cost-efficient than conventional broad-based advertising.

  The VPC Program consists of public contact marketing by an employee of the Company who provides concierge-type services in the lobby of a hotel or condominium vacation property, or at other attractions near one of the Company's resorts. The goal of the VPC Program is to generate a regular flow of qualified potential Vacation Ownership Interest purchasers to visit the on-site sales centers at the Company's resorts. To encourage interest in the Company's resorts, the VPC Program representative offers interested potential buyers visitor information and assistance with their vacation plans and invites them to tour one of the Company's resorts, often providing additional incentives such as tickets to local attractions. The majority of the Company's VPC Program representatives are located at facilities and properties with which the Company has an exclusive solicitation arrangement. The Company seeks to ensure that its VPC Program representatives are placed only at facilities frequented by potential customers and that each representative is thoroughly trained and courteous. Since 1980, the VPC Program has attracted approximately 400,000 families to tour the Company's properties.

  The Company's VIP/In-House Program focuses on guests staying at the Company's vacation ownership resorts, whether they are owners, renters or exchangers. Through a combination of guest services and telephone contact, these guests are invited to a VIP tour of the vacation ownership resort. The Company is continually identifying cross-marketing opportunities within its existing customer base and new vacation ownership products that will be attractive to this segment of the market. The Company's marketing approach towards these individuals is specifically tailored to take into account the fact that they are already familiar with the resort and the vacation ownership concept, and are experiencing the amenities and guest services first-hand. The Company believes that its marketing efforts in this area are greatly enhanced by the perceived quality and value of its resorts, amenities and guest services, and its ability to consistently deliver an enjoyable vacation experience. With more than 1,060 units operating at Vistana Resort at an approximately 88% occupancy rate, the VIP/In-House program has been a key component of the Company's growth and, in the Company's view, will continue to play an important role in the Company's marketing efforts as its portfolio of vacation ownership resorts continues to grow.

  In addition to the Company's domestic operations, the Company manages and coordinates a network of independent brokers to sell Vacation Ownership Interests abroad. In light of the increasing popularity of central Florida among overseas visitors and the overall rise in vacation ownership worldwide, the Company believes that the international market presents significant growth opportunities. However, international interest in the Company's future resorts is expected to vary depending upon the location of the project. Through June 30, 1997, approximately 32% of the Company's sales have been to foreign purchasers (with approximately one-half of such sales made through brokers in other countries and all sales made in United States dollars), many of whom buy the Vacation Ownership Interest "sight unseen" based on the Company's reputation for delivering a high-quality experience. This segment of the Company's sales increased by approximately 65% for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996. The Company is currently enhancing its existing international brokerage operations, with a particular focus on the South and Central American markets of Argentina, Guatemala and Chile, where the Company maintains its only direct foreign sales office in Santiago. The Company anticipates that the international market may offer opportunities to market multiple property sites as the Company continues to expand.


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

  Sales Focus. The Company's marketing efforts are supported by an experienced and highly-trained resort-based sales operation, which, in the Company's view, has been the foundation of the Company's successful performance during its 17-year history. Prospective purchasers are given a personalized on-site tour of the Company's resorts and provided information about vacation ownership and available financing options. Presentations to potential buyers, which typically last between two and one-half and four hours, are individually tailored to take into account the guest's particular needs and background, such as vacationing habits and familiarity with the vacation ownership concept. Prior to closing, each sale is verified by a settlement manager who reviews all documents and pertinent facts of the sale with the purchaser and is available to answer any questions that the new owner may have.

  Because the most critical component of the Company's sales effort is its sales personnel, the Company continually strives to attract, train and retain a superior sales force. The Company's policy is for each of its sales representatives to be a licensed real estate professional and undergo intensive instruction and training. In addition, except for certain independent contractors, each sales representative is an employee of the Company and receives full employment benefits. The Company is continually reviewing and improving its selling, recruiting and training processes to achieve high levels of customer and employee satisfaction. The Company currently employs more than 220 sales representatives and utilizes the services of approximately 60 independent contractors as sales agents. See "-- Governmental Regulation."

CUSTOMER FINANCING

  The Company extends financing to purchasers of its Vacation Ownership Interests at its resorts. These purchasers generally make a down payment equal to at least 10% of the sales price and borrow the remaining sales price from the Company. These borrowings bear interest at fixed rates, are secured by first mortgages on the underlying Vacation Ownership Interests and amortize over periods ranging up to ten years. The Company funds its resort acquisition and development and operations by borrowing up to 90% of the aggregate principal amount of its customer mortgages receivable under its existing credit facilities. As of June 30, 1997, the Company's existing credit facilities provided for an aggregate of up to approximately $118.6 million of available customer mortgages receivable financing to the Company bearing interest at variable rates based on a specified prime rate. As of June 30, 1997, the Company had approximately $52.3 million of indebtedness outstanding under its existing customer mortgages receivable credit facilities at a weighted average interest rate of 10.5% per annum secured by the Company's pledge of a portion of its customer mortgages receivable. As of June 30, 1997, the Company had a portfolio of approximately 21,400 loans to customers totalling approximately $125.2 million, with an average contractual yield of 13.9% per annum. As of June 30, 1997 (i) approximately 3.1% of the Company's customer mortgages receivable were 60 to 120 days past due; and
(ii) approximately 5.3% of the Company's customer mortgages receivable were more than 120 days past due and the subject of legal proceedings. The Company's provision for doubtful accounts is 7.0% of Vacation Ownership Interest revenues. The Company periodically monitors its provision for doubtful accounts to provide for future losses associated with any defaults on customer mortgages receivable and provides for additions to the allowance for loss on receivables through its provision for doubtful accounts on an annual basis. Management believes that the provision is adequate for such future losses. See "Risk Factors--Risks Associated with Customer Mortgages Receivable."

  The Company has historically derived net interest income from its financing activities as a result of the positive difference between the interest rates it charges its customers who finance their purchase of a Vacation Ownership Interest and the interest rates it pays its lenders. Because the Company's indebtedness bears interest at fixed and variable rates and the Company's customer mortgages receivable bear interest at fixed rates, the Company bears the risk of increases in interest rates with respect to its indebtedness. The Company engages in interest rate hedging activities from time to time in order to reduce the risk and impact of increases in interest rates with respect to such indebtedness. See "Risk Factors--Risks Associated with Hedging Activities."

  The Company bears the risk of defaults under its customer mortgages on Vacation Ownership Interests. If a purchaser of a Vacation Ownership Interest defaults on the mortgage during the early part of the loan amortization period, the Company will not have recovered its marketing, selling (other than certain sales commissions), and general and administrative costs per Vacation Ownership Interest, and such costs will again be incurred in connection with the subsequent resale of the Vacation Ownership Interest. As is sometimes the practice in the vacation ownership industry, the Company does not verify the credit history of its customers. Based on the Company's historical customer default rate, the fact that its customers are required to make a down payment of at least 10% of the purchase price of a Vacation Ownership Interest (which the Company views as indicative of a customer's financial wherewithal to meet obligations under the mortgage related to the Vacation Ownership Interest) and that the customer mortgage is secured by the underlying Vacation Ownership Interest, the Company does not believe that credit history verification is cost-effective or necessary. In addition, although in certain jurisdictions (including Florida) the Company may seek recourse against a defaulting customer for the sales price of the Vacation Ownership Interest, the Company has not historically pursued such a remedy. See "Risk Factors--Risks Associated with Customer Mortgages Receivable."

  The Company had historically provided customer mortgages receivable financing for up to seven years, as had been typical for the industry. Over the past several years, industry trends have been to lengthen the term of such financing to up to ten years. The Company has recently begun to offer ten-year financing for certain of its customer mortgages receivable.

OTHER OPERATIONS

  Room Rental Operations. In order to generate additional revenues at its resorts that have an inventory of unused or unsold Vacation Ownership Interests, the Company rents units with respect to such Vacation Ownership Interests on a nightly or weekly basis. The Company offers these unoccupied units through direct consumer sales, travel agents and package vacation wholesalers. In addition to providing the Company with supplemental revenues, the Company believes its room rental operations provide it with a good source of lead generation for the sale of Vacation Ownership Interests. As part of the management services provided by the Company, at the request of a Vacation Ownership Interest owner, the Company, for a fee equal to 50% of a unit's rental rate, net of commissions, generally will rent an owner's Vacation Ownership Interest in the event the owner is unable to use or exchange the Vacation Ownership Interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Resort Management. The Company currently provides both hospitality and homeowners' association management services at its existing vacation ownership resorts, and intends to provide the same services, directly or indirectly, at its future vacation ownership resorts pursuant to management agreements with the homeowners' associations present at such resorts (which are comprised of owners of Vacation Ownership Interests at the resort or, in the case of Vistana Resort, a particular phase of the resort). Pursuant to each such management agreement the Company is paid by the applicable homeowners' association an annual management fee is equal to approximately 10% of aggregate gross assessment fees payable by the owners of the Vacation Ownership Interests. The Company is responsible for, and has authority over, all activities necessary for the day-to-day operation of the resorts, including administrative services, procurement of inventories and supplies, and promotion and publicity. Management agreements between the Company and the homeowners' associations typically provide for an initial term of three or more years, with automatic renewals. The homeowners' associations may remove the Company as manager upon obtaining the requisite owner vote. The Company also provides, directly or indirectly, managerial and other employees necessary for the operation of its resorts, whose duties include, among other things, review of the maintenance of the resorts, preparation of reports, budgets and projections and employee training. See "Risk Factors--Risks Associated with Resort Management."

  Telecommunications Services. The Company's telecommunications business generates revenues from the installation of telephone, data and cable television equipment and infrastructure at its resorts, the rental of telephone and related cable and equipment to the homeowners' associations, and the provision of ongoing long-distance telephone and cable television service at its resorts pursuant to contracts with the homeowners' associations. The Company also derives revenues from providing telecommunications design and installation services to third parties, including hotels, universities, hospitals and airports as a contractor or subcontractor. See "Risk Factors-- Risks Associated with Telecommunications Operations."

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

PARTICIPATION IN VACATION OWNERSHIP INTEREST EXCHANGE NETWORKS

  The Company believes that consumers are more likely to purchase its Vacation Ownership Interests as a result of the Company's participation in the Vacation Ownership Interest exchange network operated by RCI, a leading exchange network operator which was recently acquired by HFS Incorporated, and II. In a 1995 study sponsored by the Alliance for Timeshare Excellence and ARDA, exchange opportunity was cited by purchasers of Vacation Ownership Interests as one of the most significant factors in their decision to purchase a Vacation Ownership Interest. Membership in RCI or II allow the Company's customers to exchange in a particular year their occupancy right in the unit in which they own a Vacation Ownership Interest for an occupancy right at the same time or a different time in another participating resort, based upon availability and the payment of a variable exchange fee. A member may exchange his or her Vacation Ownership Interest for an occupancy right in another participating resort by listing the Vacation Ownership Interest as available with the exchange network operator and by requesting occupancy at another participating resort, indicating the particular resort or geographic area to which the member desires to travel, the size of the unit desired and the period during which occupancy is desired. The exchange network assigns a rating to each listed Vacation Ownership Interest, based upon a number of factors, including the location and size of the unit, the quality of the resort and the period of the year during which the Vacation Ownership Interest is available, and attempts to satisfy the exchange request by providing an occupancy right in another Vacation Ownership Interest with a similar rating. If RCI or II is unable to meet the member's initial request, the network operator suggests alternative resorts based on availability.

  The cost of an annual membership fee in RCI, which is typically at the option and expense of the owner of the Vacation Ownership Interest, is approximately $65 per year. RCI has assigned high ratings to the Vacation Ownership Interests in each of the Company's three operating resorts (Vistana Resort, Vistana's Beach Club and the Hampton Vacation Resort--Oak Plantation) in the RCI system, and II has assigned its highest rating to two of the Company's operating resorts (Falcon Point and Villas of Cave Creek) in the II system.

  Each of the Company's operating resorts is currently qualified for participation in the RCI exchange network. The Company's agreement with RCI provides that, until May 2001, the RCI exchange program will be the only exchange program permitted at resorts owned and controlled by the Company. In addition, each of the Company and Messrs. Gellein and Adler have agreed that until May 2001, each vacation ownership resort owned, developed or managed by an entity in which Messrs. Gellein or Adler have a controlling interest will execute an affiliation agreement with RCI having a six-year initial term. See "Risk Factors--Risks Associated with Vacation Ownership Exchange Networks."

COMPETITION

  The Company is subject to significant competition from other entities engaged in the leisure and vacation industry, including vacation ownership resorts, hotels, motels and other accommodation alternatives.

  The vacation ownership industry historically has been highly fragmented and dominated by a very large number of local and regional resort developers and operators, each with small resort portfolios generally of differing quality. More recently, many of the world's most widely-recognized lodging, hospitality and entertainment companies have begun to develop and sell Vacation Ownership Interests under their brand names, including Marriott, Disney, Hilton, Hyatt, Four Seasons, Inter-Continental, Westin and Promus. In addition, other publicly-traded companies focused on the vacation ownership industry, such as Signature, Fairfield, Vacation Break, Silverleaf and Trendwest have competed, currently compete, or may in the future compete, with the Company. Moreover, competition in the Orlando market is particularly intense, and includes many nationally recognized lodging, hospitality and entertainment companies, as well as active privately-owned local operators of vacation ownership resorts such as CFI and Orange Lake. Furthermore, significant competition exists in other markets in which the Company currently operates or is developing vacation ownership resorts. Certain entities with which the Company competes possess significantly greater financial, sales and marketing, personnel and other resources than those of the Company and may be able to grow at a more rapid rate or more profitably as a

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

result. Management believes that industry competition will be increased by recent and possibly future consolidation in the vacation ownership industry. See "Risk Factors--Competition."

GOVERNMENTAL REGULATION

  General. The Company's marketing and sales of Vacation Ownership Interests and other resort operations are subject to extensive regulation by the federal government and the states in which the Company's resorts are located and in which its Vacation Ownership Interests are marketed and sold. Federal legislation to which the Company is or may be subject includes the Federal Trade Commission Act, the Fair Housing Act, the Truth-in-Lending Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Interstate Land Sales Full Disclosure Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act and the Civil Rights Acts of 1964 and 1968. The Florida Condominium Act and the Florida Vacation Plan and Timesharing Act extensively regulate the creation and management of timeshare condominiums, the marketing and sale of Vacation Ownership Interests, the escrow of purchaser funds and other property prior to completion of construction and closing, the content and use of advertising materials and promotional offers, the creation and operation of exchange programs and multi-site timeshare plan reservation systems, and the resale of Vacation Ownership Interests. In addition, many states have adopted similar legislation as well as specific laws and regulations regarding the sale of Vacation Ownership Interests. The laws of most states, including Arizona and Florida, require a designated state authority to approve a detailed offering statement describing the Company and all material aspects of the resort and sale of Vacation Ownership Interests at such resort. In addition, the laws of most states in which the Company sells Vacation Ownership Interests grant the purchaser of a Vacation Ownership Interest the right to rescind a contract of purchase at any time within a statutory rescission period. Furthermore, most states have other laws which regulate the Company's activities, such as real estate licensure laws, travel sales licensure laws, anti-fraud laws, telemarketing laws, prize, gift and sweepstakes laws, and labor laws. The Company believes that it is in material compliance with all applicable federal, state, local and foreign laws and regulations to which it is currently subject. See "Risk Factors--Risks Associated with Governmental Regulation."

  Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate, remediate and remove hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation remediation and removal costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Finally, the owner or operator of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In connection with its ownership and operation of its properties, the Company may be potentially liable for such costs.

  The Company has conducted Phase I environmental assessments at each of its existing resorts, properties under development and properties subject to acquisition in order to identify potential environmental concerns. These Phase I assessments have been carried out in accordance with accepted industry practices and consisted of non-invasive investigations of environmental conditions at the properties owned by the Company, including a preliminary investigation of the sites and identification of publicly known conditions concerning properties in the vicinity of the sites, physical site inspections, review of aerial photographs and relevant governmental records where readily available, interviews with knowledgeable parties, investigation for the presence of above-ground and underground storage tanks presently or formerly at the sites, a visual inspection of potential lead-based paint and suspect friable asbestos containing materials where appropriate, a radon survey, and the preparation and issuance of written reports. The Company's assessments of its properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets, financial condition or results of operations, nor is the Company aware of any such material environmental liability. See "Risk Factors--Potential Environmental Liabilities."

  The Company believes that its properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority or any third party, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present properties.

  Other Regulations. Under various state and federal laws governing housing and places of public accommodation, the Company is required to meet certain requirements related to access and use by disabled persons. Many of these requirements did not take effect until after January 1, 1991. Although management believes that the Company's resorts are substantially in compliance with present requirements of such laws, the Company may incur additional costs of compliance in connection with the development of new resorts, or conversion or renovation of existing resorts. Additional legislation may impose further burdens or restriction on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Company's growth strategy in certain instances or reduce profit margins on the Company's operations.

OTHER PROPERTIES

  The Company's other properties include an office plaza consisting of two three-story buildings (totalling approximately 67,000-square feet), which headquarters the Company's administrative operations, a 27,000-square foot two-story reception center and resort operations complex, maintenance and laundry facilities, a freestanding general store and a gift shop leased to an unaffiliated entity. All of these other properties are owned by the Company, subject to mortgages pursuant to the Company's existing credit facilities, and are located within or adjacent to Vistana Resort in Orlando.

EMPLOYEES

  As of September 30, 1997, the Company had approximately 1,751 full-time employees and utilized the services of approximately 60 independent contractors as sales agents. The Company believes that its employee relations and relations with its independent contractors are good. None of the Company's employees are represented by a labor union.

INSURANCE

  The Company carries comprehensive liability, fire, windstorm, tropical storm and business interruption insurance with respect to its properties and interests in its resorts (i.e., its inventory of unsold Vacation Ownership Interests) with policy specifications, insured limits and deductibles customarily carried for similar properties which the Company believes are adequate. There are, however, certain types of losses (such as losses arising from acts of war) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on the Company. See "Risk Factors--Uninsured Loss; Natural Disasters."

LEGAL PROCEEDINGS

  The Company is currently subject to litigation and claims respecting employment, tort, contract, construction and commission disputes, among others. In the judgment of the Company, none of these lawsuits or claims against the Company, if adversely decided, is expected to have a material adverse effect on the Company, its business operations, results of operations or financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning each person who is a director or an executive officer of the Company. Positions with the Company include positions with the Company's predecessors.

NAME                     AGE POSITION
----                     --- --------
Raymond L. Gellein,       50 Chairman of the Board, Co-Chief Executive Officer
 Jr.....................     and Director
Jeffrey A. Adler........  45 President, Co-Chief Executive Officer and Director
Matthew E. Avril........  36 Executive Vice President and Chief Operating Officer
Susan Werth.............  48 Senior Vice President, General Counsel and Secretary
Carol Lytle.............  36 Vice President
John M. Sabin...........  42 Senior Vice President, Chief Financial Officer and
                             Treasurer
Laurence S. Geller......  49 Director
Charles E. Harris.......  51 Director
Steven J. Heyer.........  45 Director

  Raymond L. Gellein, Jr., has served as Chairman of the Board, Co-Chief Executive Officer and a Director since December 1996. Mr. Gellein served as Chairman of the Board and a Director since November 1991 and served as Chief Executive Officer from 1981 to November 1991. Prior to joining the Company, Mr. Gellein served as Vice President and Division Manager in Real Estate for the Continental Illinois National Bank and Trust Company of Chicago. Mr. Gellein has been the Chairman of the Florida Chapter of ARDA since such chapter's inception, and is a member of ARDA's Legislative Committee. Mr. Gellein is also a member of the Board of Overseers of the Roy E. Crummer Graduate School of Business Education at Rollins College. Mr. Gellein received an M.M. degree from Northwestern University's Kellogg School of Management and a B.A. degree from Denison University.

  Jeffrey A. Adler has served as President, Co-Chief Executive Officer and a Director since December 1996. Mr. Adler served as President and a Director since November 1991 and served as Executive Vice President from 1983 to November 1991. Prior thereto, Mr. Adler served as Second Vice President and Real Estate Lending Officer for the Continental Illinois National Bank and Trust Company of Chicago. Mr. Adler is a member of the board of directors of ARDA, a member of ARDA's Strategic Planning Committee and Alliance for Timeshare Excellence. Mr. Adler received an M.M. degree from Northwestern University's Kellogg School of Management and a B.A. degree from Ohio State University.

  Matthew E. Avril has served as Executive Vice President and Chief Operating Officer since November 1996. From February 1994 until November 1996 and February 1997, respectively, Mr. Avril served as Senior Vice President and Chief Financial Officer, respectively, and from January 1992 until November 1994, Mr. Avril served as Senior Vice President and Treasurer. From March 1989 to December 1991, Mr. Avril served as Vice President and Controller. Mr. Avril is a certified public accountant and a member of the Florida Institute of Certified Public Accountants. Mr. Avril received a B.B.A. degree from the University of Miami located in Florida.

  Susan Werth has served as Senior Vice President, General Counsel and Secretary since December 1996. Ms. Werth served as Senior Vice President--Law from May 1996 to December 1996. Prior thereto Ms. Werth represented the Company as outside counsel for approximately 10 years. From January 1990 until May 1996, Ms. Werth was a partner of the law firm of Weil, Gotshal & Manges, LLP, in Miami, Florida. Ms. Werth received an A.B. degree from Barnard College and a J.D. degree from Columbia Law School, and is a member of the Florida Bar.

  Carol Lytle has served as Vice President of the Company since December 1996. She also serves as President of Vistana East, Inc. in charge of overseeing the entire sales and marketing responsibility for the Company's east coast operations. Ms. Lytle joined the Company in its marketing area in 1980, was promoted to a Manager of Marketing in 1981, a Director of Marketing in 1983, a Vice President of Marketing in 1984, and a Senior Vice President of Marketing in 1989.

  John M. Sabin has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since February 1997. From June 1996 to February 1997, Mr. Sabin served as Vice President--Finance of Choice Hotels International, Inc. From June 1995 to February 1997, Mr. Sabin also served as Vice President--Mergers and Acquisitions of Choice Hotels International, Inc. and, from December 1993 to October 1996, he served as Vice President--Finance and Assistant Treasurer of Manor Care, Inc., the former parent of Choice Hotels International, Inc. From 1990 to December 1993, Mr. Sabin served as Vice President--Corporate Mergers and Acquisitions of Marriott Corporation. In addition, Mr. Sabin is a director of Competitive Technologies, Inc., a publicly-traded technology licensing and transfer company. Mr. Sabin received B.S., M.Acc. (Masters of Accountancy) and M.B.A. degrees from Brigham Young University and a J.D. degree from the J. Reuben Clark Law School at Brigham Young University.

  Laurence S. Geller has served as a Director of the Company since March 1997. Mr. Geller serves as President and Chief Executive Officer of Strategic Hotel Capital Incorporated, a lodging real estate ownership company. Previously, he served as the Chairman of Geller & Co., a real estate, gaming and tourism, and lodging consulting company, since December 1989. From 1984 through December 1989, Mr. Geller served as the Executive Vice President and Chief Operating Officer of Hyatt Development Corporation, a developer of domestic and international hotels and resorts. From 1976 to 1981, Mr. Geller served as a Senior Vice President of Holiday Inns, Inc. Mr. Geller is a director of Sunstone Hotel Investors, Inc., a publicly traded lodging real estate investment trust, and Sky Games International Limited, a publicly traded gaming technology company. Mr. Geller is the Immediate Past Co-Chairman of the Industry Real Estate Financing Advisory Council of the American Hotel and Motel Association, and Past Vice Chairman and current member of the Commercial & Retail Council of Urban Land Institute. Mr. Geller received a National Diploma from Ealing Technical College (U.K.).

  Charles E. Harris has served as a Director of the Company since March 1997. Mr. Harris has served as President and Chief Executive Officer of Synagen Capital Partners, Inc., a private merchant banking firm ("Synagen"), since 1989, and as President and Chief Executive Officer of Allen C. Ewing & Co. ("Ewing"), an investment banking firm, since 1995 and 1994, respectively. Mr. Harris was Vice President--Corporate Finance of Ewing from 1992 to 1994. Mr. Harris also served as Chairman and Chief Executive Officer of First Commerce Banks of Florida, Inc. from September 1995 to July 1996. From 1987 to 1993, Mr. Harris was Chairman (and from 1988 to 1993, Chief Executive Officer) of Mid-State Federal Savings Bank. Prior thereto, Mr. Harris was engaged in the private practice of law and served as an Assistant Professor of Law at the University of Florida and as Senior Vice President and General Counsel of Sun Banks, Inc. Mr. Harris received a B.A. degree from the University of Florida and a J.D. degree from Harvard Law School. See "Underwriting."

  Steven J. Heyer has served as a Director of the Company since March 1997. Mr. Heyer has served as President, Worldwide Sales, Marketing, Distribution and International Networks for Turner Broadcasting System, Inc., a subsidiary of Time Warner, Inc., since September 1996. Mr. Heyer joined Turner Broadcasting System, Inc. in May 1994 as President of Turner Broadcasting Sales, Inc. From September 1992 to May 1994, Mr. Heyer was President of Young & Rubicam Advertising Worldwide and Executive Vice President, a Director and a member of the Executive Committee of Young & Rubicam, Inc., an international advertising agency. From October 1977 to September 1992, Mr. Heyer was employed by Booz, Allen & Hamilton, Inc., a management consulting firm, and served as Senior Vice President and Managing Partner from 1987 to September 1992. Mr. Heyer is a member of the board of directors of the Cable Advertising Bureau, the Ad Council and the Partnership for a Drug Free America, and a member of the Board of Overseers of the Tuck School at Dartmouth College. Mr. Heyer received a B.A. degree from Cornell University and a M.B.A. degree from the Stern School of Management at New York University.

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee. The Board of Directors has established an audit committee (the "Audit Committee"), which consists of Messrs. Geller, Harris and Heyer. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls.

  Compensation Committee. The Board of Directors has established a compensation committee (the "Compensation Committee"), which consists of Messrs. Geller and Heyer, to determine compensation for the Company's senior executive officers, determine awards under the Stock Plan, and administer the Employee Stock Purchase Plan (as defined herein).

  Nominating Committee. The Board of Directors has established nominating committee (the "Nominating Committee"), which consists of Messrs. Gellein and Adler. The function of the Nominating Committee is to recommend to the full board of Directors nominees for election as directors of the Company and the composition of committees of the Board of Directors.

CLASSIFIED BOARD OF DIRECTORS

  The Company's Articles of Incorporation provide for the Company's Board of Directors to be divided into three classes serving staggered terms so that directors' initial terms will expire either on the date of the 1998, 1999 or 2000 annual meeting of shareholders. Messrs. Geller and Heyer have been classified as the class of directors having a term expiring at the 1998 annual meeting of shareholders, Mr. Gellein has been classified as the class of directors having a term expiring on the date of the 1999 annual meeting of shareholders, and Messrs. Adler and Harris have been classified as the class of directors having a term expiring on the date of the 2000 annual meeting of shareholders. Starting with the 1998 annual meeting of shareholders, one class of directors will be elected each year for three-year terms. The classification of directors makes it more difficult for a significant shareholder to change the composition of the Board of Directors in a relatively short period of time and, accordingly, provides the Board of Directors and shareholders time to review any proposal that a significant shareholder may make and to pursue alternative courses of action which the Board of Directors believes are fair to all of the shareholders of the Company.

DIRECTOR COMPENSATION

  Each director of the Company who is not an employee of the Company or the beneficial owner of 5% or more of the outstanding Common Stock ("Eligible Director") has been granted options to purchase 45,000 shares of Common Stock at an exercise price equal to $12 per share. Of such options, options to purchase 15,000 shares of Common Stock became exercisable immediately upon grant, options to purchase 15,000 shares of Common Stock will be exercisable immediately following the date of the 1998 annual meeting of the Company's shareholders, and options to purchase the remaining 15,000 shares of Common Stock will be exercisable immediately following the date of the 1999 annual meeting of the Company's shareholders. It is the intention of the Company that
(i) each initial director of the Company who is an Eligible Director will also be granted options to purchase 5,000 shares of Common Stock on the date of each scheduled annual meeting of the Company's shareholders commencing immediately following the 2000 annual meeting of the Company's shareholders and (ii) each new director of the Company who is an Eligible Director, will be granted options to purchase 5,000 shares of Common Stock on the date of each scheduled annual meeting of the Company's shareholders. See "Management--Stock Plan."

  In addition, each Eligible Director is paid an annual fee of $18,000, payable in equal quarterly installments.

DIRECTORS' AND OFFICERS' INSURANCE

  The Company has purchased a directors' and officers' liability insurance policy with coverage typical for a public company similar to the Company. The directors' and officers' liability insurance policy will insure (i) the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons while acting as officers and directors of the Company; (ii) the Company to the extent it has indemnified the officers and directors for such loss; and (iii) the Company for losses incurred in connection with claims made against the Company for covered wrongful acts.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company has adopted provisions in its Articles of Incorporation that, to the fullest extent provided under Florida law, limit the liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties as directors or officers. Such limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission, nor does it limit liability for acts of fraud, knowing violation of law, unlawful payment of distributions. Furthermore, equitable remedies may not, as a practical matter, be effective for various reasons. The Company's Articles of Incorporation and By-Laws also provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Florida law, including circumstances in which indemnification is otherwise discretionary to the Company under Florida law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  The Company has also agreed to indemnify each director and officer pursuant to an Indemnity Agreement from and against any and all expenses, losses, claims, damages and liabilities incurred by such director or officer for or as a result of actions taken or not taken while such director or officer was acting in his or her capacity as a director, officer, employee or agent of the Company. In addition, the Company has purchased officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities. See "--Directors' and Officers' Insurance." The Company believes that these provisions are necessary to attract and retain qualified persons to serve as directors and officers.

  There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth information with respect to all compensation paid by the Company to the Company's Co-Chief Executive Officers and each of the other three most highly compensated executive officers for the year ended December 31, 1996 (the "Named Executive Officers").

                                     ANNUAL COMPENSATION  LONG-TERM COMPENSATION
                                     --------------------------------------------
                                                           SECURITIES      LTIP
                                                           UNDERLYING    PAYOUTS   OTHER ANNUAL
NAME AND PRINCIPAL POSITION  YEAR(1)  SALARY   BONUS(2)  OPTIONS/SARS(3)   (4)    COMPENSATION(5)
---------------------------  ------- ----------------------------------- -------- ---------------
Raymond L. Gellein,           1996   $  530,204   --             --           --      $13,125
 Jr.....................
 Chairman of the Board
 and
 Co-Chief Executive
 Officer
Jeffrey A. Adler........      1996   $  530,204   --             --           --      $13,125
 President and Co-Chief
 Executive Officer
Matthew E. Avril........      1996   $  225,000$  52,360     180,000     $125,000     $ 8,840
 Executive Vice
 President and Chief
 Operating Officer
Susan Werth (6).........      1996   $  149,712   --          75,000          --      $ 4,132
 Senior Vice President,
 General Counsel and
 Secretary
Carol Lytle.............      1996   $  225,000$  99,921     180,000     $125,000     $ 2,400
 Vice President

--------
(1) In accordance with the rules of the Commission, only information with respect to the most recently completed fiscal year is reported in the Summary Compensation Table because the Company was not a reporting company during the three immediately preceding fiscal years.
(2) Reflects amounts paid in 1996 in respect of the year ended December 31, 1995.
(3) Does not include options to acquire 400,000, 125,000 and 400,000 shares of Common Stock granted by the Principal Shareholders to Mr. Avril, Ms. Werth and Ms. Lytle, respectively. See "Principal Shareholders."
(4) Consists of deferred executive incentive compensation under a previous plan.
(5) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has not been separately itemized because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 20% of the annual salary and bonus for the named executive officer for such year.
(6) Ms. Werth's employment by the Company commenced in May 1996. Accordingly, salary and bonus amounts reflect a partial year of employment.

  The Company has entered into employment agreements with each of Messrs. Gellein, Adler and Avril, Ms. Werth and Ms. Lytle which provide, among other things, that, the annual base salaries of Messrs. Gellein, Adler and Avril, Ms. Werth and Ms. Lytle are $360,000, $360,000, $250,000, $230,000 and
$250,000, respectively. See "--Employment Agreements."

  Stock Option Grants in Last Fiscal Year. The following table contains information concerning the grant of stock options made for the fiscal year ended December 31, 1996 to the Named Executive Officers. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set for a maximum of ten years.

                               INDIVIDUAL GRANTS

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                            NUMBER OF     PERCENT OF                          ANNUAL RATES OF SHARE
                           SECURITIES    TOTAL OPTIONS                         PRICE APPRECIATION
                           UNDERLYING     GRANTED TO   EXERCISE OR             FOR OPTION TERM(2)
                         OPTIONS GRANTED EMPLOYEES IN  BASE PRICE  EXPIRATION ---------------------
       NAME                    (1)        FISCAL YEAR   PER SHARE     DATE        5%        10%
       ----              --------------- ------------- ----------- ---------- ---------- ----------
Raymond L. Gellein,
 Jr.....................         --           --            --           --          --         --
Jeffrey A. Adler........         --           --            --           --          --         --
Matthew E. Avril........     180,000         33.6%       $11.00     12/26/06  $1,245,211 $3,155,610
Susan Werth.............      75,000         14.0%       $11.00     12/26/06  $  518,838 $1,314,838
Carol Lytle.............     180,000         33.6%       $11.00     12/26/06  $1,245,211 $3,155,610

--------
(1) These options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. These options are nonqualified stock options, have a ten-year term and, shall become 25% vested after 12 months from the date of grant and shall vest pro rata in arrears on a monthly basis over a period of 36 months thereafter. See "--Stock Plan."
(2) The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation of the shares of Common Stock underlying each option at 5% and 10% from the date of grant to the expiration date of the option.

STOCK PLAN

  General. The Stock Plan was initially adopted by the Company in December 1996. The Stock Plan provides for the issuance of options to acquire up to 1,900,000 shares of Common Stock to employees, directors and officers of, and consultants to, the Company and permits the Company to grant (i) shares of Common Stock subject to transfer restrictions ("Restricted Stock"); (ii) incentive stock options ("ISOs") within the meaning of Section 422 of the Code; (iii) non-qualified stock options ("NSOs") ("ISOs" and "NSOs," individually, or collectively, "Options"); (iv) stock appreciation rights ("SARs"); and (v) phantom stock awards.

  Purpose. The purpose of the Stock Plan is to foster the interests of the Company and its shareholders by enabling employees, directors and officers of, and consultants to, the Company to acquire a proprietary interest in the Company and to provide an additional incentive for such persons to promote the success of the Company's business.

  Administration. The Stock Plan is administered by the Compensation Committee of the Board, which selects the persons who will receive grants of awards under the Stock Plan. The Committee is comprised of two or more outside directors who are "non-employee directors" for purposes of Rule 16b-3 of the Exchange Act and "independent directors" for purposes of Section 162(m) of the Code. The Board appoints the members of the Compensation Committee, fills vacancies on the Compensation Committee and has the power to replace members of the Compensation Committee with other eligible persons at any time. The Compensation Committee is authorized to make grants under the Stock Plan, to determine the terms and conditions thereof and to otherwise administer and interpret the Stock Plan.

  Eligibility. Employees, directors and officers of, and consultants to, the Company and its subsidiaries and affiliates are eligible to participate in the Stock Plan and receive grants of awards thereunder. The selection of employees who will receive grants under the Stock Plan (the "Participants") is in the sole discretion of the Compensation Committee. The aggregate number of shares of Common Stock that may be issued under Options, as restricted stock or upon which SARs or phantom stock may be awarded to any Participant may not exceed 1,000,000.

  Exercise Price of Options. The exercise price of any Option granted under the Stock Plan is set in each case by the Compensation Committee; however, the exercise price of any ISO may not be less than 100% of the fair market value of the shares of Common Stock subject to the ISO on the date of grant (110% if the ISO is granted to a greater than 10% shareholder of the Company).

  Terms of Options. ISOs granted under the Stock Plan expire upon the earliest to occur of (i) a period not to exceed ten years from the Option Date (as that term is defined in the Stock Plan) (or five years if the ISO is granted to a greater than 10% shareholder of the Company); (ii) the date on which the ISO is forfeited under the terms of the Stock Plan due to termination of employment (i.e., all nonvested Options are forfeited and expire upon termination of a Participant's employment); (iii) with respect to vested and nonvested options, the date on which the Participant's employment is terminated for Cause (as defined in the Stock Plan); (iv) with respect to vested Options, three months after the Participant's termination of employment by the Company for any reason other than Cause, death or disability (within the meaning of Section 22(a)(3) of the Code); or (v) twelve months after the Participant's death or disability. The duration of NSOs granted under the Stock Plan are identical to those of ISOs (except for the five year expiration period for greater than 10% shareholders of the Company).

  Exercise of Awards. Unless the Compensation Committee establishes a different vesting schedule and except with respect to the automatic director Options discussed below, Options, Restricted Stock, SARs and phantom stock granted or awarded under the Stock Plan shall become 25% vested after 12 months from the grant or award date, and shall vest pro rata in arrears on a monthly basis over a period of 36 months thereafter. Notwithstanding the foregoing, upon a Change in Control (as that term is defined in the Stock
Plan) all Options, Restricted Stock, SARs and phantom stock shall become 100% vested and immediately exercisable. If a Participant's employment with the Company, membership on the Board of Directors or retention as a consultant terminates, all unvested grants and awards are forfeited. Under the Stock Plan, upon the exercise of an Option, the optionee may make payment either in cash, with shares of Common Stock having an aggregate fair market value on the date of delivery equal to the exercise price, or by delivery of an irrevocable commitment to use the proceeds of the sale of stock acquired from exercise of the option. No Common Stock may be delivered upon the exercise of an Option until full payment has been made for such shares. For individuals subject to Rule 16b-3, any withholding obligation of the Company will be satisfied automatically by the automatic withholding of shares of Common Stock otherwise issuable to the Participant.

  Director Options. Each initial director of the Company who is an Eligible Director has been granted NSOs to purchase 45,000 shares of Common Stock for an exercise price per share equal to $12 per share. Of such NSOs, NSOs to purchase 15,000 shares of Common Stock became exercisable immediately upon grant, NSOs to purchase 15,000 shares of Common Stock will be exercisable immediately following the date of the 1998 annual meeting of the Company's shareholders (provided that such initial director continues to be a director of the Company following such annual meeting) and NSOs to purchase the remaining 15,000 shares of Common Stock will be exercisable immediately following the date of the 1999 annual meeting of the Company's shareholders (provided that such initial director continues to be a director of the Company following such annual meeting).

  In addition, it is the intention of the Company that (i) each initial director of the Company who is an Eligible Director will also be granted immediately-exercisable NSOs to purchase 5,000 shares of Common Stock immediately following the date of each scheduled annual meeting of the Company's shareholders commencing with the 2000 annual meeting of the Company's shareholders (provided that such initial director continues to be a director of the Company following such annual meeting) and (ii) each new director of the Company who is an Eligible Director will be granted immediately-exercisable NSOs to purchase 5,000 shares of Common Stock immediately following the date of each scheduled annual meeting of the Company's shareholders (provided that such director continues to be a director of the Company following such annual meeting). The Company intends that the exercise price of such NSOs will be the fair market value of the Common Stock on the date of grant.

  Unless the Compensation Committee establishes an earlier termination date, NSOs granted to a director will expire ten years from the date of grant.

  Grant of Options. There are 1,900,000 shares of Common Stock reserved for issuance pursuant to the Stock Plan. The Company has issued to executive officers, other key employees, Eligible Directors and consultants of the Company options to purchase 1,854,000 shares of Common Stock pursuant to the Stock Plan. In addition, the Company currently intends to seek Board of Director and shareholder approval at the next Annual Meeting of Shareholders to increase the number of shares of Common Stock reserved for issuance pursuant to the Stock Plan.

  Stock Appreciation Rights (SARs). Under the terms of the Stock Plan, the Compensation Committee may, in its discretion, grant naked SARs and/or tandem SARs to eligible Participants. A tandem SAR is an SAR that is granted in connection with an Option and is exercisable only if the fair market value of the Company's Common Stock on the date of surrender exceeds the Option Price of the related ISO or the fair market value of the Common Stock on the Option Date in the case of an NSO, and only to the extent that the related NSO or ISO is exercisable. A Participant who elects to exercise a tandem SAR may surrender the exercisable portion of related Options in exchange for a number of shares of Common Stock determined by a formula in the Stock Plan. A naked SAR is similar to a tandem SAR but it is not granted in connection with an underlying Option and its terms are governed by the Participant's SAR agreement.

  Phantom Stock. Under the Stock Plan, the Compensation Committee may, in its discretion, award phantom stock to eligible Participants and, in connection therewith, grant the Participant the right to receive payments equal to dividends paid on the Common Stock to which the phantom stock relates. Subject to certain terms and limitations, an award of phantom stock entitles the Participant to surrender all or part of the vested portion of such stock and to receive from the Company the fair market value on the date of surrender of the Common Stock to which the phantom stock relates.

  Non-Assignability of Options, SARs and Phantom Stock. Options, SARs and phantom stock granted under the Stock Plan are generally not transferable other than by will or the then applicable laws of descent and distribution; provided, however that Options, SARs and phantom stock may be transferred to
(i) any members of a Participant's immediate family and (ii) a trust which has as its exclusive beneficiaries such Participant or members of such Participant's immediate family.

  Restricted Stock. In addition to Options, SARs and phantom stock, the Compensation Committee may, in its discretion, make awards of restricted stock to eligible Participants under the Stock Plan. A Participant may not sell or transfer shares of restricted stock awarded under the Stock Plan and the shares are subject to forfeiture in the event of the termination of the Participant's employment with the Company or membership on the Board of Directors prior to the vesting thereof. Notwithstanding the transfer restrictions, the holder of restricted stock has the right to vote his or her shares of restricted stock and to receive dividends in the same amount as dividends paid on non-restricted shares of Common Stock.

  Adjustment to Reflect Change in Capital Structure. If there is any change in the corporate structure or shares of the capital stock of the Company, the Board of Directors has the authority to make any adjustments necessary to prevent accretion or to protect against dilution in the number and kind of shares authorized by the Stock Plan or in the number and kind of shares covered by awards thereunder.

EMPLOYEE STOCK PURCHASE PLAN

  The Company has established the Vistana, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") to assist employees of the Company in acquiring a stock ownership interest in the Company and to encourage them to remain in the employment of the Company. The Employee Stock Purchase Plan is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Code, nor an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the Employee Stock Purchase Plan. The discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances.

  The Employee Stock Purchase Plan is intended to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code. Neither the grant of the right to purchase shares, nor the purchase of shares, under the Employee Stock Purchase Plan has a federal income tax effect on employees or the Company. Any United States tax liability to the employee and the tax deductions to the Company are deferred until the employee sells the shares, disposes of the shares by gift or dies. Under the Employee Stock Purchase Plan, shares are generally purchased for 85% of the fair market value thereof, as permitted by the Code.

  In general, if shares are held for more than one year after they are purchased and for more than two years from the beginning of the enrollment period in which they are purchased or if the employee dies while owning the shares, gain on the sale or other disposal of the shares constitutes ordinary income to and employee (with no corresponding deduction to the Company) to the extent of the lesser of (i) 15% of the fair market value of the shares at the beginning of the enrollment period or (ii) the gain on sale of the amount by which the market value of the shares on the date of sale, gift or death, exceeds the purchase price. Any additional gain is capital gain. If the shares are sold or disposed of within either or both of the holding periods, an employee recognizes ordinary income (and the Company receives a corresponding deduction subject to Section 162(m) of the Code) to the extent that the fair market value of the shares at the date of exercise of the option exceeds the option price. Any appreciation or depreciation after the date of purchase is capital gain or loss.

  A maximum of 1,000,000 shares of Common Stock have been reserved for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan will be administered by the Compensation Committee.

OPTIONS GRANTED BY PRINCIPAL SHAREHOLDERS

  The Principal Shareholders, pro rata in accordance with the ownership of Common Stock, have granted certain executive officers and other employees of the Company options to acquire an aggregate of 1,350,000 shares of Common Stock at an exercise price equal to $12 per share. These options became exercisable in full at the date of grant and will terminate ten years after the date of grant, subject to certain exceptions. See "Principal Shareholders" and "Shares Eligible for Future Sale."

401(K) PLAN

  The Company has established a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Code (the "401(k) Plan"). Employees of the Company are eligible to participate in the 401(k) Plan if they meet certain requirements concerning minimum age and period of credited service. The 401(k) Plan allows participants to defer up to 15% of their compensation on a pre-tax basis subject to certain maximum amounts. The 401(k) Plan allows the Company discretionary matching contributions up to a maximum of 6% of the participant's compensation per year. The Company has historically matched participant contributions in an amount equal to 25 cents for each dollar of participant contributions and expects to continue to do so. Certain other statutory limitations with respect to the Company's contribution under the 401(k) Plan also apply. Amounts contributed by the Company will vest over six years and will be held in trust until distributed pursuant to the terms of the 401(k) Plan. All contributions to the 401(k) Plan are invested in accordance with participant elections among certain investment options. Distributions from participant accounts are not permitted before an employee attains the age of 59 1/2, except in the event of death, disability, certain financial hardships or termination of employment.

EMPLOYMENT AGREEMENTS

  Prior to the completion of the Initial Public Offering, the Company entered into employment agreements with each of Messrs. Gellein, Adler, Avril and Sabin, Ms. Werth and Ms. Lytle for a term commencing on the completion of the Initial Public Offering and ending on the fourth anniversary of the Initial Public Offering; however, each employee's employment by the Company is terminable at any time by either party, with or without cause. Pursuant to these agreements, Messrs. Gellein, Adler, Avril and Sabin, Ms. Werth and Ms. Lytle are entitled to receive an annual base salary of $360,000, $360,000, $250,000, $210,000, $230,000 and $250,000,
respectively, as adjusted on March 1 of each year by the annual percentage increase in the Consumer Price Index, All Urban Consumers for the Orlando, Florida area. In addition, Messrs. Gellein, Adler, Avril and Sabin, and Ms. Werth are eligible to receive an annual performance bonus not to exceed 60%, 60%, 60%, 40% and 40%, respectively, of such employee's annual base salary, based upon the Company's achievement of certain predetermined performance goals. Ms. Lytle is eligible to receive performance bonuses based on the Company's achievement of certain operating goals. See "Management--Executive Compensation." Upon termination of employment, the employee is entitled to unpaid compensation for services rendered through the date of termination, together with employee benefits accrued through the date of termination. In addition, if the employee's employment by the Company is terminated, the employee is entitled to receive certain severance payments depending on the reason for termination (except with respect to Messrs. Gellein and Adler who will not be entitled to any severance payments).

  The Company has granted each of Messrs. Gellein and Adler options to purchase 50,000 shares of Common Stock at an exercise price of $12 per share pursuant to the Stock Plan. The Company has also granted Mr. Avril, Ms. Werth and Ms. Lytle options to purchase 180,000, 75,000 and 180,000 shares of Common Stock, respectively, at an exercise price of $11.00 per share pursuant to the Stock Plan and granted Mr. Sabin options to purchase 75,000 shares of Common Stock at an exercise price equal to $12 per share pursuant to the Stock Plan. See "--Executive Compensation."

  Under the terms of the employment agreements, Messrs. Gellein, Adler, Avril and Sabin, Ms. Werth and Ms. Lytle are prohibited from disclosing any confidential information or trade secrets of the Company. Messrs. Gellein, Adler, Avril and Sabin, Ms. Werth and Ms. Lytle are prohibited, during the term of their employment by the Company and for a period of one to two years thereafter (depending on the reason for termination but, in all events, two years for Messrs. Gellein and Adler) from (i) engaging in any business or becoming employed or otherwise rendering services to any company engaged in the timeshare or vacation ownership business and (ii) soliciting the employment of any employees of the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In addition to the transactions described under "Management--Employment Agreements," the Company engaged in during its last fiscal year, or contemplates engaging in during the current fiscal year, the transactions described below.

  Charles E. Harris, a director of the Company, is President and Chief Executive Officer and a principal shareholder of Synagen. Synagen has served as financial advisor to the Company and certain of the Principal Shareholders with respect to various corporate transactions since 1991. During the years ended December 31, 1996 and 1995, the Company paid Synagen fees of $55,000 and $125,000, respectively. No fees were paid to Synagen during 1994. In 1997, the Company paid fees of $280,000 to Synagen in connection with the Initial Public Offering.

  Mr. Harris is also President and Chief Executive Officer of Allen C. Ewing & Co. ("Ewing"), and a principal shareholder of Ewing's parent holding company. Ewing was one of the underwriters in the Initial Public Offering, and the Representatives (as defined herein) have agreed to include Ewing as one of the Underwriters in the Offering. See "Underwriting."

  The Principal Shareholders, after giving effect to the Offering, will be the owners of 53.4% of the Common Stock (approximately 52.1% if the Underwriters' over-allotment option is exercised in full). The Principal Shareholders are currently parties to a Shareholders' Agreement (the "Shareholders' Agreement"). Pursuant to the Shareholders' Agreement, the Principal Shareholders have agreed to vote their shares of Common Stock in favor of proxies solicited by the Board of Directors, unless each of Messrs. Gellein and Adler disagree with the position taken by the Board of Directors. The Shareholders' Agreement contains restrictions on the disposition of Common Stock and provides for certain rights of refusal. The Shareholders' Agreement will terminate and be of no further force and effect upon the earliest to occur of (i) the agreement of the Principal Shareholders to terminate the Shareholders' Agreement; (ii) the tenth anniversary of the Initial Public Offering; and (iii) the date upon which one of the Principal Shareholders (treating all shares of Common Stock beneficially owned by Mr. Gellein as held by one Principal Shareholder and all shares of Common Stock beneficially owned by Mr. Adler as held by one Principal Shareholder) fails to own 5% of the Common Stock. See "Risk Factors--Effective Control by Principal Shareholders; Shareholder's Agreement."

  Messrs. Gellein and Adler, their respective affiliates which own shares of Common Stock and certain executive officers and other employees of the Company are entitled, under certain circumstances, to require the Company to register under the Securities Act shares of Common Stock owned by them or which they may purchase upon exercise of options granted by the Principal Shareholders. See "Principal Shareholders" and "Shares Eligible for Future Sale."

  The Company was incorporated in the State of Florida in December 1996 to effect the Formation Transactions and the Initial Public Offering. Prior to the Initial Public Offering, the business of the Company was conducted through
(i) several corporations and limited partnerships (collectively, the "Affiliated Companies") which were directly or indirectly wholly-owned and controlled by the Principal Shareholders, and (ii) two partnerships between one or more of the Affiliated Companies and unaffiliated third party partners (collectively, the "Related Partnerships"). The Affiliated Companies consisted of over 20 corporations and three limited partnerships, the ownership of each of which was divided equally between (i) trusts for the benefit of Mr. Adler and his family members and (ii) trusts for the benefit of Mr. Gellein and his family members and former spouse. Each of the Related Partnerships was controlled solely by one or more of the Affiliated Companies.

  Concurrently with, and conditioned upon, the completion of the Initial Public Offering, each of the Principal Shareholders transferred to the Company all of the outstanding capital stock and partnership interests owned by each such Principal Shareholder, whether directly or indirectly, in each of the Affiliated Companies and Related Partnerships (collectively, the "Formation Transactions"). Pursuant to the Formation Transactions and as consideration for the transfer of interests in the Affiliated Companies and Related Partnerships, the Company issued an aggregate of 14,174,980 shares of Common Stock to the Principal Shareholders, certain shares of which were sold by the Principal Shareholders in the Initial Public Offering. As a result of the Formation Transactions, the ownership of all of the interests in the Affiliated Companies and Related Partnerships previously held by the Principal Shareholders is owned by the Company or one of its subsidiaries.

  Pursuant to the Formation Transactions, during the three months ended March 31, 1997, the Affiliated Companies made distributions to the Principal Shareholders of approximately $2.5 million in the aggregate representing (i) the balance of such persons' federal and state income tax income liability for the year ended December 31, 1996 and from January 1, 1997 through the consummation of the Formation Transactions and (ii) retained earnings of the Affiliated Companies for which the owners thereof had previously paid income tax.

  The Company believes that all transactions disclosed above have been, and the Company's Board of Directors intends that any future transactions with its officers, directors, affiliates or principal shareholders will be, effected on terms that are no less favorable to the Company than those which would otherwise have been obtainable in arm's length transactions with unaffiliated third parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth information as of September 30, 1997 regarding the beneficial ownership of the Common Stock of the Company with respect to (i) each person known by the Company to beneficially own 5% or more of the outstanding Common Stock; (ii) each person who is a director or Named Executive Officer of the Company; and (iii) all directors and executive officers of the Company as a group.

                                                NUMBER OF SHARES
                   NAME(1)                    BENEFICIALLY OWNED(2) PERCENTAGE
                   -------                    --------------------- ----------
Raymond L. Gellein, Jr.(3)...................       6,208,750          32.7%
Jeffrey A. Adler(4)..........................       6,085,750          32.0%
Laurence S. Geller(5)........................          15,000             *
Charles E. Harris(6).........................          30,100             *
Steven J. Heyer(7)...........................          25,000             *
Matthew E. Avril(8)..........................         400,000           2.1%
Susan Werth(9)...............................         125,000             *
Carol Lytle(10)..............................         400,000           2.1%
All directors and executive officers as a
 group (9 persons)(11).......................      13,314,600            70%

--------
  * Less than 1%.
 (1) The address of each director, executive officer and beneficial owner of more than 5% of the currently outstanding shares of Common Stock is in care of the Company, 8801 Vistana Centre Drive, Orlando, Florida 32821.
 (2) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire from the Company within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (3) Includes (i) 3,439,720 shares of Common Stock held by various trusts primarily for the benefit of Mr. Gellein and members of his family and Mr. Gellein's former spouse and members of her family; and (ii) 2,769,030 shares of Common Stock held by the Raymond L. Gellein, Jr. Revocable Trust, a trust for the benefit of Mr. Gellein. Mr. Gellein, who serves as trustee of each of the foregoing trusts, has exclusive authority to vote all shares of stock, including the Common Stock, held thereby. Of such shares of Common Stock, an aggregate of 675,000 shares of Common Stock are subject to options granted to certain executive officers and other employees of the Company. See notes (8), (9), (10) and (11) below. Excludes options to acquire 50,000 shares of Common Stock granted by the Company in February 1997 pursuant to the Stock Plan which are not exercisable within 60 days of the date of this Prospectus.
 (4) Includes (i) 110,000 shares of Common Stock held by various trusts primarily for the benefit of Mr. Adler and members of his family; and
     (ii) 5,975,750 shares of Common Stock held by the Jeffrey A. Adler Revocable Trust, a trust for the benefit of Mr. Adler. Mr. Adler, who serves as trustee of each of the foregoing trusts, has exclusive authority to vote all shares of stock, including the Common Stock, held thereby. Of such shares of Common Stock, 675,000 shares of Common Stock are subject to options granted to certain executive officers and other employees of the Company. See notes (8), (9), (10) and (11) below. Excludes an aggregate of 123,000 shares of Common Stock held by various trusts, of which Mr. Adler is not trustee, for the benefit of Mr. Adler's spouse and children. Also excludes options to acquire 50,000 shares of Common Stock granted by the Company in February 1997 pursuant to the Stock Plan which are not exercisable within 60 days of the date of this Prospectus.

 (5) Includes 15,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan. Excludes 30,000 shares of Common Stock issuable pursuant to options granted under the Stock Plan which are not exercisable within 60 days of the date of this Prospectus and 25,000 shares of Common Stock held by a trust for which Mr. Geller does not serve as a trustee and of which he is not a beneficiary.
 (6) Includes 15,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan and 600 shares of Common Stock owned by Mr. Harris' children. Excludes 30,000 shares of Common Stock issuable pursuant to options granted under the Stock Plan which are not exercisable within 60 days of this Prospectus.
 (7) Includes 15,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan. Excludes 30,000 shares of Common Stock issuable pursuant to options granted under the Stock Plan which are not exercisable within 60 days of the date of this Prospectus.
 (8) Represents 400,000 shares of Common Stock which may be acquired upon exercise of options granted by the Principal Shareholders, which options were granted in February 1997 at an exercise price equal to $12 per share, the price to public in the Initial Public Offering. Excludes options to acquire 180,000 shares of Common Stock granted by the Company in December 1996 pursuant to the Stock Plan, under which 45,000 shares may be acquired subsequent to December 26, 1997 and the remainder of which is not exercisable within 60 days of the date of this Prospectus.
 (9) Represents 125,000 shares of Common Stock which may be acquired upon exercise of options granted by the Principal Shareholders, which options were granted in February 1997 at an exercise price equal to $12 per share, the price to public in the Initial Public Offering. Excludes options to acquire 75,000 shares of Common Stock granted by the Company in December 1996 pursuant to the Stock Plan, under which 18,750 shares may be acquired subsequent to December 26, 1997 and the remainder of which is not exercisable within 60 days of the date of this Prospectus. Also excludes 1,000 shares of Common Stock owned by Ms. Werth's spouse, for which Ms. Werth disclaims beneficial ownership.
(10) Represents 400,000 shares of Common Stock which may be acquired upon exercise of options granted by the Principal Shareholders, which options were granted in February 1997 at an exercise price equal to $12 per share, the price to public in the Initial Public Offering. Excludes options to acquire 180,000 shares of Common Stock granted by the Company in December 1996 pursuant to the Stock Plan, under which 45,000 shares may be acquired subsequent to December 26, 1997 and the remainder of which is not exercisable within 60 days of the date of this Prospectus.
(11) Includes (i) 12,294,500 shares of Common Stock owned by the Principal Shareholders; (ii) an aggregate of 950,000 shares of Common Stock which may be acquired upon exercise of options granted by the Principal Shareholders; and (iii) 45,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan. Excludes options to acquire an aggregate of 700,000 shares of Common Stock granted by the Company pursuant to the Stock Plan, which are not exercisable within 60 days of the date of this Prospectus. See "Management--Stock Plan."

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $0.01 per share, 19,007,630 of which are outstanding as of September 30, 1997 and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are outstanding as of the date of this Prospectus. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Articles of Incorporation and By-Laws of the Company, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

  The rights of the holders of the Common Stock discussed below are subject to such rights as the Board of Directors may hereafter confer on the holders of the preferred stock; accordingly, rights conferred on holders of preferred stock issued under the Articles of Incorporation may adversely affect the rights of holders of the Common Stock.

  Subject to the rights of holders of preferred stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor, at such times and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting in the election of directors.

PREFERRED STOCK

  The Articles of Incorporation authorize the Board of Directors to issue preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to, among other things, the rate and nature of dividends, the price, terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of the stock and voting rights. The Company will have authority, without approval of the holders of Common Stock, to issue preferred stock that has voting, dividend or liquidation rights superior to the Common Stock and that may adversely affect the rights of holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company currently has no plans to issue any shares of preferred stock.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  The Company's Articles of Incorporation provide that the number of directors of the Company shall be established by the By-Laws. The By-Laws currently provide that the Board of Directors will consist of not fewer than three nor more than nine members. The Company's Articles of Incorporation and By-Laws provide for a staggered Board of Directors consisting of three classes as nearly equal in size as practicable. One class will hold office initially for a term expiring on the date of the annual meeting of the Company's shareholders to be held in 1998, another class will hold office initially for a term expiring on the date of the annual meeting of the Company's shareholders to be held in 1999 and another class will hold office initially for a term expiring on the date of the annual meeting of the Company's shareholders to be held in 2000. As the term of each class expires, directors for that class will be elected for a term of three years and until their successors are duly elected and qualify.

  The provisions of the Articles of Incorporation and the By-Laws summarized in the preceding paragraphs and the provisions of the FBCA contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of the Company not approved by the Board of Directors in which shareholders might receive an enhanced value for their shares or that a substantial number or a majority of the Company's shareholders might believe to be in their best interest. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the Common Stock at a premium, as well as create a depressive effect on the market price of the Common Stock.

CERTAIN PROVISIONS OF FLORIDA LAW

  The Company is subject to several anti-takeover provisions that apply to a public corporation organized under the FBCA, unless the corporation has elected to opt out of those provisions in its articles of incorporation or by-laws. The Company has not elected to opt out of those provisions. Subject to certain exceptions, the FBCA prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power;
(ii) one-third or more but less than a majority of such voting power; and
(iii) more than a majority of such voting power.

  Subject to certain exceptions, the FBCA also contains an "affiliated transaction" provision that prohibits a corporation organized under the FBCA from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless: (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder; (ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is First Union National Bank of North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 23,007,630 shares of Common Stock. Of these shares, 10,382,500 shares, including the shares to be sold in the Offering will be freely tradeable in the public market without restriction or further registration under the Securities Act.

  The remaining 12,625,130 outstanding shares of Common Stock were issued pursuant to the Formation Transactions or in connection with the Acquisition and are "restricted securities" as that term is defined under Rule 144 of the Securities Act and may be sold only pursuant to registration under the Securities Act or pursuant to an exemption therefrom, such as that provided by Rule 144. In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of shares of Common Stock from the Company or the date of acquisition of shares of Common Stock from any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares of Common Stock that do not exceed the greater of
(i) 1% of the then-outstanding shares of Common Stock and (ii) the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of shares of Common Stock from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares of Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  In connection with the Offering, each of the Principal Shareholders has agreed, with certain exceptions, not to offer, sell, offer to sell, contract to sell, or otherwise dispose of any Common Stock, or options or warrants to
acquire Common Stock, for a period of     days after the completion of the
Offering without the prior written consent of Merrill Lynch & Co. The Company
has agreed not to sell any shares of Common Stock for a period of     days
from the date of this Prospectus without the prior written consent of Merrill Lynch & Co., except for the sale of shares pursuant to the overallotment option, the issuance of shares upon the exercise of currently outstanding stock options and pursuant to the Employee Stock Purchase Plan and the issuance of shares contingently issuable in connection with the Acquisition.

  The Company intends to file under the Securities Act a registration statement on Form S-8 to register all of the shares of Common Stock subject to outstanding options under the Stock Plan and reserved for future grants under the Stock Plan. This registration statement is expected to become effective upon filing and shares covered by this registration statement will be eligible for sale, subject, in the case of affiliates only, to the restrictions of Rule 144, other than the holding period requirement, and subject to the expiration of the lock-up agreements with the Underwriters. As of September 30, 1997, options to acquire an aggregate of 1,854,000 shares of Common Stock had been granted under the Stock Plan, and 45,000 of such options are currently exercisable.

  On September 17, 1997, the Company filed a registration statement on Form S-8 under the Securities Act to register all of the shares of Common Stock subject to purchase under the Employee Stock Purchase Plan. This registration statement became effective upon filing and shares covered by this registration statement will be eligible for sale, subject, in the case of affiliates only, to the restrictions of Rule 144, other than the holding period requirements, and subject to expiration of the lock-up agreements with the Underwriters. As of June 30, 1997, no shares of Common Stock had been purchased under the Employee Stock Purchase Plan.

  The Company has entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the Principal Shareholders and certain executive officers and other employees of the Company pursuant to which the Company is obligated to register the shares owned by such persons under the Securities Act at specified times and in specified amounts. Specifically, the Company, subject to certain exceptions and limitations, will, upon request, be required (i) at any time after the third anniversary of the Initial Public Offering, to register all or a portion of the Common Stock (not to exceed 15% of the then outstanding Common Stock on any one occasion) owned by each of Messrs. Gellein and Adler on up to two separate occasions each in connection with an underwritten offering of any such Common Stock;
(ii) at the beginning of each of the first two 12-month periods following the second anniversary of the Initial Public Offering, to register up to 50% of the Common Stock held, or acquirable pursuant to the exercise of options granted by the Principal Shareholders, by each of the parties to the Registration Rights Agreement, other than the Principal Shareholders, on a delayed or continuous basis, but not as part of an underwriting (a "Shelf Registration") at the beginning of each of the 12 month periods following the second anniversary of the completion of the Initial Public Offering; provided, however, that the number of shares included in any such Shelf Registration may not exceed a maximum of 5% of the then outstanding Common Stock; (iii) to register all of the shares of Common Stock held, or acquirable pursuant to the exercise of options granted by the Principal Shareholders, by each party to the Registration Rights Agreement, other than the Principal Shareholders, pursuant to a Shelf Registration in the event of such party's death or disability, such party's termination of employment by the Company without cause or a change in control (as defined in the Registration Rights Agreement). The Company is required to use its best efforts to keep all registration statements relating to Shelf Registrations effective until the Common Stock included therein has been sold.

  Under the Registration Rights Agreement, subject to certain exceptions and limitations, if the Company proposes to register any of its securities under the Securities Act for its own account or the account of another person pursuant to an underwriting, the parties to the Registration Rights Agreement may require the Company to include in such registration all or part of the shares of Common Stock held by such persons after completion of the Offering.

  The Company is required to pay all expenses incident to the performance of its obligations under the Registration Rights Agreement, other than any underwriting discounts and commissions, or transfer taxes relating to shares of Common Stock registered pursuant thereto.

  Each party to the Registration Rights Agreement has agreed, if such holder is so requested by an underwriter in an underwritten offering of the Company's securities (whether for the account of the Company or otherwise), not to effect any public sale or distribution of any shares of Common Stock or other Company equity securities, including a sale pursuant to Rule 144, during the 10-day period prior to, and during the 90-day period beginning on, the closing date of such underwritten offering. In addition, each of Messrs. Gellein and Adler have agreed not exercise their rights to require the Company to register all or a portion of the Common Stock owned by them more than once during any 360-day period.

  In connection with the Acquisition, the Company has agreed to file and use its reasonable best efforts to cause such registration statement to be declared effective prior to approximately March 31, 1998, a shelf registration statement with the Commission for the purpose of registering all of the 207,630 shares of Common Stock issued by the Company in connection with the Acquisition and all of the 430,814 shares of Common Stock contingently issuable by the Company in connection with the Acquisition. See "Business--The Acquisition." The Company will use its reasonable best efforts to keep this shelf registration statement effective for a period ending on the earlier of
(i) such date as all of such shares of Common Stock are tradeable without restriction under the Securities Act and (ii) the first date on which all of the shares of Common Stock subject to the shelf registration statement have been sold pursuant to the shelf registration statement. The Company will bear the expenses incident to the registration of such shares of Common Stock, except that such expenses shall not include any underwriting discounts or commissions, or transfer taxes relating to such shares of Common Stock.

                                 UNDERWRITING

  Subject to the terms and conditions contained in a purchase agreement (the "U.S. Purchase Agreement"), the Company has agreed to sell to the U.S. Underwriters named below (the "U.S. Underwriters"), and the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities, Inc., Lehman Brothers Inc. and Smith Barney Inc. are acting as representatives (the "U.S. Representatives"), have severally agreed to purchase, the number of shares of Common Stock set forth opposite their respective names below.

                                                                     NUMBER OF
                                                                    SHARES TO BE
      UNDERWRITER                                                    PURCHASED
      -----------                                                   ------------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated........................................
      NationsBanc Montgomery Securities, Inc.......................
      Lehman Brothers Inc..........................................
      Smith Barney Inc.............................................
                                                                     ---------
            Total..................................................  3,200,000
                                                                     =========

  The Company has also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Agreements") with certain underwriters outside the United States and Canada (the "International Managers"), for whom Merrill Lynch International, NationsBanc Montgomery Securities, Inc., Lehman Brothers Inc. and Smith Barney Inc. are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase, an aggregate of 800,000 shares of Common Stock. The public offering price per share and the underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers (collectively, the "Underwriters"), respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to the Agreements if any of the shares of Common Stock being sold pursuant to the Agreements are purchased. The U.S. Purchase Agreement provides that in the event of a default by a U.S. Underwriter, the purchase commitments of the non-defaulting U.S. Underwriters may in certain circumstances be increased, and the International Purchase Agreement provides that, in the event of a default by an International Manager, the purchase commitments of the non-defaulting International Managers may in certain circumstances be increased. The closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Purchase Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the International Purchase Agreement, and the closing with respect to the sale of the shares of Common Stock pursuant to the International Purchase Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Purchase Agreement.

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") which provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other. Pursuant to the Intersyndicate Agreement, sales may be made between the International Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

  Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will agree to offer to sell or sell shares of Common Stock only to persons whom they believe are United States Persons or Canadian Persons (as defined in the Intersyndicate Agreement) or to persons whom they believe intend to reoffer or resell the same to United States Persons or Canadian Persons, and the International Managers and any bank, broker or dealer to whom they sell shares of Common Stock will agree not to offer to sell or sell shares of Common Stock to persons whom they believe to be United States Persons or Canadian Persons or to persons whom they believe intend to reoffer or resell the same to United States Persons or Canadian Persons, except in each case for transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

  The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the pubic offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $    per share. The U.S. Underwriters may allow, and such dealers
may reallow, a discount not in excess of $    per share to certain other
dealers. After the public offering, the public offering price, concession and discount may be changed.

  The Company has granted to the U.S. Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to 480,000 additional shares of Common Stock and to the International Managers an option, exercisable for 30 days after the date hereof, to purchase up to 120,000 additional shares of Common Stock, in each case solely to cover over-allotments, if any, at the public offering price less the underwriting discount. To the extent that the U.S. Underwriters exercise such option, each of the U.S. Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of such shares which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the total number of shares of Common Stock set forth in such table.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act.

  The Company has agreed that it will not, with certain exceptions, offer, sell or otherwise dispose of any shares of Common Stock for a period of days from the date of this Prospectus without the prior written consent of Merrill Lynch & Co., except for the sale of shares pursuant to the over-allotment option, the issuance of shares upon the exercise of currently outstanding stock options and pursuant to the Employee Stock Purchase Plan and the issuance of shares contingently issuable in connection with the Acquisition. Each of the Principal Shareholders has agreed that, for a period
of     days from the date of this Prospectus, he or she will not, without the prior written consent of Merrill Lynch & Co., offer, sell or otherwise voluntarily dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock.

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the U.S. Representatives and the Lead Managers, respectively, may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives and the Lead Managers, respectively, may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above.

  The U.S. Representatives and the Lead Managers, respectively, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the Lead Managers purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Charles E. Harris, a director of the Company, is President and Chief Executive Officer of Ewing and a principal shareholder of Ewing's parent holding company. The U.S. Representatives have agreed to include Ewing as one of the U.S. Underwriters.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby and certain other matters will be passed upon for the Company by Neal, Gerber & Eisenberg, Chicago, Illinois in reliance, as to matters of Florida corporate law, on the opinion of Dean, Mead, Egerton, Bloodworth, Capouano & Bozarth, P.A. Neal, Gerber & Eisenberg will rely on the opinion of Baker & Hostetler LLP as to certain matters of law governing the vacation ownership industry. Certain partners of Neal, Gerber & Eisenberg and attorneys associated with the firm beneficially own shares of Common Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by O'Melveny & Myers LLP, San Francisco, California in reliance, as to matters of Florida corporate law, on the opinion of Dean, Mead, Egerton, Bloodworth, Capouano & Bozarth, P.A.

                                    EXPERTS

  The Combined Financial Statements of Vistana, Inc. and combined affiliates as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 included elsewhere in this Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports appearing elsewhere herein. The financial statements have been so included in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

  The Financial Statements of Points of Colorado, Inc. as of March 31, 1997 and 1996 and for each of the years then ended, and the Balance Sheet of Success Developments, L.L.C. as of December 31, 1996, and the related Statements of Operations and Members' Equity and Cash Flows for the period from June 10, 1996 (Date of Inception) to December 31, 1996 included elsewhere in this Prospectus have been audited by Kreisman Corporation CPAs, independent certified public accountants, as set forth in their reports appearing elsewhere herein. The financial statements have been so included in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

  The Combined Financial Statements of The Success Companies at March 31, 1996 and 1997 and for each of the years then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-1 with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission, including at the Commission's Public Reference Room, 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission as its principal office in Washington, D.C. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to furnish its shareholders with annual reports containing combined financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS

VISTANA, INC. AND COMBINED AFFILIATES
Combined Financial Statements:
  Independent Auditors' Report............................................ F-2
  Combined Balance Sheets as of December 31, 1995 and 1996................ F-3
  Combined Statements of Income for the Years Ended December 31, 1994,
   1995 and 1996.......................................................... F-4
  Combined Statements of Equity for the Years Ended December 31, 1994,
   1995 and 1996.......................................................... F-5
  Combined Statements of Cash Flows for the Years Ended December 31, 1994,
   1995 and 1996.......................................................... F-6
  Notes to Combined Financial Statements.................................. F-7
Condensed Consolidated Financial Statements (Unaudited):
  Condensed Consolidated Balance Sheets as of June 30, 1996 and 1997...... F-21
  Condensed Consolidated Statements of Income for the Six Months Ended
   June 30, 1996 and 1997................................................. F-22
  Condensed Consolidated Statements of Cash Flows for the Six Months Ended
   June 30, 1996 and 1997................................................. F-23
  Notes to Unaudited Condensed Consolidated Financial Statements.......... F-24
ACQUIRED COMPANIES
POINTS OF COLORADO, INC.
Financial Statements
  Independent Auditors' Report............................................ F-30
  Balance Sheets as of March 31, 1996 and 1997 ........................... F-31
  Statements of Income and Accumulated Deficit for the Fiscal Years Ended
   March 31, 1996 and 1997................................................ F-32
  Statements of Cash Flows for the Fiscal Years Ended March 31, 1996 and
   1997................................................................... F-33
  Notes to Financial Statements........................................... F-34
Unaudited Financial Statements
  Balance Sheet as of June 30, 1997....................................... F-38
  Statements of Income and Accumulated Deficit for the Three Months Ended
   June 30, 1996 and 1997................................................. F-39
  Statements of Cash Flows for the Three Months Ended June 30, 1996 and
   1997................................................................... F-40
  Notes to Unaudited Financial Statements................................. F-41
SUCCESS DEVELOPMENTS, L.L.C.
Financial Statements
  Independent Auditors' Report............................................ F-44
  Balance Sheet as of December 31, 1996................................... F-45
  Statement of Operations and Members' Equity from June 10, 1996 (date of inception) to December 31, 1996........................................ F-46
  Statement of Cash Flows from June 10, 1996 (date of inception) to
   December 31, 1996...................................................... F-47
  Notes to Financial Statements........................................... F-48
Unaudited Financial Statements
  Balance Sheet as of June 30, 1997....................................... F-51
  Statement of Operations and Members' Equity for the Six Months Ended
   June 30, 1997.......................................................... F-52
  Statement of Cash Flows for the Six Months Ended June 30, 1997.......... F-53
  Notes to Unaudited Financial Statements................................. F-54
THE SUCCESS COMPANIES:
Combined Financial Statements
  Independent Auditors' Report............................................ F-56
  Combined Balance Sheets as of March 31, 1996 and 1997 and as of June 30,
   1997................................................................... F-57
  Combined Statements of Operations for the Fiscal Years Ended March 31,
   1996 and 1997 and for the Three Months Ended June 30, 1996 and 1997.... F-58
  Combined Statements of Changes in Equity for the Fiscal Years Ended
   March 31, 1996 and 1997 and for the Three Months Ended June 30, 1997... F-59
  Combined Statements of Cash Flows for the Fiscal Years Ended March 31,
   1996 and 1997 and for the Three Months Ended June 30, 1996 and 1997.... F-60
  Notes to Combined Financial Statements.................................. F-61

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Vistana, Inc. and Combined Affiliates:

  We have audited the combined balance sheets of Vistana, Inc. and Combined Affiliates (the "Company") as of December 31, 1995 and 1996 and the related combined statements of income, equity and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Vistana, Inc. and Combined Affiliates as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        LOGO

Orlando, Florida
January 24, 1997

                     VISTANA, INC. AND COMBINED AFFILIATES

                            COMBINED BALANCE SHEETS

                                                                  (UNAUDITED)
                                                                   PRO FORMA
                                                                   NOTE 2(B)
                                              DECEMBER 31,        DECEMBER 31,
                                        ------------------------- ------------
                                            1995         1996         1996
                                        ------------ ------------ ------------
Cash and cash equivalents.............. $  7,543,036 $  6,133,872 $  3,633,872
Restricted cash........................    3,244,873    3,847,374    3,847,374
Customer mortgages receivable, net.....   80,493,952  100,165,656  100,165,656
Other receivables, net.................    2,805,502    4,111,384    4,111,384
Inventory of Vacation Ownership Inter-
 ests..................................    9,607,814   16,540,469   16,540,469
Construction in progress...............    8,694,684    8,670,104    8,670,104
                                        ------------ ------------ ------------
  Total Vacation Ownership Interests...   18,302,498   25,210,573   25,210,573
                                        ------------ ------------ ------------
Prepaid expenses and other assets......    7,548,877   13,978,455   13,978,455
Investment in limited partnerships.....    5,058,710          --           --
Land held for development..............    4,297,121    8,080,062    8,080,062
Property and equipment, net............   11,356,914   12,395,090   12,395,090
                                        ------------ ------------ ------------
  Total assets......................... $140,651,483 $173,922,466 $171,422,466
                                        ============ ============ ============
Accounts payable and accrued liabili-
 ties..................................    4,905,831    3,828,794    3,828,794
Accrued compensation and benefits......    8,552,982    9,291,354    9,291,354
Customer deposits......................    2,349,357    4,994,766    4,994,766
Repurchase obligations.................    3,002,847          --           --
Other liabilities......................    2,432,399    6,160,284    6,160,284
Notes and mortgages payable............  101,503,639  118,556,609  118,556,609
                                        ------------ ------------ ------------
  Total liabilities....................  122,747,055  142,831,807  142,831,807
Minority interest......................          --     4,442,618    4,442,618
Equity.................................   17,904,428   26,648,041   24,148,041
                                        ------------ ------------ ------------
  Total liabilities and equity......... $140,651,483 $173,922,466 $171,422,466
                                        ============ ============ ============



            See accompanying notes to combined financial statements.

                     VISTANA, INC. AND COMBINED AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                                 YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                              1994        1995        1996
                                           ----------- ----------- -----------
Revenues:
  Vacation Ownership Interest sales....... $54,186,316 $50,156,397 $60,063,413
  Interest................................   7,654,323  12,886,189  15,546,269
  Resort..................................  11,834,044  12,613,242  13,586,648
  Telecommunications......................   3,377,865   4,802,025   7,053,647
  Other...................................     583,765     652,039     686,263
                                           ----------- ----------- -----------
Total revenues............................  77,636,313  81,109,892  96,936,240
                                           ----------- ----------- -----------
Costs and operating expenses:
  Vacation Ownership Interests cost of
   sales..................................  11,390,644  12,052,497  14,595,630
  Sales and marketing.....................  22,871,809  22,318,165  27,876,872
  Interest expense--treasury..............   3,605,227   6,515,497   6,864,713
  Provision for doubtful accounts.........   3,802,905   3,522,316   4,270,887
  Resort..................................  10,036,963  10,585,320  11,089,385
  Telecommunications......................   2,519,980   3,654,386   5,613,336
  General and administrative..............   7,988,613   6,979,337   7,872,795
  Depreciation and amortization...........   1,391,638   2,215,274   2,553,443
  Interest expense--other.................   2,105,869   3,167,975   4,153,749
  Other...................................   1,240,971   1,019,986     442,724
  Deferred executive incentive compensa-
   tion...................................     332,078   3,447,945   1,113,829
                                           ----------- ----------- -----------
Total costs and operating expenses........  67,286,697  75,478,698  86,447,363
                                           ----------- ----------- -----------
Operating income..........................  10,349,616   5,631,194  10,488,877
  Excess value recognized.................     364,952     219,095     105,101
                                           ----------- ----------- -----------
Net Income................................ $10,714,568 $ 5,850,289 $10,593,978
                                           =========== =========== ===========
Pro-forma data (unaudited):
  Net income before taxes.................  10,714,568   5,850,289  10,593,978
  Pro-forma provision for income taxes....   3,984,000   2,126,000   3,723,000
                                           ----------- ----------- -----------
    Pro-forma net income.................. $ 6,730,568 $ 3,724,289 $ 6,870,978
                                           =========== =========== ===========
Pro-forma net income per share of Common
 Stock....................................                         $       .48
                                                                   ===========
Pro-forma weighted average number of
 shares of Common Stock outstanding.......                         14,175,000
                                                                   ===========


            See accompanying notes to combined financial statements.

                     VISTANA, INC. AND COMBINED AFFILIATES

                         COMBINED STATEMENTS OF EQUITY

                                                                      EQUITY
                                                                    -----------
Balance at January 1, 1994......................................... $23,725,801
Distributions......................................................    (782,558)
Net income.........................................................  10,714,568
                                                                    -----------
Balance at December 31, 1994.......................................  33,657,811
Distributions/redemptions.......................................... (21,603,672)
Net income.........................................................   5,850,289
                                                                    -----------
Balance at December 31, 1995.......................................  17,904,428
Distributions......................................................  (1,850,365)
Net income.........................................................  10,593,978
                                                                    -----------
Balance at December 31, 1996....................................... $26,648,041
                                                                    ===========



            See accompanying notes to combined financial statements.

                     VISTANA, INC. AND COMBINED AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                   YEAR ENDED DECEMBER 31,
                                             -------------------------------------
                                                1994         1995         1996
                                             -----------  -----------  -----------
Operating activities:
  Net income................................ $10,714,568  $ 5,850,289  $10,593,978
  Adjustments to reconcile net income to net
   cash  provided by operating activities:
    Depreciation expense....................   1,035,874    1,306,025    1,474,809
    Amortization expense....................     355,764      909,249    1,078,634
    Amortization of discount on customer
     mortgages receivable...................         --     2,061,541    2,756,905
    Provision for doubtful accounts.........   3,802,905    3,522,316    4,270,887
    Changes in operating assets and liabili-
     ties:
      Other receivables.....................    (127,354)    (268,293)  (1,305,882)
      Construction in progress..............  (3,954,546)  (1,082,427)    (358,924)
      Prepaid expenses and other assets.....      56,254   (3,759,668)  (7,508,212)
      Accounts payable and accrued liabili-
       ties.................................     839,216      (68,720)  (1,077,037)
      Accrued compensation and benefits.....      90,708    4,750,413      738,372
      Customer deposits.....................      54,339      682,103    2,645,409
      Repurchase obligations................    (834,849)  (1,603,975)  (1,407,880)
      Other liabilities.....................   1,182,091      224,754    3,727,885
                                             -----------  -----------  -----------
       Net cash provided by operating activ-
        ities...............................  13,214,970   12,523,607   15,628,944
                                             -----------  -----------  -----------
Investing activities:
  Expenditures for property and equipment...  (1,290,568)  (2,043,490)  (2,512,985)
  Sale of customer mortgages receivable.....   6,557,769          --           --
  Repurchase of customer mortgages receiv-
   able.....................................         --    (1,692,083)  (1,170,691)
  Origination of customer mortgages receiv-
   able..................................... (25,345,638) (17,994,446) (22,065,062)
  Additions to restricted cash..............    (304,839)    (920,994)    (602,501)
                                             -----------  -----------  -----------
      Net cash used in investing activi-
       ties................................. (20,383,276) (22,651,013) (26,351,239)
                                             -----------  -----------  -----------
Financing activities:
  Proceeds from notes and mortgages pay-
   able.....................................  51,511,207   79,345,191   53,628,415
  Payments on notes and mortgages payable... (44,216,204) (42,610,975) (46,907,537)
  Equity distributions/redemptions..........    (782,558) (21,603,672)  (1,850,365)
  Minority interest.........................         --           --     4,442,618
                                             -----------  -----------  -----------
    Net cash provided by financing activi-
     ties...................................   6,512,445   15,130,544    9,313,131
                                             -----------  -----------  -----------
    Net increase (decrease) in cash and cash
     equivalents............................    (655,861)   5,003,138   (1,409,164)
Cash and cash equivalents, beginning of
 year.......................................   3,195,759    2,539,898    7,543,036
                                             -----------  -----------  -----------
Cash and cash equivalents, end of year...... $ 2,539,898  $ 7,543,036  $ 6,133,872
                                             ===========  ===========  ===========
Supplemental disclosure of cash flow infor-
 mation:
  Cash paid during the year for interest.... $ 5,674,646  $ 9,728,802  $10,731,633
                                             ===========  ===========  ===========

            See accompanying notes to combined financial statements.

                     VISTANA, INC. AND COMBINED AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1996

(1) NATURE OF BUSINESS

  The Company (see Note (2)(a)) generates revenues from the sale and financing of Vacation Ownership Interests in its resort properties which typically entitle the buyer to ownership of a fully-furnished unit for a one week period on an annual or an alternate-year basis. The Company's principal operations consist of (1) constructing, furnishing, marketing and selling vacation ownership interests, (2) providing consumer financing for the purchase of Vacation Ownership Interests at its resorts, and (3) managing the operations of its resorts and related amenities, and the installation and maintenance of telecommunications equipment for others on a limited basis. The Company sells Vacation Ownership Interests to both domestic and foreign purchasers. All contracts relating to the sale of Vacation Ownership Interests are denominated in U.S. dollars.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Combination and Formation Transaction

  The combined financial statements include the accounts of Vistana, Inc. and certain wholly owned affiliates (both corporations and limited partnerships) under common control (the "Company"). It is anticipated that in conjunction with and conditioned upon the Offering that each of the Principal Shareholders will transfer to the Company all of the existing common stock and partnership interests owned by them and their affiliates in exchange for 14,174,980 shares (20 shares of the Common Stock of Vistana, Inc. are currently outstanding) of the Company ("Formation Transaction"). It is anticipated that a total of 5,550,000 shares of the Common Stock of the Company will be offered to the public, comprising 4,625,000 shares to be offered by the Company and 925,000 shares by the Principal Shareholders. No assurances can be given that the Offering will be consummated.

  The majority of the combined affiliates were formed in 1991 by the current owners to acquire and own, either directly or indirectly, the assets and certain liabilities of the predecessor operating entities from the previous owner hereinafter referred to as the "Seller".

  The combined financial statements also include the accounts of two partnerships between one or more affiliated companies and unaffiliated third party partners wherein the Company exercises operational and financial control over such partnerships. Interests of unaffiliated third parties are reflected as minority interests.

 (b) Pro Forma Balance Sheet

  The pro forma balance sheet as of December 31, 1996 reflects the planned distributions to existing shareholders prior to the anticipated completion of the Company's intended initial public offering (the "Offering"). Such distributions, which are estimated to aggregate $2,500,000, relate to the undistributed S corporation earnings and anticipated tax liabilities attributable to the Company's operations prior to the completion of the Offering. No assurance can be given that the Offering will be consummated.

 (c) Cash and Cash Equivalents

  Cash and cash equivalents consist of all highly liquid investments purchased with an original maturity of three months or less. Cash and cash equivalents consist of cash and money market funds.

 (d) Restricted Cash

  Restricted cash consists of (1) deposits received on sales of Vacation Ownership Interests that are held in escrow until the applicable statutory rescission period has expired and the related customer mortgage has been recorded, and (2) workman's compensation funds.

                     VISTANA, INC. AND COMBINED AFFILIATES

 (e) Allowance for Losses on Customer Mortgages Receivable and Repurchase Obligations

  The Company provides for estimated future losses to be incurred related to uncollectible customer mortgages receivable. The allowance is based on the collection history of the receivables and is net of anticipated cost recoveries of the underlying Vacation Ownership Interests. Additionally, the Company had established liabilities reflecting repurchase obligations which were assumed as part of: (i) the acquisition by the Company in 1991 related to prior sales of customer mortgages receivable by the Seller, and (ii) related to sales with recourse of customer mortgages receivable by the Company, to limited partnerships in which the Company had a residual interest, pursuant to agreements entered into during 1991 and 1992 (see Note (2)(i)). Management believes that all such allowances and estimated liabilities are adequate.

 (f) Inventory of Vacation Ownership Interests

  Inventory of Vacation Ownership Interests and related construction in progress are carried at cost, which is lower than net realizable value. The recoverability of inventory is determined on an individual project basis which is based on each resort location.

 (g) Land Held for Development

  Land held for development is carried at the lower of cost or net realizable value.

 (h) Prepaid Expenses and Other Assets

  Costs associated with a five-year covenant not-to-compete agreement with a former shareholder/executive of the Company are included in prepaid expenses and other assets in the accompanying combined balance sheets. These costs are being amortized over the terms of the agreement.

  Prepaid financing fees related to notes and mortgages payable are capitalized and amortized over the lives of the respective debt on a straight-line basis, and are included in depreciation and amortization in the accompanying combined statements of income.

 (i) Investments in Limited Partnerships

  Investment in limited partnerships represented the Company's initial investment in certain limited partnerships, in which it had residual interests, formed in 1991 and 1992, to which the Company sold customer mortgages receivable pursuant to a commitment to sell a stipulated amount, which was fulfilled by early 1994. The Company reflected such investments on the cost method and recorded its initial investment in limited partnerships as the difference between the outstanding contractual amount of customer mortgages receivable sold and the proceeds from such sale. The Company estimated that its cost was not in excess of net realizable value. During 1995 and 1996 upon repurchasing customer mortgages receivable previously sold pursuant to "clean-up" call provisions related to such sales, the Company recorded the difference between the remaining outstanding contractual receivable amount and the net repurchase amount and the balance of the investment in the respective limited partnership as a loan discount, to be amortized over the estimated remaining life of the repurchased receivables. Therefore, as of December 31, 1996, the Company has no investments in limited partnerships which have purchased customer mortgages receivable.

 (j) Property and Equipment

  Property and equipment are recorded at cost. Depreciation of property and equipment is computed over the applicable estimated useful lives (between 3 and 30 years) of the assets using the straight-line method.

                     VISTANA, INC. AND COMBINED AFFILIATES

 (k) Customer Deposits

  Until a Vacation Ownership Interest contract qualifies as a sale, all payments received are accounted for as deposits. If a contract is canceled after the applicable statutory period, deposits forfeited are credited to income.

 (l) Revenue Recognition

  Substantially all Vacation Ownership Interests sold by the Company generate installment receivables secured by a mortgage on the related Vacation Ownership Interest. These customer mortgages receivable are payable in monthly installments, including interest, with maturities up to ten years. Sales are included in revenues when minimum down payment requirements have been met. A provision is recorded for those contracts expected to rescind in the allowed statutory rescission period.

  Product costs and direct selling expenses related to a Vacation Ownership Interest sale are recorded at the time the sale is recognized. Product costs include the cost of land, professional fees, improvements to the property and the costs of amenities constructed for the use and benefit of the Vacation Ownership Interest owners. Product costs are allocated to each Vacation Ownership Interest based on the total number of Vacation Ownership Interests in the particular phase.

  Resort revenues are recognized on an accrual basis. Telecommunications revenues, primarily from contracting services to third parties, are recognized when earned on a percentage of completion basis.

 (m) Excess Value Over Consideration

  In connection with the acquisition by the Company in 1991 from the Seller, the estimated value of the assets acquired exceeded the consideration paid (including the estimated liabilities assumed as part of the transaction) by $3,380,621. Accordingly, the excess value over consideration has been allocated on a pro-rata basis to reduce the recorded value of long-term assets originally acquired from the Seller, principally customer mortgages receivable. This excess value over consideration is being amortized into income over the life of those assets. The amount of excess value over consideration amortized into income was $364,952, $219,095 and $105,101 in 1994, 1995 and 1996, respectively, with $839,129 remaining unamortized as of December 31, 1996.

 (n) Interest Rate Swap Agreements

  The Company only uses derivative financial instruments on a limited basis and does not use them for trading purposes. Derivative financial instruments are used to manage well-defined interest rate risks. The differential to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and is recognized over the life of the applicable interest rate swap agreements. The Company does not engage in speculative or profit motivated hedging activities.

 (o) Fair Market Value of Financial Instruments

  The carrying amount reported in the combined balance sheets for cash and cash equivalents, restricted cash, other receivables, accounts payable and accrued liabilities approximates fair market value due to the immediate or short-term maturity of these financial instruments.

  The approximate fair value of customer mortgages receivable exceeds book value by the amount of the unamortized discount on customer mortgages receivable purchased.

  The carrying amount of notes and mortgages payable approximates fair market value as the interest rates on the underlying instruments reprice frequently.

                     VISTANA, INC. AND COMBINED AFFILIATES

  The fair market value of the interest rate swaps (used for hedging purposes) is the estimated amount the Company would pay to terminate the interest rate swap agreements at December 31, 1996, taking into account the interest rates and the current credit-worthiness of the interest rate swap counterparty. The fair market value of the liability for interest rate swaps at December 31, 1996 is $60,295 based upon the estimated unwind cost which would be associated with terminating the interest rate swap agreements. The interest rate swaps do not have a carrying value as they did not have an initial cost when acquired.

 (p) Income Taxes

  The Company and its combined affiliates include entities taxed as S corporations taxable at the shareholder level or as partnerships taxable at the partner level. Accordingly, the accompanying combined financial statements do not include assets or liabilities related to or provision for income taxes (See Note (16)).

 (q) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

 (r) Effect of New Accounting Pronouncements

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("Statement") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and there was no material impact on the Company's operations or financial position upon adoption.

  In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation." The Statement provides that companies must either charge the value of stock options granted to their income statement or provide pro forma equivalent information in a footnote disclosure and continue to account for the value of the stock options in accordance with APB Opinion No. 25. The Company will adopt this standard in 1997 after completion of the Offering by accounting for employee stock-based compensation under APB Opinion No. 25 and providing pro forma equivalent information in a footnote disclosure required by Statement No. 123.

  In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The Company does not anticipate a material impact on its operations or financial position from the implementation of Statement No. 125 as it has no current plans to sell customer mortgages receivable in the foreseeable future.

                     VISTANA, INC. AND COMBINED AFFILIATES

(s) Reclassifications

  Certain prior year amounts have been reclassified to conform with the 1996 presentation.

(3) CUSTOMER MORTGAGES RECEIVABLE, NET

  As of December 31, customer mortgages receivable, net consisted of:

                                                        1995          1996
                                                     -----------  ------------
Customer mortgages receivable, gross................ $93,342,562  $115,969,865
Less:
  Unamortized discount on customer mortgages
   receivable purchased.............................  (3,714,702)   (5,539,457)
  Unamortized excess value over consideration.......    (125,233)      (74,160)
  Allowance for loss on receivables.................  (9,008,675)  (10,190,592)
                                                     -----------  ------------
  Customer mortgages receivable, net................ $80,493,952  $100,165,656
                                                     ===========  ============

  As of December 31, 1995 and 1996, customer mortgages receivable, gross, from foreign buyers aggregated approximately $26,400,000 and $28,070,000, respectively with buyers within no individual foreign country aggregating more than 5% of gross outstanding customer mortgages receivable.

  Stated interest rates on customer mortgages receivable outstanding at December 31, 1996 range from 00.0% to 18.9% per annum (averaging approximately 14.4% per annum contractually). Interest is not imputed on customer mortgages receivable with less than a market interest rate because such amounts are immaterial.

  The activity in the customer mortgages receivable allowance for doubtful accounts is as follows:

                                           1994         1995         1996
                                        -----------  -----------  -----------
Balance, beginning of year............. $10,618,538  $10,143,296  $ 9,008,675
Provision for doubtful accounts........   3,802,905    3,522,316    4,270,887
Allowance relating to customer
 mortgages receivable purchased........         --       628,397      588,276
Customer mortgages receivable charged
 off...................................  (4,278,147)  (5,285,334)  (3,677,246)
                                        -----------  -----------  -----------
Balance, end of year................... $10,143,296  $ 9,008,675  $10,190,592
                                        ===========  ===========  ===========

  During the first quarter of 1994, pursuant to an agreement entered into during 1992, the Company completed the sale of $7,723,695 of customer mortgages receivable for proceeds of $6,557,769, prior to related transaction expenses. The sale resulted in no gain or loss in the accompanying combined statements of income. The purchaser was a partnership in which the Company has a residual minority limited partnership interest. The Company's interest in the partnership, as well as other such partnerships, to which customer mortgages receivable were sold during 1991 through 1994, have been reflected with a carrying value of $5,058,710 as of December 31, 1995.

  During 1995 and 1996, under the clean-up call provisions of the related transactions, the Company repurchased the remaining amount of customer mortgages receivable previously sold and effectively liquidated the partnerships. The Company acquired gross customer mortgages receivable of $10,473,284 and $9,804,274 and recorded a discount which amounted to $5,776,243 and $4,581,563 for December 31, 1995 and 1996, respectively. This discount is being amortized over the estimated remaining collection period of the purchased customer mortgages receivable. Amortization of the discount during 1995 and 1996 was $2,061,541 and $2,756,905, respectively, and is included in interest income.

                     VISTANA, INC. AND COMBINED AFFILIATES

(4) JOINT VENTURES

Vistana WGV, Ltd. ("WGV")

  In June of 1996, the Company entered into a partnership agreement wherein the Company would serve as general partner with operating and financial control over the partnership as well as own a 37.5% ownership interest therein. WGV is to develop 408 units near St. Augustine, Florida. WGV has entered into various licensing, servicing fee and royalty arrangements based upon stipulated percentages of sales of Vacation Ownership Interests or gross rental revenue from operations of unoccupied units at the resort. A $5,075,000 licensing fee was paid by WGV to an unaffiliated partner for the use of names and logos wherein such fee has been capitalized and will be amortized over the projected sales period currently estimated at nine years. WGV is contingently liable, along with other developers at the project, for annual debt service shortfalls, up to a specified amount related to bond funding for a related convention center development.

  Under certain defined circumstances, the Company has the right to acquire the interest of the other unaffiliated partners as well as such unaffiliated partners having the right to require the Company to purchase their ownership interests.

Oak Plantation Joint Venture ("OPJV")

  In June of 1996, the Company acquired a 67% ownership interest and became managing joint venturer for OPJV. OPJV is in the process of converting a 242 unit multi-family property in Kissimmee, Florida into a Vacation Ownership Interest resort. The Company acquired its ownership interest without payment of cash in a purchase transaction. The fair value of both the assets acquired and the liabilities assumed aggregated approximately $12,232,000, which included a liability of $1,900,000 which was paid in January 1997 to an unaffiliated partner for the early termination of a consulting service arrangement. Operations have been included since June of 1996 and are immaterial to the combined statement of income.

  Under certain defined circumstances, the Company has the right to acquire the interest of the other unaffiliated partners as well as such unaffiliated partners having the right to require the Company to purchase their ownership interests.

Other and Possible Future Joint Ventures

  Prior to December 31, 1996, the Company had investments in limited partnerships. See Note (2)(i).

  Also, the Company and Promus Hotels, Inc. have entered into an exclusive five-year agreement (the "Promus Agreement") to jointly acquire, develop, market and operate vacation ownership resorts in North America under Promus' Embassy Vacation Resort, Hampton Vacation Resort and Homewood Vacation Resort brands. Under the Promus Agreement, the Company will be Promus' exclusive joint venture partner for the acquisition, development and operation of vacation ownership resorts in North America and will also have the option of operating vacation ownership resorts on a franchise basis. The Promus Agreement precludes the Company from acquiring or developing vacation ownership resorts with any other multi-hotel brand, but preserves its ability to develop vacation ownership resorts in combination with non-hotel brands to acquire or develop vacation ownership resorts under the Vistana name (other than in certain selected markets agreed to by the parties), and to develop vacation ownership resorts with unique, non-multi-hotel brand hotel properties. Although the Company and Promus are evaluating new resort development opportunities for the joint venture, no commitments have been made for a specific development as of December 31, 1996.

                     VISTANA, INC. AND COMBINED AFFILIATES

  In October 1996, the Company signed a letter of intent with PGA of America, which contemplates a long-term affiliation for the development of future vacation ownership resorts. The Company anticipates acquiring 25 acres of land adjacent to an existing 36-hole championship golf facility owned by a subsidiary of PGA of America in Port St. Lucie, Florida, for the development of the first PGA Vacation Resort by Vistana. The Company anticipates that it will commence construction of this resort during 1997 after acquisition of the land.

  No assurances can be given that a definitive agreement with PGA of America will be consummated or that specific development will occur pursuant to the Promus Agreement.

(5) PROPERTY AND EQUIPMENT, NET

  As of December 31, property and equipment, net consisted of:

                                                          1995         1996
                                                       -----------  -----------
Land and land improvements............................ $ 2,483,353  $ 2,483,353
Buildings and building improvements...................   6,319,497    7,760,444
Furniture, fixtures and equipment.....................   5,265,779    7,234,221
                                                       -----------  -----------
  Subtotal............................................  14,068,629   17,478,018
Less accumulated depreciation.........................  (3,805,521)  (5,181,641)
                                                       -----------  -----------
  Subtotal............................................  10,263,108   12,296,377
Construction in progress..............................   1,093,806       98,713
                                                       -----------  -----------
Property and equipment, net........................... $11,356,914  $12,395,090
                                                       ===========  ===========

(6) PREPAID EXPENSES AND OTHER ASSETS

  As of December 31, prepaid expenses and other assets consisted of:

                                                            1995       1996
                                                         ---------- -----------
Prepaid licensing fee................................... $      --  $ 5,075,000
Prepaid financing fees..................................  2,459,171   2,946,781
Covenant not-to-compete (Note (9))......................  1,589,257   1,195,857
Other...................................................    872,585   1,888,165
Prepaid expenses........................................    726,920     975,668
Due from homeowners associations........................    444,145     451,921
Mortgage interest earned................................    438,223     438,223
Sales documents, premium and other inventory............    741,086   1,006,840
Deferred servicing premiums.............................    277,490         --
                                                         ---------- -----------
    Total prepaid expenses and other assets............. $7,548,877 $13,978,455
                                                         ========== ===========

  The covenant-not-to-compete with a former shareholder/executive of the Company (see Note (9)) is being amortized over the term of the related five-year agreement. Prepaid financing fees related to notes and mortgages payable are capitalized and amortized over the lives of the respective debt on a straight-line basis. Amortization expense related to prepaid financing fees and the covenant not to compete was $305,764, $655,276 and $685,234 and $50,000, $253,973 and $393,400, respectively in 1994, 1995 and 1996, respectively, and are included in amortization and depreciation expense on the combined statements of income.

                     VISTANA, INC. AND COMBINED AFFILIATES

(7) REPURCHASE OBLIGATIONS

  Changes in repurchase obligations during the years ended December 31 were as follows:

                                               1994        1995        1996
                                            ----------  ----------  ----------
Balances, beginning of year................ $7,744,671  $6,909,822  $3,002,847
Additional obligations for customer
 mortgages
 receivable sold during the year with
 recourse..................................    771,502         --          --
Loss on customer mortgages receivable
 repurchased
 under recourse provisions................. (1,606,351) (1,603,419) (1,407,880)
Remaining balance of estimated losses on
 repurchase obligations relating to
 customer mortgages receivable
 repurchased...............................        --   (2,303,556) (1,594,967)
                                            ----------  ----------  ----------
Balances, end of year...................... $6,909,822  $3,002,847  $      --
                                            ==========  ==========  ==========

  As of December 31, 1996, there were no outstanding customer mortgages receivable for which the Company had a recourse obligation.

(8) NOTES AND MORTGAGES PAYABLE

  As of December 31, notes and mortgages payable consisted of:

                                                            1995        1996
                                                         ----------- -----------
Notes payable and mortgage obligations to lender, cross
 collateralized, which bear interest at prime plus 2%
 (10.25% per annum at December 31, 1996):
  Note payable secured by customer mortgages receivable.
   Remaining availability under this line of credit is
   $19,182,426 at December 31, 1996. The remaining
   commitment term for new borrowings expires in August
   1998. The note matures 84 months after the expiration
   of the last borrowing during the commitment term..... $42,046,126 $62,099,374
  Note payable requiring quarterly payments of principal
   which matures on May 26, 2000........................   3,600,000   2,800,000
  Mortgage obligation secured by land and building with
   anticipated final payment in July 1997...............   2,087,300     918,200
  Mortgage obligation secured by land and office
   building due May 8, 2004.............................   4,705,163   4,317,615
Notes payable to bank:
  Note payable bearing interest at a variable rate
   (applicable Eurodollar rate plus 4%, which has been
   swapped) payable quarterly. The note requires
   quarterly payments of principal and matures on June
   30, 2000.............................................  12,600,000   9,800,000
  Note payable bearing interest at a variable rate
   (applicable Eurodollar rate plus 6%, which has been
   swapped) payable quarterly. The note requires
   quarterly payments of principal and matures on
   December 29, 2000....................................   6,500,410   4,695,301
  Note payable to lender bearing interest at 11.37% per
   annum, secured by customer mortgages receivable.
   Lender receives all principal and interest collected
   from customer mortgages receivable securing the note.
   Final payment is expected by December 1998...........  15,903,003   8,752,094

                     VISTANA, INC. AND COMBINED AFFILIATES

                                                          1995         1996
                                                      ------------ ------------
  Note payable to lender bearing interest at 10.68%
   per annum, secured by customer mortgages
   receivable. Lender receives all principal and
   interest collected from customer mortgages
   receivable securing the note. Final payment is
   expected by December 1997.........................    5,462,111    1,120,152
  Subordinated unsecured note payable to lender
   bearing interest at prime plus 2% (10.25% per
   annum at December 31, 1996) payable semi-annually.
   The note requires one balloon payment of principal
   on May 26, 2001...................................    4,500,000    4,500,000
  Note payable to bank bearing interest at prime plus
   1.5% (9.75% per annum at December 31, 1996)
   secured by customer mortgages receivable.
   Remaining availability under this revolving line
   of credit is $3,724,213 at December 31, 1996 and
   the remaining commitment term for new borrowings
   expires in June 1998..............................    2,505,078    1,275,787
  Mortgage obligation, secured by land and store
   building, bearing interest at 8.35% per annum due
   December 5, 1997..................................      786,059      656,666
  Mortgage loan with an available line of $1,100,000
   secured by land and improvements (including the
   constructed premises). The loan bears interest at
   prime plus 1% (9.25% per annum at December 31,
   1996) and principal amortizes over a ten year term
   through December 2005.............................      610,547      984,863
  Various notes payable with monthly payments of
   principal and interest, ranging from 8.25% to
   11.03% per annum. Final payments are due through
   March 1999. The notes are collateralized by
   transportation and telecommunications equipment...      197,842      107,492
Notes payable and mortgage obligations to lender
 which bear interest at prime plus 2% (10.25% per
 annum at December 31, 1996) plus incentive fees:
  Term note payable under which a total $18,275,000
   may be borrowed requiring monthly interest
   payments, and maturing on June 25, 2001. Secured
   by real property and construction in progress.....          --    12,700,607
  Unsecured note payable under a $2,500,000 working
   capital loan agreement requiring monthly interest
   payments and maturing on June 25, 2001............          --       943,120
  Acquisition note payable under which a total of
   $3,000,000 may be borrowed requiring monthly
   interest payments and maturing on July 24, 2001.
   Secured by real and personal property.............          --       385,338
  Construction mortgage note payable under which a
   total of $15,600,000 may be borrowed requiring
   monthly interest payments, and maturing on July
   24, 2001. Secured by real property and
   construction in progress..........................          --     2,500,000
                                                      ------------ ------------
    Total notes and mortgages payable................ $101,503,639 $118,556,609
                                                      ============ ============

  In addition, the Company has available loan facilities under which it may borrow up to $25,000,000 bearing interest at prime plus 2% which will be secured by customer mortgages receivable. Also, the Company has available loan facilities in the amount of $1,726,500 at rates from 9.5% to 10.25% per annum.

  As part of financing the development of units for WGV and OPJV, the joint venturers have agreed to pay its lenders, upon fulfillment of its obligations, incentive fees. The incentive fees will be recognized over the term of the

                     VISTANA, INC. AND COMBINED AFFILIATES
debt as an adjustment to interest expense using the effective interest method. The debt associated with the incentive fees have outstanding balances of $12,700,607, $943,120, $385,338 and $2,500,000 at December 31, 1996.

  In addition, upon formation, WGV entered into an agreement with one of the limited partners whereby WGV could borrow up to $1,620,000. No amounts were outstanding under this agreement as of December 31, 1996.

  Scheduled principal payments on the notes and mortgages payable where there are agreed upon scheduled principal repayments subsequent to December 31, 1995, are as follows:

   YEAR ENDED DECEMBER 31:
   -----------------------
     1997...........................................................   6,954,927
     1998...........................................................   6,095,021
     1999...........................................................   5,405,712
     2000...........................................................   2,446,940
     2001...........................................................   5,109,666
     Thereafter.....................................................   1,760,758
                                                                     -----------
                                                                     $27,773,024
                                                                     ===========

  Repayment terms on the notes payable secured by customer mortgages receivable are such that all collections on the receivables serving as collateral are paid to the lender on a monthly basis, and are excluded from the above. Payments are first applied to outstanding interest and then to principal. As principal repayments on notes payable are made by collections of the related secured customer mortgages receivable, there are no fixed amortization dates for these notes. Total amount of pledged customer mortgages receivable was $75,817,507 and $86,874,266 at December 31, 1995 and 1996,
respectively.

(9) EQUITY REDEMPTIONS

  During 1995, the Company made distributions to one of its shareholders sufficient to redeem all of that individual's interests in the Company. As part of this transaction, the former shareholder/executive and the Company entered into a five-year covenant-not-to-compete and a consulting and management agreement. Costs associated with the five-year covenant-not-to-compete have been included in prepaid expenses and other assets in the accompanying combined balance sheets (see Note (6)) and are being amortized over the life of the five-year agreement.

  In connection with the sale of customer mortgages receivable concurrent with the acquisition by the Company in 1991 (see Note 3), unaffiliated third parties received options to purchase limited partnership interests totaling 15% of certain of the combined affiliates of the Company. During 1995, the Company repurchased these options from the unaffiliated third parties.

  These two transactions have been reflected as equity redemptions in the amount of $20,167,055 in the accompanying combined statements of equity for the year ended December 31, 1995.

(10) EMPLOYMENT AGREEMENTS

  In 1992, the Company entered into employment agreements (which were amended and expanded in 1995) with certain senior management executives who were not owners of the Company. In order to receive payment under the agreements the executives were required to remain in the employ of the Company through December 31, 1996. The agreements, provided that these executives would be entitled to receive, on a deferred basis, an aggregate of 3% (amended in 1995 to 10%) of the cumulative pretax income of the Company during the period of employment, before determination of the deferred executive incentive compensation amounts.

                     VISTANA, INC. AND COMBINED AFFILIATES

  The total expense associated with these deferred executive incentive compensation agreements was $332,078, $3,447,945 and $1,113,829 for the years ended December 31, 1994, 1995 and 1996, respectively. Amounts payable under these agreements totaled $4,186,539 and $4,919,932 as of December 31, 1995 and 1996, respectively, and are included in accrued compensation and benefits in the accompanying combined balance sheets. Payment of this obligation will be made in equal installments over a three year period beginning at the earlier of June 15, 1997 or completion of the Offering.

(11) 401(K) PLAN

  The Company has established a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Code (the "401(k) Plan"). Employees of the Company are eligible to participate in the 401(k) Plan if they meet certain requirements concerning minimum age and period of credited service. The 401(k) Plan allows participants to defer up to 15% of their compensation on a pre-tax basis subject to certain maximum amounts. The 401(k) Plan allows the Company discretionary matching contributions up to a maximum of 6% of the participant's compensation per year. The Company has historically matched participant contributions in an amount equal to 25 cents for each dollar of participant contributions and expects to continue to do so. The expense recognized in 1994, 1995 and 1996 was $166,280, $152,250 and $166,236, respectively.

(12) STOCK PLANS

  The Vistana, Inc. stock plan was initially adopted by the Company's shareholders in December 1996 and provides for the granting of stock options to key employees, directors and officers of, and consultants to the Company at a price equal to the fair market value of the shares (or 110% of fair market value if the options are granted to a greater than 10% shareholder of the Company) at the date of the grant and are for terms not exceeding ten years (or five years if the options are granted to a greater than 10% shareholder of the Company). There are 1,900,000 shares of common stock authorized for issuance under the plan. Such options shall vest monthly in arrears over a period of 48 months from the grant or award date. The plan also allows for grants of restricted stock, stock appreciation rights (SARs") and phantom stock awards.

  Each initial director of the Company who is an eligible director will automatically be granted options to purchase 45,000 shares of Common Stock for an exercise price per share equal to the price to the public in the Offering. These options will be exercisable in 15,000 share increments each of the following times: (i) immediately upon grant, (ii) immediately following the date of the 1998 annual shareholders' meeting, and (iii) immediately following the date of the 1999 annual shareholders' meeting. In addition, the plan grants each eligible director immediately exercisable options to purchase 5,000 shares of Common Stock at the date immediately following each annual shareholders' meeting. These options will expire ten years from the date of grant.

  In December 1996, the Company granted certain executive officers and other employees options to purchase an aggregate of 535,000 shares of Common Stock at an exercise price of $11 per share. Concurrently with the completion of the Offering, the Board of Directors may grant to several employees options to purchase additional shares of Common Stock under the stock plan at an exercise price equal to the price to the public in the Offering.

  Effective upon completion of the Offering, certain of the Principal Shareholders will grant to certain executive officers and other employees of the Company options to acquire an aggregate of 1,350,000 shares of Common Stock at an exercise price equal to the price to the public in the Offering. These options will be exercisable in full at the date of grant and will terminate ten years after the date of grant in the Offering.

                     VISTANA, INC. AND COMBINED AFFILIATES

(13) COMMITMENTS AND CONTINGENCIES

  The Company is, from time to time, party to certain litigation which relates to matters arising in the ordinary course of business. Management believes that any of such litigation is not expected to have a material impact on the financial position or results of operations of the Company.

(14) INTEREST RATE SWAP AGREEMENTS

  The Company entered into interest rate swap agreements to reduce the impact of changes in interest rates on certain of its floating rate term debt. At December 31, 1996, the Company had two outstanding interest rate swap agreements with a commercial bank, having a total notional principal amount of $14,495,301. These interest rate swap agreements effectively fix the Company's interest rates on its $9,800,000 floating rate note due June 30, 2000 and on its $4,695,301 floating rate note due December 29, 2000, to 9.69% per annum and 11.69% per annum, respectively.

  The interest rate swap agreements mature at the time the related notes mature. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements. However, the Company believes the risk of incurring losses related to credit risk is remote and any losses would be immaterial. As of December 31, 1996, the Company had no risk of loss as it related to the counterparty as it would have cost the Company approximately $60,295 to terminate the agreements at that date.

(15) SUPPLEMENTAL DISCLOSURES OF NON-CASH OPERATING AND INVESTING ACTIVITIES

                                                1994       1995        1996
                                             ---------- ----------- -----------
Supplemental schedule of non-cash operating
 activities:
  Transfers from construction in progress to
   inventory of vacation ownership
   interests................................ $4,836,553 $12,554,304 $ 9,397,063
                                             ========== =========== ===========
  Transfers from land held for development
   to inventory of vacation ownership
   interests................................ $  480,000 $ 1,330,808 $   986,018
                                             ========== =========== ===========
Supplemental schedule on non-cash investing
 activities:
  Increases to investments in limited
   partnerships attributed to customer
   mortgages receivable sold in excess of
   proceeds received........................ $1,157,253 $       --  $       --
                                             ========== =========== ===========

                     VISTANA, INC. AND COMBINED AFFILIATES

  During 1995 and 1996 the Company purchased customer mortgages receivable previously sold pursuant to clean-up call provisions relating to such sales. A summary of the impact of these transactions on noncash investing activities is as follows:

                                                           1995         1996
                                                        -----------  ----------
Contractual balance of customer mortgages receivable
 acquired.............................................  $10,473,284  $9,804,274
Allowance for doubtful accounts assigned to customer
 mortgages receivable acquired........................     (628,397)   (588,276)
Remaining balance of estimated losses on repurchase
 obligations relating to customer mortgages receivable
 repurchased..........................................    2,303,556   1,594,967
Investment in limited partnership.....................   (4,680,117) (5,058,711)
Cash paid upon repurchase.............................   (1,692,083) (1,170,691)
                                                        -----------  ----------
Discount on purchase of customer mortgages
 receivable...........................................  $ 5,776,243  $4,581,563
                                                        ===========  ==========

(16) PRO FORMA DISCLOSURES (UNAUDITED)

  Upon completion of the Offering, the Company will be subject to federal and state income taxes from the effective date of the sale of the Common Stock. In addition, the Company will be required to provide a deferred tax liability for cumulative temporary differences between financial reporting and tax reporting by recording a provision for such deferred taxes in its combined statements of income for the period following the effective date of the Offering. Such deferred taxes will be based on the cumulative temporary differences at the date of the Offering.

  Upon effectiveness of the Offering, the Company will become subject to federal and state income taxes. Pursuant to SFAS No. 109, "Accounting for Income Taxes", the Company will record income tax expense and a net deferred tax liability for the effect of cumulative temporary differences as of the date of the Formation Transaction. Such amount would have aggregated $10,770,000 as of December 31, 1996.

  The unaudited pro forma provision for income taxes represents the estimated income taxes that would have been reported had the Company filed federal and state income tax returns as a regular corporation. The following summarizes the unaudited pro forma provision for income taxes:

                                                 YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1994       1995         1996
                                            ---------- -----------  ----------
Current:
  Federal.................................. $1,500,000 $(1,200,000) $2,500,000
  State....................................    200,000         --      220,000
                                            ---------- -----------  ----------
                                             1,700,000  (1,200,000)  2,720,000
                                            ---------- -----------  ----------
Deferred:
  Federal..................................  1,971,000   2,957,000     768,000
  State....................................    313,000     369,000     235,000
                                            ---------- -----------  ----------
                                             2,284,000   3,326,000   1,003,000
                                            ---------- -----------  ----------
Unaudited pro forma provision for income
 taxes..................................... $3,984,000 $ 2,126,000  $3,723,000
                                            ========== ===========  ==========

                     VISTANA, INC. AND COMBINED AFFILIATES

  A reconciliation between the unaudited pro forma statutory provision for income taxes (at 34%) and the unaudited pro forma provision for income taxes is shown as follows for the year ended December 31:

                                              1994        1995        1996
                                           ----------  ----------  ----------
Income tax at federal statutory rate...... $3,642,953  $1,989,098  $3,601,953
State tax, net of federal benefit.........    338,580     243,540     300,300
Amortization of excess value recognized...   (124,000)    (74,500)    (35,730)
Other.....................................    126,467     (32,138)   (143,523)
                                           ----------  ----------  ----------
Unaudited pro forma provision for income
 taxes.................................... $3,984,000  $2,126,000  $3,723,000
                                           ==========  ==========  ==========

  Deferred income taxes reflect the net tax affects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the pro forma net deferred tax liabilities were as follows for the year ended December 31:

                                                         1995          1996
                                                      -----------  ------------
Deferred tax assets:
  Vacation Ownership Interests....................... $ 9,739,355  $ 10,699,000
  Period costs and excess servicing premium..........   1,759,622     1,499,000
  Net operating loss carryforward....................     126,750           --
  Accrued compensation and benefits..................   1,714,000     2,373,000
  Other..............................................     139,000        79,000
  Basis adjustment for tax purposes relating to
   redemption of equity interests....................   2,778,000     2,644,000
                                                      -----------  ------------
    Total deferred tax assets........................ $16,256,727  $ 17,294,000
                                                      ===========  ============
Deferred tax liabilities:
  Deferred revenue (installment sales)............... $24,627,000  $ 26,885,000
  Purchase accounting book/tax difference............     922,000       922,000
  Fixed assets.......................................      49,000           --
  Vacation Ownership Interest and other inventory....     327,000       257,000
  Other..............................................      98,727           --
                                                      -----------  ------------
    Total deferred tax liabilities...................  26,023,727    28,064,000
                                                      -----------  ------------
    Pro forma net deferred tax liabilities........... $(9,767,000) $(10,770,000)
                                                      ===========  ============

  The deferred tax benefit associated with the equity redemption deferred tax asset in 1995 is an offset to the distributions made for that purpose rather than as an element of the pro forma deferred tax provision for 1995.

  Pro forma weighted average number of shares of Common Stock outstanding as shown on the accompanying combined statement of income for the year ended December 31, 1996, is based upon the number of shares to be owned by current shareholders based upon the completion of the Formation Transactions (see Note
(2)(a)) prior to the Offering.

                         VISTANA, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

                                                        JUNE 30,   DECEMBER 31,
                        ASSETS                            1997         1996
                        ------                         ----------- ------------
                                                       (UNAUDITED)
Cash and cash equivalents.............................  $  9,089     $  6,134
Restricted cash.......................................     5,042        3,847
Customer mortgages receivable, net....................   111,129      100,166
Other receivables, net................................     3,959        4,111
Inventory of Vacation Ownership Interests.............    20,952       16,541
Construction in progress..............................    13,001        8,670
                                                        --------     --------
    Total Vacation Ownership Interests................    33,953       25,211
                                                        --------     --------
Prepaid expenses and other assets.....................    13,056       13,978
Land held for development.............................     7,664        8,080
Property and equipment, net...........................    12,966       12,395
                                                        --------     --------
    Total Assets......................................  $196,858     $173,922
                                                        ========     ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Accounts payable and accrued liabilities..............  $  5,401     $  3,829
Accrued compensation and benefits.....................     7,524        9,291
Customer deposits.....................................     7,008        4,995
Deferred income taxes.................................    15,217          --
Other liabilities.....................................     6,721        6,160
Notes and mortgages payable...........................    84,526      118,557
                                                        --------     --------
    Total Liabilities.................................   126,397      142,832
Minority interest.....................................     4,393        4,442
Shareholder's Equity
  Common stock, $.01 par value: Authorized 100,000,000
   shares
   Issued and outstanding 18,800,000 shares at June
   30, 1997...........................................       188          --
  Additional paid-in capital..........................    62,134          --
  Retained earnings...................................     3,746          --
  Equity of predecessor entities......................       --        26,648
                                                        --------     --------
    Total Shareholder Equity..........................    66,068       26,648
                                                        --------     --------
    Total Liabilities and Shareholder Equity..........  $196,858     $173,922
                                                        ========     ========

     See accompanying notes to condensed consolidated financial statements.

                         VISTANA, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                         ----------------------
                                                            1997        1996
                                                         ----------  ----------
Revenues:
  Vacation Ownership Interest sales....................  $   40,083  $   28,622
  Interest.............................................       8,923       7,149
  Resort...............................................       8,050       7,125
  Telecommunications...................................       3,195       3,216
  Other................................................         246         230
                                                         ----------  ----------
    Total revenues.....................................      60,497      46,342
                                                         ----------  ----------
Costs and operating expenses:
  Vacation Ownership Interests cost of sales...........       9,276       7,195
  Sales and marketing..................................      18,287      12,569
  Interest expense--treasury...........................       3,130       3,324
  Provision for doubtful accounts......................       2,809       2,034
  Resort...............................................       6,562       5,984
  Telecommunications...................................       2,580       2,597
  General and administrative...........................       4,957       3,377
  Depreciation and amortization........................       1,412       1,074
  Interest expense--other..............................       1,071       2,040
  Other................................................       1,470         145
  Deferred executive incentive compensation............         --          553
                                                         ----------  ----------
    Total costs and operating expenses.................      51,554      40,892
                                                         ----------  ----------
Operating income.......................................       8,943       5,450
Excess value recognized................................          36          70
Minority interest......................................          50         --
                                                         ----------  ----------
Income before income taxes and extraordinary item......       9,029       5,520
Provision for income taxes.............................       2,803         --
Non-recurring charge associated with the change of tax
 status................................................      13,201         --
                                                         ----------  ----------
Income (Loss) before extraordinary item................      (6,975)      5,520
Extraordinary item early extinguishment of debt (net of
 tax)..................................................        (825)        --
                                                         ----------  ----------
    Net Income (Loss)..................................  $   (7,800) $    5,520
                                                         ==========  ==========
Per Share Data:
  Loss per share before extraordinary item.............  $     (.40)        --
  Extraordinary item...................................  $     (.05)        --
                                                         ----------  ----------
    Net loss per share.................................  $     (.45)        --
                                                         ==========  ==========
Weighted average number of shares outstanding:.........  17,317,956         --
                                                         ==========  ==========
Pro Forma Share Data:
  Income before income taxes...........................              $    5,520
  Income tax provision.................................                   2,048
                                                                     ----------
  Net income...........................................              $    3,472
                                                                     ==========
  Net income per share.................................              $     0.24
                                                                     ==========
  Weighted average number of shares outstanding........              14,175,000
                                                                     ==========

     See accompanying notes to condensed consolidated financial statements.

                         VISTANA, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ------------------
                                                                1997      1996
                                                              --------  --------
Operating activities
Net Income (Loss)............................................ $ (7,800) $  5,520
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
  Depreciation and amortization expense......................    1,412     1,074
  Amortization of discount on customer mortgages receivable..   (1,531)   (1,085)
  Provision for doubtful accounts............................    2,809     2,034
  Minority interest..........................................      (50)        0
  Deferred income taxes......................................   15,217         0
  Changes in operating assets and liabilities
    Other receivables, net...................................      152      (380)
    Vacation ownership interests.............................   (8,325)   (4,547)
    Prepaid expenses and other assets........................      313     1,743
    Accounts payable and accrued liabilities.................    1,572    (2,441)
    Accrued compensation and benefits........................   (1,767)       (9)
    Customer deposits........................................    2,013     1,162
    Repurchase obligation....................................        0    (1,179)
    Other liabilities........................................      561       436
                                                              --------  --------
      Net cash provided by operating activities..............    4,576     2,328
Investing activities
Expenditures for land, property and equipment................   (1,374)     (473)
Origination of customer mortgages receivable.................  (12,241)   (7,562)
Additions to restricted cash.................................   (1,195)      (77)
                                                              --------  --------
      Net cash used in investing activities..................  (14,810)   (8,112)
Financing activities
Proceeds from notes and mortgages payable....................   26,130    30,226
Payments on notes and mortgages payable......................  (60,161)  (22,345)
Proceeds from public offering................................   51,615         0
Payments of public offering costs............................   (2,150)        0
Equity distributions/redemption..............................   (2,245)   (1,778)
                                                              --------  --------
      Net cash provided by financing activities..............   13,189     6,103
                                                              --------  --------
      Net increase in cash and cash equivalents..............    2,955       319
Cash and cash equivalents, beginning of period...............    6,134     7,543
                                                              --------  --------
Cash and cash equivalents, end of period..................... $  9,089  $  7,862
                                                              ========  ========
Supplemental disclosure of cash flow information:
Cash paid during the period for interest..................... $  4,876  $  5,376
                                                              ========  ========
Cash paid during the period for taxes........................ $    280  $    --
                                                              ========  ========

                        VISTANA, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1. GENERAL

  Vistana, Inc. and its consolidated subsidiaries (the "Company") generate revenues from the sale and financing of vacation ownership interests ("VOI's") in its resort properties which typically entitle the buyer to ownership of a fully-furnished unit for a one week period on an annual or an alternate-year basis. The Company's principal operations consist of (1) constructing, furnishing, marketing and selling VOI's, (2) providing consumer financing for the purchase of VOI's at its resorts, (3) managing the operations of its resorts and related amenities, and (4) installation and maintenance of telecommunications equipment for others on a limited basis. The Company sells VOI's to both domestic and foreign purchasers. All contracts relating to the sale of VOI's are denominated in United States (U. S.) dollars.

  The condensed consolidated financial statements shown herein for the Company and its consolidated subsidiaries for each respective period include the operations of its predecessors in interest. The Company became the parent company for all of the operations of its predecessors in connection with its initial public offering (the "Offering") completed on February 28, 1997.

  At June 30, 1997, the condensed consolidated financial statements of the Company include the accounts of the Company and its consolidated subsidiaries and two partnerships between one or more subsidiaries and unaffiliated third party partners wherein the Company exercises operational and financial control over such partnerships. Interests of unaffiliated third parties are reflected as minority interests.

  The condensed consolidated financial statements of the Company as of and for the six months ended June 30, 1997 have not been audited. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments and accruals (consisting of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position at June 30, 1997 and the consolidated results of its operations for the six months ended June 30, 1997. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted or condensed. All significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2. EFFECTIVE NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" which simplifies the calculation of earnings per share as currently calculated under APB 15. Compliance with this statement cannot be implemented by the Company before December 31, 1997.

  In February 1997 FASB issued Statement of Financial Accounting Standards No. 129 "Disclosure of Information about Capital Structure" which establishes standards for disclosing information about an entity's capital structures. This Statement is effective for financial statements for periods ending after December 15, 1997. This Statement will not have a material impact on the Company.

  In June 1997, FASB issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. This Statement will not have a material impact on the Company.

NOTE 3. EARNINGS PER SHARE

  Earnings per share is calculated on the weighted average number of shares outstanding. The dilutive effect of common stock equivalents for the computation of earnings per share was less than 3% for the six months ended June 30, 1997, therefore, no adjustment has been made to the weighted average number of shares outstanding. For periods prior to the Offering on February 28, 1997, 14,175,000 shares were assumed to be outstanding which included the shares issued by the Company in exchange for the interests in the predecessor corporations and limited partnerships. Earnings per share for the six month period ended June 30, 1996 has been adjusted to reflect proforma tax expense of $2.0 million.

NOTE 4. CAPITAL TRANSACTIONS AND PUBLIC OFFERING

  During the three months ended March 31, 1997, the Company consummated the Offering of 4,625,000 shares of the Company's common stock at a price of $12 per share. The net proceeds from the Offering, after deducting the related issuance costs, amounted to approximately $49.5 million. In addition, 14,175,000 shares of the Company's common stock were issued just prior to and in connection with the formation transactions to the former holders of interests in the Company's predecessor corporations and limited partnerships.

  In addition, in connection with the Offering and the formation transactions,
(1) former equity holders of the Company's predecessor corporations and limited partnerships received a distribution of approximately $2.5 million, $0.3 million of which represented the balance of such holders' federal and state income tax liability attributable to their ownership of such entities through the date of the Offering and $2.2 million of which represented the retained earnings of the Company's predecessor corporations and limited partnerships for which such holders had previously paid income tax; and (2) the Company used approximately $39.8 million to prepay outstanding indebtedness, together with accrued interest and related prepayment penalties.

  The formation transactions have been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the net assets of the predecessor corporations and limited partnerships were recorded at the predecessor entity's basis. In addition, the accompanying condensed consolidated financial statements reflect historical results of operations of the predecessor corporations and limited partnerships on a combined basis.

NOTE 5. CUSTOMER MORTGAGES RECEIVABLE, NET

  At June 30, 1997 and December 31, 1996, customer mortgages receivable, net consisted of:

                                                        JUNE 30,  DECEMBER 31,
                                                          1997        1996
                                                        --------  ------------
                                                           (IN THOUSANDS)
      Customer mortgages receivable, gross............. $125,213    $115,970
      Less:
        Unamortized discount on repurchased customer
         mortgages receivable..........................   (4,009)     (5,539)
        Unamortized excess value over consideration....      (50)        (74)
        Allowance for loss on receivables..............  (10,025)    (10,191)
                                                        --------    --------
            Customer mortgages receivable, net......... $111,129    $100,166
                                                        ========    ========

  As of June 30, 1997 and December 31, 1996, customer mortgages receivable, gross, from foreign buyers aggregated approximately $29.2 million and $28.1 million respectively, with obligors within no individual foreign country aggregating more than 5% of gross outstanding customer mortgages receivable.

  Stated interest rate on customer mortgages receivable outstanding at June 30, 1997 range from 00.0% to 17.9% per annum (averaging approximately 13.9% per annum contractually). Interest is not imputed on customer mortgages receivable with less than a market interest rate because such amounts are immaterial.

  The activity in the customer mortgages receivable allowance for doubtful accounts is as follows:

                                                                 SIX MONTHS
                                                               ENDED JUNE 30,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
                                                               (IN THOUSANDS)
      Balance, beginning of period............................ $10,191  $ 9,009
      Provision for doubtful accounts.........................   2,809    2,034
      Customer mortgages receivable charged off...............  (2,975)  (1,321)
                                                               -------  -------
      Balance, end of period.................................. $10,025  $ 9,722
                                                               =======  =======

NOTE 6. NOTES AND MORTGAGES PAYABLE

  At June 30, 1997 and December 31, 1996 notes and mortgages payable consisted of:

                                                             JUNE
                                                              30,   DECEMBER 31,
                                                             1997       1996
                                                            ------- ------------
                                                               (IN THOUSANDS)
      Notes payable and mortgage obligations to lender,
       cross collateralized, which bear interest at prime
       plus 2% (10.50% per annum at June 30, 1997). A
       total of $147.3 million may be borrowed. Maturity
       dates range from October 30, 1997 to May 2004.
       Notes are secured by customer mortgages receivable,
       land and improvements..............................  $50,807   $ 70,135
      Notes payable to banks bearing interest ranging from
       8.35% to 11.34% per annum and with maturity dates
       ranging from December 1997 to December 2005. Notes
       are secured by customer mortgages receivable, land
       and improvements, and equipment....................    9,487     31,893
      Notes payable and mortgage obligations to lender,
       cross collateralized, which bear interest at prime
       plus 2% (10.50% per annum at June 30, 1997) plus
       incentive fees. A total of $39.4 million may be
       borrowed. Monthly interest payments are required.
       Maturity dates range from June 25, 2001 to July 24,
       2001...............................................   24,232     16,529
                                                            -------   --------
          Total notes and mortgages payable...............  $84,526   $118,557
                                                            =======   ========

  During the quarter ended March 31, 1997, the Company repaid $38.9 million of debt from the proceeds of the Offering. In that quarter, the Company recorded an expense relating to the write-off of previously capitalized fees and prepayment penalties of $0.8 million, net of related tax benefits of $0.5 million.

NOTE 7. INCOME TAXES

  As the result of the Offering and the formation transactions, the Company became subject to federal, state and foreign income taxes and was required to record in the quarter ended March 31, 1997, a deferred tax liability of $13.2 million for cumulative temporary differences between financial reporting and tax reporting. The deferred tax assets, deferred tax liabilities and the current tax provision were estimated based on management's current estimate as of the end of the period. The provision for income taxes reflects the income tax expense from the date of the Offering through the applicable three or six month period.

  The Company reports most of its sales of VOI's on the installment method for federal income tax purposes. As a result, the Company does not recognize taxable income on these sales until the installment payments have been received from the Company's customers. The Company became subject to the federal Alternative Minimum Tax ("AMT") as a result of the deferred income which results from the installment sales method in the period ended June 30, 1997. In the current quarter the Company began paying state AMT tax and the Company expects to pay state AMT for the balance of the fiscal year.

  Under Section 453(l) of the Internal Revenue Code, interest may be imposed on the amount of tax attributable to the installment payments on customer receivables for the period beginning on the date of sale and ending on the date the related tax is paid. If the Company is otherwise not subject to pay tax in a particular year, no interest is imposed since the interest is based on the amount of tax paid in that year. The Company has not included a provision for this interest, as it is not currently subject to the tax, however, in the future it may become so. The Company continues to monitor its tax provision and may adjust it to provide for this interest in the future.

NOTE 8. STOCK PLANS

  In December 1996, the Company granted certain executive officers and other employees options to purchase an aggregate of 535,000 shares of Common Stock at an exercise price of $11.00 per share, none of which were exercised during the period. In addition, in the quarter ended March 31, 1997, the Company granted 1,026,000 options to purchase shares of Common Stock at an exercise price of $12.00 per share to certain employees, directors and an outside consultant. No options were exercised during the period. These options vest over a period of four years and terminate ten years after the date of grant.

  Certain of the former owners of the Company's predecessor corporations and limited partnership interests granted to certain executive officers and other employees of the Company options to acquire an aggregate of 1,350,000 shares of Common Stock at an exercise price equal to $12 per share. These options are currently exercisable in full and will terminate ten years after the date of grant.

NOTE 9. PERCENTAGE OF COMPLETION

  In the current quarter the Company began pre-construction sales at its Embassy Vacation Resort in Myrtle Beach, South Carolina. Because construction had not materially begun at June 30, 1997, no sales revenue for these pre-construction VOI sales have been recognized. There were no pre-construction VOI sales or any VOI sales recognized under percentage of completion method in either the first quarter of 1997 or for the six months ended June 30, 1997. The Company intends to recognize pre-construction VOI sales on the percentage of completion method as construction progresses.

NOTE 10. SUBSEQUENT EVENTS

  Subsequent to June 30, 1997, the Company entered into a $12.7 million loan facility for the construction of Embassy Vacation Resort in Myrtle Beach, South Carolina and related amenities, as well as a related $10.0 million receivables based revolving credit facility.

  Subsequent to June 30, 1997, the Company executed a definitive agreement to purchase from an affiliate of The PGA of America approximately 25 acres of land adjacent to an existing 36-hole golf facility owned by another affiliate of The PGA of America in Port St. Lucie, Florida. The present plan is for the property to contain at least 250 units, representing a total of at least 12,750 VOI's. The purchase price for this property is $3.75 million, and the Company intends to finance its purchase of the property through the payment of $1.5 million in cash from its existing working capital and the issuance of a non-interest bearing note to the seller in the principal amount of $2.25 million. The closing of the purchase of the land is subject to customary conditions precedent. Concurrent with the closing of the purchase of the land, the Company and an affiliate of The PGA of America will execute a long-term affiliation agreement which provides for, among other things, the development of future vacation ownership resorts and marketing and golf access agreements for the Port St. Lucie, Florida property.

  In addition, on September 16, 1997 the Company purchased the entities comprising the Success Companies, Success Developments, L.L.C. and Points of Colorado, Inc. (collectively "Success and Points"). Success and Points develop, market, finance and operate vacation ownership resorts in Arizona and Colorado. The Company acquired all of the outstanding stock of Success and Points for a purchase price of approximately $24.0 million in cash, 207,630 shares of common stock and contingent consideration of 430,814 shares of Common Stock of the Company. Payout of these shares is contingent upon Success and Points achieving certain operating criteria. In each of the calendar years 1998 through 2000 upon satisfying certain net proceeds from sales levels as set forth in the Agreement and Plan of Reorganization dated August 15, 1997, all of the contingent consideration is payable to the selling parties. Management of the Company has determined that the contingent consideration is an additional cost of the acquisition rather than compensation expense.

  The purchase method of accounting will be followed in accounting for this transaction. The goodwill associated with the acquisition will be amortized on a straight-line basis over 20 years.

                            POINTS OF COLORADO, INC.

                          AUDITED FINANCIAL STATEMENTS

                            MARCH 31, 1997 AND 1996

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Points of Colorado, Inc.
Denver, Colorado

  We have audited the accompanying balance sheets of Points of Colorado, Inc. as of March 31, 1997 and 1996, and the related statements of income and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Points of Colorado, Inc. as of March 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KREISMAN CORPORATION

Denver, Colorado
May 12, 1997

                            POINTS OF COLORADO, INC.

                                 BALANCE SHEETS

                                                         MARCH 31,
                                                  ------------------------
                                                     1997         1996
                                                  -----------  -----------
                                     ASSETS

Cash and Cash Equivalents                         $   652,426  $   431,928
Other Receivables                                      99,779       92,524
Timeshare Notes Receivable, Less Allowance for
 Doubtful Notes of $686,764 in 1997 and $481,377
 in 1996                                           13,108,055    6,545,516
Other Notes Receivable                                793,349          -0-
Holdback on Timeshare Notes                           549,080      883,338
Inventory--Timeshare Units                          1,699,143    3,370,381
Investment--Success Developments, LLC                 746,107          -0-
Prepaid Expenses and Other Assets                      85,076       97,720
Deferred Compensation Asset                           397,573      227,072
Furniture and Equipment                               291,755      260,149
  Less Accumulated Depreciation                      (204,221)    (165,219)
                                                  -----------  -----------
    Total Assets                                  $18,218,122  $11,743,409
                                                  ===========  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Accounts Payable                                $    42,852  $    83,428
  Accrued Payroll and Commissions                     318,651      176,784
  Customer Deposits                                    73,061       44,107
  Note Payable to Marine Midland Bank               4,000,510    1,839,715
  Other Liabilities                                   134,677       44,145
  Reserve for Reacquisition of Recourse Notes             -0-      150,000
  Deferred Federal and State Income Taxes           1,950,035      472,135
  Deferred Compensation Payable                       397,573      227,072
                                                  -----------  -----------
    Total Liabilities                               6,917,359    3,037,386
Stockholders' Equity
  Common Stock, No Par Value, Authorized 50,000
   Shares, Issued and Outstanding 80 Shares                 1            1
  Additional Paid-In Capital                       14,136,878   14,136,878
  Accumulated Deficit                              (2,836,116)  (5,430,856)
                                                  -----------  -----------
    Total Stockholders' Equity                     11,300,763    8,706,023
                                                  -----------  -----------
      Total Liabilities and Stockholders' Equity  $18,218,122  $11,743,409
                                                  ===========  ===========


                       See Notes to Financial Statements.

                            POINTS OF COLORADO, INC.

                  STATEMENTS OF INCOME AND ACCUMULATED DEFICIT

                                                      YEAR ENDED MARCH 31,
                                                     ------------------------
                                                        1997         1996
                                                     -----------  -----------
Income
  Sales--Timeshare Units                             $13,694,159  $ 6,686,950
  Financing Income, Net of Servicing Costs             1,086,253      591,590
  Other Income                                           203,913          -0-
                                                     -----------  -----------
                                                      14,984,325    7,278,540
Cost of Sales
  Timeshare Units Sold                                 2,371,787    1,334,141
  Closing Costs                                          739,790      369,918
                                                     -----------  -----------
                                                       3,111,577    1,704,059
                                                     -----------  -----------
    Gross Profit                                      11,872,748    5,574,481
Other Expenses
  Sales and Marketing                                  6,771,878    3,289,190
  General and Administrative                           1,175,919    1,073,539
  Other Expenses                                             -0-      175,369
                                                     -----------  -----------
                                                       7,947,797    4,538,098
                                                     -----------  -----------
    Income Before Other Income                         3,924,951    1,036,383
Other Income
  Reduction of Reserve for Reacquisition of Recourse
   Notes                                                 147,689      481,969
                                                     -----------  -----------
    Income Before Income Taxes                         4,072,640    1,518,352
Provision for Income Taxes                            (1,477,900)    (399,199)
                                                     -----------  -----------
    Net Income                                         2,594,740    1,119,153
Accumulated Deficit
  Beginning of Period                                 (5,430,856)  (6,550,009)
                                                     -----------  -----------
  End of Period                                      $(2,836,116) $(5,430,856)
                                                     ===========  ===========



                       See Notes to Financial Statements.

                            POINTS OF COLORADO, INC.

                            STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED MARCH 31,
                                                       -----------------------
                                                          1997         1996
                                                       -----------  ----------
Cash Flows from Operating Activities
  Net Income                                           $ 2,594,740  $1,119,153
  Adjustments to Reconcile Net Income to Cash Provided
   By Operating Activities:
    Depreciation                                            40,487      35,570
    Income from Success Developments, LLC                 (121,107)        -0-
    Deferred Federal and State Income Taxes              1,477,900     399,199
    Discount Income on Note Collections                    (31,729)    (49,453)
    Reduction of Reacquisition of Uncollectible Notes
     Receivable                                           (147,689)   (481,969)
    Reserve for Doubtful Notes                             269,186     152,928
  Changes in Operating Assets and Liabilities:
    Decrease in Inventory--Timeshare Units               1,671,238   1,334,141
    (Increase) in Other Assets                            (165,112)   (258,226)
    Increase in Accounts Payable and Other Liabilities     391,278     242,483
                                                       -----------  ----------
      Total Adjustments                                  3,384,452   1,374,673
                                                       -----------  ----------
Cash Provided by Operating Activities                    5,979,192   2,493,826
                                                       -----------  ----------
Cash Flows from Investing Activities
  Origination of Timeshare Notes                       (11,226,861) (5,915,665)
  Principal Reductions of Timeshare Notes                4,424,554   1,696,521
  Acquisition and Loans Related to Success
   Developments, LLC                                    (1,418,349)        -0-
  Purchases of Furniture and Equipment                     (33,091)    (67,822)
                                                       -----------  ----------
Cash Used by Investing Activities                       (8,253,747) (4,286,966)
                                                       -----------  ----------
Cash Flows from Financing Activities
  Loan from Marine Midland Bank                          3,781,499   1,977,136
  Payments to Marine Midland Bank                       (1,620,704)   (356,282)
  Decrease in Holdback on Timeshare Notes                  334,258     346,238
                                                       -----------  ----------
Cash Provided by Financing Activities                    2,495,053   1,967,092
                                                       -----------  ----------
Net Increase in Cash                                       220,498     173,952
Cash and Equivalents
  Beginning of Period                                      431,928     257,976
                                                       -----------  ----------
  End of Period                                        $   652,426  $  431,928
                                                       ===========  ==========
Supplemental Cash Flow Disclosures:
  Interest Paid                                        $   279,473  $   84,696
                                                       ===========  ==========

                       See Notes to Financial Statements.

                           POINTS OF COLORADO, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                MARCH 31, 1997

NOTE A--THE COMPANY

  Points of Colorado, Inc. (the "Company"), is the developer and manager of Falcon Point and Eagle Point (collectively, the "Associations"), two timeshare projects that contain 54 and 58 condominiums, respectively. The Company is the owner of the remaining unsold timeshare interests and markets and sells them to the public along with timeshare units purchased from Christie Lodge. The Company is a Colorado corporation which was organized on July 31, 1986.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash in the bank as well as a working cash management account held for the primary purpose of general liquidity. The holdings in the cash management account normally mature within three months from the date of acquisition.

 Inventory--Timeshare Units

  Timeshare inventories are valued at the lower of cost to acquire, develop, and renovate the projects or market. Cost of timeshare units sold for Eagle Point and Falcon Point is based upon the combined costs of inventories allocated to the individual weeks on the basis of the relative sales value of each week, and upon actual cost for Christie Lodge.

 Allowance for Doubtful Notes

  The Company provides an allowance for doubtful notes for those notes held by the Company based on a review of the current status of existing receivables and historical collection experience.

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using accelerated methods. The estimated lives used in determining depreciation are:

      Furniture and Equipment......................................... 5-7 years

  Maintenance, repairs, and minor renewals are charged to expense as incurred, whereas improvements and major renewals of facilities are capitalized. Upon sale or disposition of properties, the asset account is relieved of the cost and the accumulated depreciation account is charged with depreciation taken prior to the sale, and any resultant gain or loss is credited or charged to earnings.

                            POINTS OF COLORADO, INC.

 Revenue and Cost Recognition

  Revenue from timeshares is recognized upon closing of the sale. Acquisition and other direct costs and indirect costs related to acquisition and development of timeshare units are capitalized. Capitalized costs are allocated to individual timeshare units. The capitalized costs of units are charged to earnings when the related revenue is recognized. Selling and administrative costs are charged to earnings when incurred.

 Concentration of Credit Risk

  Credit risk with respect to timeshare notes receivable is generally diversified due to the large number of customers and their dispersion across many different geographic areas of the United States. The Company performs credit evaluations of its customers' financial condition, and all its notes receivable are collateralized by the interval units sold.

NOTE C--INVESTMENT--SUCCESS DEVELOPMENTS, LLC

  The Company and its partners organized Success Developments, LLC on June 10, 1996, and the Company contributed $625,000 for its fifty percent interest. The Limited Liability Company is the owner and developer of Villas of Cave Creek, a timeshare project in Arizona. The Company is the managing member. This investment is being accounted for using the equity method of accounting. The investment account has been increased for the Company's share of the investee's net income as of March 31, 1997.

  Condensed unaudited financial information of the Limited Liability Company as of March 31, 1997 is summarized below:

      Assets........................................................ $7,215,232
      Liabilities................................................... $5,723,018
      Results of Operations from date of inception.................. $  242,214

  By an agreement dated January 1, 1997, the Company provides management services to the Limited Liability Company.

  The Company has loaned the LLC construction funds and has loaned the other partners acquisition funds. Note principal and interest of 15% per annum from the Limited Liability Company are due December 1, 1997. Note principal and interest of 15% per annum from other members are due January 31, 1999. At March 31, 1997, the aggregate of the notes receivable and accrued interest was $793,349.

  The Company is the guarantor on a $10,000,000 two-year line of credit dated July 29, 1996 in conjunction with the investment.

NOTE D--TRANSACTIONS WITH MARINE MIDLAND BANK

  The majority of timeshare week sales are financed by notes secured by the weeks purchased. Notes were sold to Marine by the Company during 1993 and 1994 under an Agreement of Finance ("Agreement"), dated July 30, 1993, with full recourse to the Company to repurchase any note that becomes delinquent in excess of sixty days. The Agreement requires the Company to maintain a net worth of $2,500,000. The Company maintained a Reserve for the Reacquisition of Recourse Notes, which was $150,000 for the year ended March 31, 1996. The amount was reduced to $0 in the current year due to sufficient projected collateral.

  In addition, Marine holds back, in a Reserve Account, 10% of the principal balance of the notes so purchased, to provide additional security in case of default. The Company has the right to receive the amount by which the Reserve Account exceeds 15% of the remaning principal balance of the notes owned by Marine on

                            POINTS OF COLORADO, INC.

July 30th of each year. At March 31, 1997, Marine owned 790 notes which were sold to Marine by the Company, with a principal balance of $2,465,021. The Reserve Account balance of $549,080 was 22.27% of that amount.

  The Agreement also requires Marine to pay the Company monthly an Interest Differential between the interest earned on the notes and a Minimum Required Yield established by Marine at the time the note was purchased by Marine. At March 31, 1997, the aggregate Interest Differential to be paid over four years on the 790 notes was $188,532. The actual amount of Interest Differential that will be received by the Company is dependent upon the performance of the portfolio and the amount of early payoffs of the notes. Due to the inherent uncertainty of the future value of the Differential, no asset is recorded at the time of sale; consequently, the monthly Interest Differential is recorded as income when earned. During the years ended March 31, 1997 and 1996, the Company earned $167,202 and $276,710 of Interest Differential, respectively.

  On December 2, 1996, Marine agreed to provide a $7,500,000 Term Loan ("Loan") to the Company for four years. Under its provisions, Marine will advance 85% of the principal amount of all notes pledged on the Loan. Interest on the Loan is computed at 2% over Marine's Prime Rate (10.5% at March 31, 1997). All payments from the collateralized notes go directly to Marine, and monthly interest charges are added to the Loan balance. The Company and its shareholders have agreed to pay Marine 85% of the outstanding principal balance of any pledged note that is more than sixty days delinquent. At March 31, 1997, the Company owed $4,000,510 to Marine and had pledged notes with an aggregate principal balance of $5,333,219. The Company has the option to lock-in its interest rate under this loan. At March 31, 1997, $898,759 of the outstanding loan balance had a fixed interest rate of 8.78%, and $1,469,409 had a fixed interest rate of 9.75%.

NOTE E--INCOME TAXES

  The Company provides for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are determined based on the difference between the financial reporting and tax basis of assets and liabilities and enacted tax rates that will be in effect for the year in which the differences are expected to reverse. The provision for deferred income taxes at March 31, 1997 and 1996, of $1,477,900 and $399,199 respectively results primarily from the use of the installment sales method of reporting profits and the use of the specific charge off method for bad debts for tax purposes. At March 31, 1997, the Company had aggregate operating loss carryforwards of approximately $2,600,000, which will expire on March 31, 2011 and approximately $1,400,000, which will expire on March 31, 2012.

NOTE F--DEFERRED COMPENSATION PLAN

  On July 1, 1995, the Company implemented a Nonqualified Deferred Compensation Plan which permits an eligible officer or director to reduce the Compensation that the Company would otherwise pay by an amount equal to a percentage of his Compensation or by a specific dollar amount. Such election, if any, is made in writing each quarter of the Plan Year. The deferred compensation is distributable in cash after termination of employment, the Participant's death, or the Participant attaining the age of 55 years, and amounted to $397,573 and $227,072 at March 31, 1997 and 1996, respectively. The agreement is funded under a grantor trust agreement whereby the Company pays to the grantor trust amounts necessary to meet the obligations under the deferred compensation agreements. The deferred compensation expense was $170,501 and $227,072 for the years ended March 31, 1997 and 1996, respectively.

  The Company has recorded the assets and liabilities for the deferred compensation at gross amounts in the Balance Sheet because such assets and liabilities belong to the Company rather than to any external plan or trust. The assets are recorded at cost, and the liability is computed and recorded in accordance with SFAS 87, "Employers' Accounting For Pensions."

                            POINTS OF COLORADO, INC.

NOTE G--STOCK REDEMPTION AGREEMENT

  Under a stock redemption agreement dated December 9, 1994, the Company is obligated to purchase the stock of a terminated, permanently disabled, or deceased stockholder at a price determined annually by the Company at its most recent annual meeting or by formulas and under terms contained in the agreement. The Company has purchased life insurance on each stockholder in order to help fund these obligations.

  In addition, there are restrictive transfer provisions which govern the sale or transfer of the Company's stock unrelated to the termination, disability, or death of a stockholder. The Company has a first right of refusal for 30 days to purchase the shares offered. The remaining stockholder(s) have a second right of refusal for 30 days to purchase the shares refused by the Company. Acceptance by all the stockholders is required to sell stock to an outside third party.

NOTE H--COMMITMENTS AND CONTINGENCIES

  The Company leases its office space under a lease which expired on April 30, 1997. On May 30, 1997, the lease was renewed for a five year term. Future required minimum annual rental payments are as follows:

      Year Ending March 31, 1998........................................ $77,210
                1999....................................................  79,215
                2000....................................................  81,412
                2001....................................................  84,052
                2002....................................................  86,692

NOTE I--FINANCIAL INSTRUMENTS

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of its cash. The Company maintains cash balances at several financial institutions located in Colorado. Balances at each bank are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company carries some funds in excess of the Federal Deposit Insurance Corporation limit.

 Fair Value

  Fair value estimates presented below are based on relevant market information. As these estimates are subjective in nature and involve uncertainties and significant judgement, they are not necessarily indicative of the amount that the Company could realize on a current market exchange. The fair value disclosures for financial instruments are as follows:

    Cash and Cash Equivalents: The carrying amounts reported in the balance sheets approximate their fair values at March 31, 1997 and 1996.

    Loans Receivable: The net carrying amounts of loans receivable are a reasonable estimate of their fair values at March 31, 1997 and 1996 based on historical payment experiences.

    Financing Arrangements: The carrying amounts of the variable and fixed interest rate borrowings approximated their fair values at March 31, 1997 and 1996.

                            POINTS OF COLORADO, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1997

                                ASSETS
                                ------                                  (UNAUDITED)
Cash and Cash Equivalents.............................................. $   544,598
Other Receivables......................................................     257,419
Timeshare Notes Receivable, Less Allowance for Doubtful Notes of
 $744,165..............................................................  14,233,820
Other Notes Receivable.................................................     818,090
Holdback on Timeshare Notes............................................     330,858
Inventory--Timeshare Units.............................................   1,461,822
Investment--Success Developments, LLC..................................     937,856
Prepaid Expenses and Other Assets......................................      32,321
Deferred Compensation Asset............................................     443,448
Furniture and Equipment................................................     300,337
  Less Accumulated Depreciation........................................    (211,954)
                                                                        -----------
    Total Assets....................................................... $19,148,615
                                                                        ===========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
Liabilities
  Accounts Payable..................................................... $    34,935
  Accrued Payroll and Commissions......................................     250,364
  Customer Deposits....................................................     145,279
  Note Payable to Marine Midland Bank..................................   3,739,283
  Other Liabilities....................................................   1,106,753
  Deferred Federal and State Income Taxes..............................   1,518,160
  Deferred Compensation Payable........................................     443,448
                                                                        -----------
    Total Liabilities..................................................   7,238,222
Stockholders' Equity
  Common Stock, No Par Value, Authorized 50,000 Shares, Issued and
   Outstanding
   80 Shares...........................................................           1
  Additional Paid-In Capital...........................................  14,136,878
  Accumulated Deficit..................................................  (2,226,486)
                                                                        -----------
    Total Stockholders' Equity.........................................  11,910,393
                                                                        -----------
      Total Liabilities and Stockholders' Equity....................... $19,148,615
                                                                        ===========


                       See Notes to Financial Statements.

                            POINTS OF COLORADO, INC.

                  STATEMENTS OF INCOME AND ACCUMULATED DEFICIT

                                                   THREE MONTHS ENDED JUNE 30,
                                                   ----------------------------
                                                       1996           1997
                                                   -------------  -------------
                                                    (UNAUDITED)    (UNAUDITED)
Income
  Sales--Timeshare Units.......................... $   3,134,200  $   2,961,744
  Financing Income, Net of Servicing Costs........       177,065        426,029
  Other Income....................................           -0-        191,749
                                                   -------------  -------------
                                                       3,311,265      3,579,522
Cost of Sales
  Timeshare Units Sold............................       585,514        553,696
  Closing Costs...................................       160,849        181,013
                                                   -------------  -------------
                                                         746,363        734,709
                                                   -------------  -------------
    Gross Profit..................................     2,564,902      2,844,813
Other Expenses....................................
  Sales and Marketing.............................     1,491,725      1,547,254
  General and Administrative......................       269,669        319,804
                                                   -------------  -------------
                                                       1,761,394      1,867,058
                                                   -------------  -------------
    Income Before Income Taxes....................       803,508        977,755
  Provision for Income Taxes......................      (309,500)      (368,125)
                                                   -------------  -------------
    Net Income....................................       494,008        609,630
Accumulated Deficit...............................
  Beginning of Period.............................    (5,430,856)    (2,836,116)
                                                   -------------  -------------
  End of Period...................................   $(4,936,848)   $(2,226,486)
                                                   =============  =============


                       See Notes to Financial Statements.

                            POINTS OF COLORADO, INC.

                            STATEMENTS OF CASH FLOWS

                                                  THREE MONTHS ENDED JUNE 30,
                                                  ----------------------------
                                                      1996           1997
                                                  -------------  -------------
                                                   (UNAUDITED)    (UNAUDITED)
Cash Flows from Operating Activities
  Net Income..................................... $     494,008  $     609,630
  Adjustments to Reconcile Net Income to Cash
   Provided By Operating Activities:
    Depreciation.................................         8,491          7,733
    Income from Success Developments, LLC........           -0-       (191,749)
    Deferred Federal and State Income Taxes......       309,500       (431,875)
    Discount Income on Note Collections..........       (13,973)        (5,853)
    Reserve for Doubtful Notes...................        79,966         74,403
  Changes in Operating Assets and Liabilities:
    Decrease in Inventory--Timeshare Units.......       438,512        237,321
    (Increase) in Other Assets...................       (25,531)      (104,885)
    Increase in Accounts Payable and Other
     Liabilities.................................       129,491        968,090
                                                  -------------  -------------
      Total Adjustments..........................       926,456        553,185
                                                  -------------  -------------
Cash Provided by Operating Activities............     1,420,464      1,162,815
                                                  -------------  -------------
Cash Flows from Investing Activities
  Origination of Timeshare Notes.................    (2,670,068)    (2,363,003)
  Principal Reductions of Timeshare Notes........     1,011,521      1,168,688
  Loans Related to Success Developments, LLC.....           -0-        (24,741)
  Purchases of Furniture and Equipment...........       (10,510)        (8,582)
                                                  -------------  -------------
Cash Used by Investing Activities................    (1,669,057)    (1,227,638)
                                                  -------------  -------------
Cash Flows from Financing Activities
  Loan from Marine Midland Bank..................       575,249        592,474
  Payments to Marine Midland Bank................      (254,444)      (853,701)
  Decrease in Holdback on Timeshare Notes........        11,093        218,222
                                                  -------------  -------------
Cash Provided by Financing Activities............       331,898        (43,005)
                                                  -------------  -------------
Net Increase (Decrease) in Cash..................        83,305       (107,828)
Cash and Equivalents
  Beginning of Period............................       431,928        652,426
                                                  -------------  -------------
  End of Period.................................. $     515,233  $     544,598
                                                  =============  =============
Supplemental Cash Flow Disclosures:
  Interest Paid.................................. $      41,169  $     105,100
                                                  =============  =============


                       See Notes to Financial Statements.

                           POINTS OF COLORADO, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       THREE MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

NOTE A--INVESTMENT--SUCCESS DEVELOPMENTS, LLC

  The Company and its partners organized Success Developments, LLC on June 10, 1996, and the Company contributed $625,000 for its fifty percent interest. The Limited Liability Company is the owner and developer of Villas of Cave Creek, a timeshare project in Arizona. The Company is the managing member. This investment is being accounted for using the equity method of accounting. The investment account has been increased for the Company's share of the investee's net income as of June 30, 1997.

  Condensed unaudited financial information of the Limited Liability Company as of June 30, 1997 is summarized below:

           Assets................................. $8,403,096
           Liabilities............................ $6,527,384
           Results of Operations from date of
            inception............................. $  625,712

  By agreement, the Company provides management services to the Limited Liability Company.

  The Company has loaned the LLC construction funds and has loaned the other partners acquisition funds. Note principal and interest of 15% per annum from the Limited Liability Company are due December 1, 1997. Note principal and interest of 15% per annum from other members are due January 31, 1999. At June 30, 1997, the aggregate of the notes receivable and accrued interest was $818,090.

  The Company is guarantor on a $10,000,000 two year line of credit dated July 29, 1996 in conjunction with the investment.

NOTE B--TRANSACTIONS WITH MARINE MIDLAND BANK

  The majority of timeshare week sales are financed by notes secured by the weeks purchased. Notes were sold to Marine by the Company during 1993 and 1994 under an Agreement of Finance ("Agreement"), dated July 30, 1993, with full recourse to the Company to repurchase any note that becomes delinquent in excess of sixty days. The Agreement requires the Company to maintain a net worth of $2,500,000.

  Marine holds back, in a Reserve Account, 10% of the principal balance of the notes so purchased, to provide additional security in case of default. The Company has the right to receive the amount by which the Reserve Account exceeds 15% of the remaining principal balance of the notes owned by Marine on July 30th of each year. At June 30, 1997, Marine owned 671 notes which were sold to Marine by the Company, with a principal balance of $2,112,155. The Reserve Account balance of $330,858 was 15.67% of that amount.

  The Agreement also requires Marine to pay the Company monthly an Interest Differential between the interest earned on the notes and a Minimum Required Yield established by Marine at the time the note was purchased by Marine. At June 30, 1997, the aggregate Interest Differential to be paid over four years on the 671 notes was $151,280. The actual amount of Interest Differential that will be received by the Company is dependent upon the performance of the portfolio and the amount of early payoffs of the notes. Due to the inherent uncertainty of the future value of the Differential, no asset is recorded at the time of sale; consequently, the monthly Interest Differential is recorded as income when earned. During the three months ended June 30, 1997 and 1996, the Company earned $28,000 and $51,000 of Interest Differential, respectively.

  On December 2, 1996, Marine agreed to provide a $7,500,000 Term Loan ("Loan") to the Company for four years. Under its provisions, Marine will advance 85% of the principal amount of all notes pledged on the Loan. Interest on the Loan is computed at 2% over Marine's Prime Rate (10.5% at June 30,
1997). All payments from the collateralized notes go directly to Marine, and monthly interest charges are added to the Loan balance. The Company and its shareholders have agreed to pay Marine 85% of the outstanding principal balance of any pledged note that is more than sixty days delinquent. At June 30, 1997, the Company owed $3,717,109 to Marine and had pledged notes with an aggregate principal balance of $5,180,991. The Company has the option to lock-in its interest rate under this loan. At June 30, 1997, $773,697 of the outstanding loan balance had a fixed interest rate of 8.78%, and $1,286,415 had a fixed interest rate of 9.75%.

NOTE C--COMMITMENTS AND CONTINGENCIES

  The Company leases its office space under a five year lease dated May 30, 1997. Future required minimum annual rental payments are as follows:

           Year Ending June 30, 1998...............  $ 98,363
                                1999...............   105,039
                                2000...............   108,531
                                2001...............   112,022
                                2002...............   105,611

                          SUCCESS DEVELOPMENTS, L.L.C.

                          AUDITED FINANCIAL STATEMENTS

          FROM JUNE 10, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

                         INDEPENDENT AUDITORS' REPORT

To the Members
Success Developments, L.L.C.
Denver, Colorado

  We have audited the accompanying balance sheet of Success Developments, L.L.C. as of December 31, 1996, and the related statements of operations and members' equity and cash flows for the period from June 10, 1996 (Date of Inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Success Developments, L.L.C. as of December 31, 1996, and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.

                                          KREISMAN CORPORATION

Denver, Colorado
March 5, 1997

                          SUCCESS DEVELOPMENTS, L.L.C.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                       (SEE INDEPENDENT AUDITORS' REPORT)

                                     ASSETS

Cash and Cash Equivalents                                         $   77,540
Due From Members--Note H                                               4,375
Timeshare Notes Receivable, Less Allowance for Doubtful Notes of
 $18,452--Note D                                                     856,086
Inventory--Timeshare Units--Note D                                 4,089,124
Prepaid Expenses and Other Assets                                    172,927
Leasehold Improvements, Less Accumulated Amortization of $32,603     117,260
Furniture and Equipment, Less Accumulated Depreciation of $6,214      30,329
                                                                  ----------
    Total Assets                                                  $5,347,641
                                                                  ==========

                        LIABILITIES AND MEMBERS' EQUITY

Liabilities
  Accounts Payable                                                $  109,771
  Customer Deposits                                                   16,637
  Note Payable to Heller Financial--Note D                         3,922,999
  Other Liabilities                                                   11,259
  Due to Managing Member--Note H                                     187,825
                                                                  ----------
    Total Liabilities                                              4,248,491
Members' Equity--Note C                                            1,099,150
                                                                  ----------
    Total Liabilities and Members' Equity                         $5,347,641
                                                                  ==========




                       See Notes to Financial Statements.

                          SUCCESS DEVELOPMENTS, L.L.C.

                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY

          FROM JUNE 10, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

                       (SEE INDEPENDENT AUDITORS' REPORT)

Revenues
  Sales--Timeshare Units............................................ $1,104,620
  Other Revenue.....................................................      9,297
                                                                     ----------
                                                                      1,113,917
Cost of Sales
  Timeshare Units Sold..............................................    283,050
  Closing Costs.....................................................     30,432
                                                                     ----------
                                                                        313,482
                                                                     ----------
    Gross Profit....................................................    800,435
Other Expenses
  Sales and Marketing...............................................    570,928
  Financing Costs...................................................    199,479
  Association Subsidies--Note F.....................................     24,084
  Development Costs--Abandoned Project..............................     10,000
  General and Administrative........................................    146,794
                                                                     ----------
                                                                        951,285
                                                                     ----------
    Net Loss........................................................   (150,850)
Members' Equity at June 10, 1996....................................        -0-
Members' Contributions..............................................  1,250,000
                                                                     ----------
    Ending Members' Equity.......................................... $1,099,150
                                                                     ==========



                       See Notes to Financial Statements.

                          SUCCESS DEVELOPMENTS, L.L.C.

                            STATEMENT OF CASH FLOWS

          FROM JUNE 10, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

                       (SEE INDEPENDENT AUDITORS' REPORT)

Cash Flows from Operating Activities
  Net Loss........................................................ $  (150,850)
  Adjustments to Reconcile Net Loss to Cash Used By Operating
   Activities:
    Depreciation and Amortization.................................      71,282
    Reserve for Bad Debts.........................................      18,452
    Completed Timeshare Units Sold................................     283,050
    (Increase) Decrease In:
      Due From Members............................................      (4,375)
      Prepaid Expenses and Other Assets...........................     (49,556)
    Increase (Decrease) In:
      Customer Deposits...........................................      16,637
      Other Liabilities...........................................      11,259
                                                                   -----------
        Total Adjustments.........................................     346,749
                                                                   -----------
Cash Generated by Operating Activities............................     195,899
                                                                   -----------
Cash Flows from Investing Activities
  Additions To Property, Equipment and Leasehold Improvements.....    (186,406)
  Timeshare Notes Receivable......................................    (874,538)
  Inventory--Timeshare Units......................................  (4,372,174)
  Accounts Payable as Related to Inventory........................     109,771
                                                                   -----------
Cash Used by Investing Activities.................................  (5,323,347)
                                                                   -----------
Cash Flows from Financing Activities
  Loan from Heller Financial......................................   4,237,575
  Payments to Heller Financial....................................    (314,576)
  Loan Acquisition Costs..........................................    (155,836)
  Member Loans....................................................     187,825
  Contributions of Capital........................................   1,250,000
                                                                   -----------
Cash Provided by Financing Activities.............................   5,204,988
                                                                   -----------
Net Increase in Cash..............................................      77,540
Cash and Equivalents
  Beginning of Period.............................................         -0-
                                                                   -----------
  End of Period................................................... $    77,540
                                                                   ===========
Supplemental Cash Flow Disclosures:
  Interest Paid................................................... $   151,591
                                                                   ===========

                       See Notes to Financial Statements.

                         SUCCESS DEVELOPMENTS, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

                      (SEE INDEPENDENT AUDITORS' REPORT)

NOTE A--THE COMPANY

  Success Developments, L.L.C. (the "Company"), is the owner and developer of Villas of Cave Creek, a timeshare project that contains 25 condominium units. The Company is in the process of selling the remaining unsold timeshare interests. The Company is an Arizona Limited Liability Company, organized on June 10, 1996.

  The Company is owned 50% by the managing member Points of Colorado, Inc. and 50% by three individuals who own and operate the company responsible for the sales and marketing of the timeshare units.

  The Company has a finite life, and unless terminated earlier, will cease to exist fifty years after the date of filing with the state. According to the laws of the state of Arizona, no member of the limited liability company is personally liable for any debts or losses of the Company beyond the capital contribution made by that member.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash in the bank.

 Inventory--Timeshare Units

  Timeshare inventory is valued at the lower of cost to acquire, develop, and renovate the project or market. Cost of timeshare units sold is based upon the combined costs of Villas of Cave Creek inventory allocated to each week.

 Allowance for Doubtful Notes

  The Company provides an allowance for doubtful notes for those notes held by the Company, based on a review of the current status of existing receivables and historical collection experience within the industry.

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using accelerated methods. The estimated lives used in determining depreciation are:

      Furniture and Equipment......................... 5-7 years
      Leasehold Improvements.......................... 23 months (term of lease)

  Maintenance, repairs, and minor renewals are charged to expense as incurred, whereas improvements and major renewals of facilities are capitalized. Upon sale or disposition of properties, the asset account is relieved

                         SUCCESS DEVELOPMENTS, L.L.C.

of the cost and the accumulated depreciation account is charged with depreciation taken prior to the sale, and any resultant gain or loss is credited or charged to earnings.

 Revenue and Cost Recognition

  Revenue from timeshares is recognized upon closing of the sale. Acquisition and other direct costs and indirect costs related to acquisition and development of timeshare units are capitalized. Capitalized costs are allocated to individual timeshare units. The capitalized costs of units are charged to earnings when the related revenue is recognized. Selling and administrative costs are charged to earnings when incurred.

 Concentration of Credit Risk

  Credit risk with respect to timeshare notes receivable is generally diversified due to the large number of customers and their dispersion across many different geographic areas of the United States. The Company performs credit evaluations of its customers' financial condition, and all its notes receivable are collateralized by the interval units sold.

NOTE C--MEMBERS' EQUITY

  The two classes of members are manager and nonmanager. There is no difference in interests, rights, preferences, and privileges. Equity by class at December 31, 1996 was as follows:

      Managing member................................................ $  549,575
      Nonmanaging members............................................    549,575
                                                                      ----------
        Total Members' Equity........................................ $1,099,150
                                                                      ==========

NOTE D--TRANSACTIONS WITH HELLER FINANCIAL

  On July 29, 1996, Heller Financial agreed to provide a $10,000,000 loan to the Company for two years (due on July 28, 1998) of which $3,500,000 was allocated to the acquisition of Villas of Cave Creek. Interest on the acquisition portion of the note is variable, and at December 31, 1996 was 10.28%. The Agreement requires the Company to maintain a net worth of $1,000,000 until 90% of the Interval Units are sold, and to pledge as collateral all Interval Units at Villas at Cave Creek which have not been sold. Under the provisions, the principal is paid when Interval Units are sold, in the amount of $3,365 for Whole Interval Units and $1,685 for Biennial Interval Units. All members have personally guaranteed the note.

  The majority of timeshare week sales are financed by notes secured by the weeks purchased. All of the timeshare notes are pledged on the Heller loan. Heller advances 87.5% of the principal amount of all timeshare notes. Interest on the pledged notes is variable, and at December 31, 1996 was 9.78%. All payments from the collateralized notes go directly to Heller, and monthly interest charges are added to the loan balance.

NOTE E--LEASES

  The Company leases its sales facility under a lease expiring June 30, 1997, which requires an annual rental fee of $36,000. On or before April 30, 1997, the Company has the option to extend the lease term to June 30, 1998.

  Future minimum rental payments required under the operating lease as of December 31, 1996 are $18,000 for the year ending December 31, 1997. Total rental expense for the Company, after reimbursements (see Note H) was $9,200.

                         SUCCESS DEVELOPMENTS, L.L.C.

NOTE F--ASSOCIATION SUBSIDY

  As developer, the Company is required to subsidize the Association for the cost of operating and maintaining the resort to the extent assessments received from the timeshare owners fall short of the Association's financial requirements. During the year ended December 31, 1996, the Company provided subsidies of $24,084 to the Association.

NOTE G--INCOME TAXES

  The Company is classified as a partnership for federal and state income tax purposes. The Company's net income or loss is allocated among the members in accordance with the operating agreement. Consequently, a provision for federal and state income taxes has not been included in the Company's financial statements.

NOTE H--RELATED PARTY TRANSACTIONS

  The Company paid $498,839 for sales commissions to an Arizona company owned and operated by three members. The Arizona company will reimburse the Company for the lease expense for the sales facility during the period of sales operations. At December 31, 1996, the Arizona organization owed the Company $4,375 for sales expenses.

  The Company paid or accrued $60,000 for management services provided by Points of Colorado, Inc.

NOTE I--DEVELOPMENT STAGE

 Although the Company is now in full operation, it was in the development stage during a portion of the year ended December 31, 1996.

                          SUCCESS DEVELOPMENTS, L.L.C.

                                 BALANCE SHEET

                                 JUNE 30, 1997

                              ASSETS
                              ------                                (UNAUDITED)
Cash and Cash Equivalents.........................................  $   79,556
Due From Members..................................................       7,875
Timeshare Notes Receivable, Less Allowance for Doubtful Notes of
 $109,088.........................................................   4,536,029
Inventory--Timeshare Units........................................   3,292,799
Prepaid Expenses and Other Assets.................................     340,075
Leasehold Improvements, Less Accumulated Amortization of $76,157..     108,404
Furniture and Equipment, Less Accumulated Depreciation of
 $11,667..........................................................      38,358
                                                                    ----------
    Total Assets..................................................  $8,403,096
                                                                    ==========
                 LIABILITIES AND MEMBERS' EQUITY
                 -------------------------------
Liabilities
  Accounts Payable................................................  $  150,569
  Customer Deposits...............................................      55,503
  Note Payable to Heller Financial................................   5,915,163
  Other Liabilities...............................................      14,622
  Due to Managing Member..........................................     391,527
                                                                    ----------
    Total Liabilities.............................................   6,527,384
Members' Equity...................................................   1,875,712
                                                                    ----------
    Total Liabilities and Members' Equity.........................  $8,403,096
                                                                    ==========


                       See Notes to Financial Statements.

                          SUCCESS DEVELOPMENTS, L.L.C.

                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY

                       FOR SIX MONTHS ENDED JUNE 30, 1997

                                                                     (UNAUDITED)
Revenues
  Sales--Timeshare Units............................................ $5,486,812
Cost of Sales.......................................................
  Timeshare Units Sold..............................................  1,453,614
  Closing Costs.....................................................    146,657
                                                                     ----------
                                                                      1,600,271
                                                                     ----------
    Gross Profit....................................................  3,886,541
Other Expenses
  Sales and Marketing...............................................  2,549,911
  Financing Costs--Net of Interest Income--$181,314.................    238,366
  Association Subsidies--Note F.....................................     82,872
  Development Costs--Abandoned Project..............................     13,050
  General and Administrative........................................    225,780
                                                                     ----------
                                                                      3,109,979
                                                                     ----------
    Net Income......................................................    776,562
Beginning Members' Equity...........................................  1,099,150
                                                                     ----------
    Ending Members' Equity.......................................... $1,875,712
                                                                     ==========


                       See Notes to Financial Statements.

                          SUCCESS DEVELOPMENTS, L.L.C.

                            STATEMENT OF CASH FLOWS

                       FOR SIX MONTHS ENDED JUNE 30, 1997

                                                                   (UNAUDITED)
Cash Flows from Operating Activities
  Net Income...................................................... $   776,562
  Adjustments to Reconcile Net Loss to Cash Used By Operating
   Activities:
    Depreciation and Amortization.................................      87,707
    Reserve for Bad Debts.........................................      90,636
    (Increase) Decrease In:
      Inventory--Timeshare Units..................................     796,325
      Due From Members............................................      (3,500)
      Prepaid Expenses and Other Assets...........................       9,098
    Increase (Decrease) In:
      Accounts Payable............................................      40,798
      Customer Deposits...........................................      38,866
      Other Liabilities...........................................       3,363
                                                                   -----------
        Total Adjustments.........................................   1,063,293
                                                                   -----------
Cash Generated by Operating Activities............................   1,839,855
                                                                   -----------
Cash Flows from Investing Activities
  Additions To Property, Equipment and Leasehold Improvements.....     (48,180)
  Origination of Timeshare Notes..................................  (4,531,792)
  Real Estate Deposits............................................    (214,946)
  Principal Reductions of Timeshare Notes.........................     761,213
                                                                   -----------
Cash Used by Investing Activities.................................  (4,033,705)
                                                                   -----------
Cash Flows from Financing Activities
  Loan from Heller Financial......................................   3,853,601
  Payments to Heller Financial....................................  (1,861,437)
  Member Loans....................................................     203,702
                                                                   -----------
Cash Provided by Financing Activities.............................   2,195,866
                                                                   -----------
Net Increase in Cash..............................................       2,016
Cash and Equivalents
  Beginning of Period.............................................      77,540
                                                                   -----------
  End of Period................................................... $    79,556
                                                                   ===========
Supplemental Cash Flow Disclosures:
  Interest Paid................................................... $   281,249
                                                                   ===========

                       See Notes to Financial Statements.

                         SUCCESS DEVELOPMENTS, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997
                                  (UNAUDITED)

NOTE A--MEMBERS' EQUITY

  The two classes of members are manager and nonmanager. There is no difference in interests, rights, preferences, and privileges. Equity by class at June 30, 1997 was as follows:

      Managing member............................................... $   937,856
      Nonmanaging members...........................................     937,856
                                                                     -----------
        Total Members' Equity....................................... $ 1,875,712
                                                                     ===========

NOTE B--TRANSACTIONS WITH HELLER FINANCIAL

  On July 29, 1996, Heller Financial agreed to provide a $10,000,000 loan to the Company for two years (due on July 28, 1998) of which $3,500,000 was allocated to the acquisition of Villas of Cave Creek. Interest on the acquisition portion of the note is variable, and at June 30, 1997 was 10.56%. The Agreement requires the Company to maintain a net worth of $1,000,000 until 90% of the Interval Units are sold, and to pledge as collateral all Interval Units at Villas at Cave Creek which have not been sold. Under the provisions, the principal is paid when Interval Units are sold, in the amount of $3,365 for Whole Interval Units and $1,685 for Biennial Interval Units. All members have personally guaranteed the note.

  The majority of timeshare week sales are financed by notes secured by the weeks purchased. All of the timeshare notes are pledged on the Heller loan. Heller advances 87.5% of the principal amount of all timeshare notes. Interest on the pledged notes is variable, and at June 30, 1997 was 10.06%. All payments from the collateralized notes go directly to Heller, and monthly interest charges are added to the loan balance.

NOTE C--LEASES

  The Company leases its sales facility under a lease expiring June 30, 1998, which requires an annual rental fee of $36,000. Lease payments are made by an Arizona company owned and operated by three members (see Note D).

  Total rental expense for the Company was $13,459.

NOTE D--RELATED PARTY TRANSACTIONS

  The Company paid $2,470,901 for sales commissions to an Arizona company owned and operated by three members. The Arizona company also pays for the lease for the sales facility. At June 30, 1997, the Arizona organization owed the Company $7,875 for sales expenses.

  The Company paid or accrued $90,000 for management services provided by Points of Colorado, Inc.

                         COMBINED FINANCIAL STATEMENTS

                             THE SUCCESS COMPANIES

                      Years ended March 31, 1996 and 1997
            with Report of Independent Certified Public Accountants
                      and three months ended June 30, 1997

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
The Success Companies

  We have audited the accompanying combined balance sheets of The Success Companies (the Companies) as of March 31, 1996 and 1997, and the related combined statements of operations, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Success Companies at March 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Miami, Florida
August 27, 1997

                             THE SUCCESS COMPANIES

                            COMBINED BALANCE SHEETS

                                                 MARCH 31,
                                            ---------------------   JUNE 30,
                  ASSETS                      1996        1997        1997
                  ------                    ---------  ----------  -----------
                                                                   (UNAUDITED)
Current assets:
  Cash..................................... $  84,098  $  198,311  $  195,226
  Accounts receivable......................   214,564     804,537     642,373
  Due from affiliates......................     9,501      60,150      55,633
  Inventory of vacation ownership
   intervals...............................       --       33,267      32,383
  Prepaid expenses and other assets........    29,713      89,760     104,910
                                            ---------  ----------  ----------
    Total current assets...................   337,876   1,186,025   1,030,525
Property and equipment, net of accumulated
 depreciation of $55,195, $93,416 and
 $118,000 at March 31, 1996 and 1997 and
 June 30, 1997, respectively...............   130,272     229,087     237,225
Deferred income taxes......................    16,048      48,158      48,158
Other assets...............................    14,087      32,041      29,849
                                            ---------  ----------  ----------
    Total assets........................... $ 498,283  $1,495,311  $1,345,757
                                            =========  ==========  ==========
          LIABILITIES AND EQUITY
          ----------------------
Current liabilities:
  Current portion of long-term debt........ $  58,049  $   66,511  $   63,224
  Notes payable to affiliates..............   160,000     280,000     230,000
  Accounts payable.........................    66,146      57,795      55,040
  Accrued expenses.........................   202,794     650,185     587,533
  Due to affiliates........................   326,947     327,271     298,642
                                            ---------  ----------  ----------
    Total current liabilities..............   813,936   1,381,762   1,234,439
Long-term debt, net of current portion.....    10,589      26,669      24,827
Commitments and contingencies
Equity:
  Common stock, no par value, 52,500 shares
   authorized; 9,500 shares issued and
   outstanding.............................    24,000      24,000      24,000
  Due from officers for stock purchase.....   (24,000)    (24,000)    (24,000)
  Partners' capital/(deficit) retained
   earnings................................  (326,242)     86,880      86,491
                                            ---------  ----------  ----------
    Total equity...........................  (326,242)     86,880      86,491
                                            ---------  ----------  ----------
    Total liabilities and equity........... $ 498,283  $1,495,311  $1,345,757
                                            =========  ==========  ==========

                            See accompanying notes.

                             THE SUCCESS COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS

                                                         THREE MONTHS ENDED
                                YEAR ENDED MARCH 31,          JUNE 30,
                               -----------------------  ---------------------
                                  1996         1997        1996       1997
                               -----------  ----------  ---------- ----------
                                                             (UNAUDITED)
Revenues:
  Commissions................. $ 4,288,886  $7,973,693  $1,477,104 $2,556,806
  Interest income.............      10,550       5,161         871      1,650
  Other.......................     225,489     461,726      92,880     57,195
                               -----------  ----------  ---------- ----------
                                 4,524,925   8,440,580   1,570,855  2,615,651
Expenses:
  Selling expenses............   1,675,328   2,785,844     490,990    808,837
  Marketing expenses..........   2,058,854   3,143,515     526,172  1,109,391
  Resort administration.......     801,128     823,611      90,475    178,700
  General and administrative
   expenses...................     845,036     496,892      97,602    195,421
  Fees to affiliates..........     180,000     726,500      35,000    302,500
  Depreciation................      44,480      50,275      13,020     10,519
  Interest expense............      12,230      34,031       6,595     10,672
                               -----------  ----------  ---------- ----------
                                 5,617,056   8,060,668   1,259,854  2,616,040
                               -----------  ----------  ---------- ----------
(Loss) income before benefit
 for income taxes.............  (1,092,131)    379,912     311,001       (389)
Benefit for income taxes......     (16,048)    (32,110)        --         --
                               -----------  ----------  ---------- ----------
Net (loss) income............. $(1,076,083) $  412,022  $  311,001 $     (389)
                               ===========  ==========  ========== ==========


                            See accompanying notes.

                             THE SUCCESS COMPANIES

                    COMBINED STATEMENTS OF CHANGES IN EQUITY

                                                        PARTNERS'
                                            DUE FROM    CAPITAL/
                              COMMON STOCK  OFFICERS    (DEFICIT)
                             -------------- FOR STOCK   RETAINED
                             SHARES AMOUNT  PURCHASE    EARNINGS       TOTAL
                             ------ ------- ---------  -----------  -----------
Balance at April 1, 1995.... 1,500  $16,000 $(16,000)  $    63,000  $    63,000
  Common stock
   issued/capital
   contributions............ 8,000    8,000   (8,000)          --           --
  Net loss..................   --       --       --     (1,076,083)  (1,076,083)
  Add net loss related to
   uncombined balance sheet
   entities.................   --       --       --        686,841      686,841
                             -----  ------- --------   -----------  -----------
Balance at March 31, 1996... 9,500   24,000  (24,000)     (326,242)    (326,242)
  Net income................   --       --       --        412,022      412,022
  Capital contributions.....   --       --       --          1,100        1,100
                             -----  ------- --------   -----------  -----------
Balance at March 31, 1997... 9,500   24,000  (24,000)       86,880       86,880
  Net loss (Unaudited)......   --       --       --           (389)        (389)
                             -----  ------- --------   -----------  -----------
Balance at June 30, 1997
 (Unaudited)................ 9,500  $24,000 $(24,000)  $    86,491  $    86,491
                             =====  ======= ========   ===========  ===========




                            See accompanying notes.

                             THE SUCCESS COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                            THREE MONTHS ENDED
                                    YEAR ENDED MARCH 31,         JUNE 30,
                                    ----------------------  -------------------
                                       1996        1997       1996       1997
                                    -----------  ---------  ---------  --------
                                                               (UNAUDITED)
Operating activities:
  Net (loss) income................ $(1,076,083) $ 412,022  $ 311,001  $   (389)
  Adjustments to reconcile net
   (loss) income to net cash (used
   in) provided by operating
   activities:
    Depreciation...................      44,480     50,275     13,020    10,519
    Net loss related to uncombined
     balance sheet entities........     686,841        --         --        --
    Deferred income taxes..........     (16,048)   (32,110)       --        --
    Changes in operating assets and
     liabilities:
      Accounts receivable..........    (214,564)  (589,973)  (205,437)  162,164
      Due from affiliates..........      (8,187)   (50,649)    (2,007)    4,517
      Inventory of vacation
       ownership intervals.........         --     (33,267)       --        884
      Prepaid expenses and other
       assets......................     (17,684)   (60,047)    (7,278)  (15,150)
      Other assets.................      (7,855)   (17,954)      (174)    2,192
      Accounts payable.............      66,146     (8,351)   (32,832)   (2,755)
      Accrued expenses.............     197,210    447,391    154,313   (62,652)
      Due to affiliates............     326,947        324     54,236   (28,629)
                                    -----------  ---------  ---------  --------
        Net cash (used in) provided
         by operating activities...     (18,797)   117,661    284,842    70,701
Investing activities:
  Expenditures for property and
   equipment.......................     (91,720)  (149,090)    (1,310)  (18,657)
                                    -----------  ---------  ---------  --------
  Net cash used in investing
   activities......................     (91,720)  (149,090)    (1,310)  (18,657)
Financing activities:
  Capital contributions............         --       1,100        --        --
  Proceeds from (repayment of)
   notes payable to affiliates.....     100,000    120,000        --    (50,000)
  Proceeds from debt...............      74,036     32,591        --        --
  Payments on debts................      (5,398)    (8,049)    (3,224)   (5,129)
                                    -----------  ---------  ---------  --------
  Net cash provided by (used in)
   financing activities............     168,638    145,642     (3,224)  (55,129)
                                    -----------  ---------  ---------  --------
  Net increase (decrease) in cash..      58,121    114,213    280,308    (3,085)
  Cash at beginning of period......      25,977     84,098     84,098   198,311
                                    -----------  ---------  ---------  --------
  Cash at end of period............ $    84,098  $ 198,311  $ 364,406  $195,226
                                    ===========  =========  =========  ========
Supplemental disclosure of cash
 flow information:
  Cash paid during the period for
   interest........................ $     5,476  $  16,730  $   2,288  $  5,370
                                    ===========  =========  =========  ========
  Cash paid during the period for
   taxes........................... $    33,811  $     --   $   7,947  $    --
                                    ===========  =========  =========  ========


                            See accompanying notes.

                             THE SUCCESS COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                            MARCH 31, 1996 AND 1997
                           JUNE 30, 1997 (UNAUDITED)

1. DESCRIPTION OF BUSINESS AND PRINCIPLES OF COMBINATION

  The Success Companies (the Companies) are principally engaged in providing marketing and sales services of vacation ownership in Colorado and Arizona under contracts with developers. The Companies have contracts with Success Developments, LLC, an entity in which the principals of the Companies own a 50% interest, and Points of Colorado, Inc. which owns a 50% interest in Success Developments, LLC. Additionally, the Companies operate a nationwide telemarketing center in Phoenix, Arizona. The Companies also provide management services, market research, lead sales and vacation certificate sales.

  The accompanying combined financial statements include the accounts of The Success Companies, Inc., Success West Communications, Inc., Data Marketing Associates, Inc., Success of Colorado, LLC (latest date the LLC can dissolve is July 25, 2025), Success of Arizona, LLC (latest date the LLC can dissolve is December 31, 2050), Fiesta Vacations, LLC (latest date the LLC can dissolve is December 31, 2050), and the operations for the year ended March 31, 1996 of Success Marketing, Inc. (SMI) and Success Ventures, Inc. (SVI). Fiesta Vacations began operations on March 1, 1997 but was legally formed on July 16, 1997. Success of Arizona commenced operations in fiscal 1997. All significant intercompany accounts and transactions have been eliminated in combination.

  Subsequent to March 31, 1997, the shareholders/partners have agreed to sell The Success Companies to Vistana, Inc. (Vistana). Pursuant to the Purchase and Sales Agreement, Vistana will acquire the stock of The Success Companies, Inc., Success West Communications, Inc., Data Marketing Associates, Inc., Success of Colorado, LLC, Success of Arizona, LLC, and Fiesta Vacations, LLC. SMI and SVI are currently inactive and are not part of the Purchase and Sales Agreement. However, for the year ended March 31, 1996, the operations of SMI and SVI were significant in relation to the combined operations. Accordingly, the results of operations for SMI and SVI for the year ended March 31, 1996 have been included in the accompanying combined financial statements; however, the related combined balance sheets of these entities at March 31, 1996 and 1997 and June 30, 1997 have not been included in the accompanying balance sheets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Property and Equipment

  Property and equipment are recorded at cost and includes furniture, fixtures and equipment, tenant improvements, vehicles and marketing booths. Depreciation is recorded using the straight-line method applied to the cost of the assets over their estimated useful lives of five to seven years.

 Revenue Recognition

  Commission income is recognized on the accrual basis after a binding sales contract has been executed, a 10 percent minimum down payment has been received, the recision period has expired and all credit underwriting standards have been met. Commission income is based on sales of $10,120,345, $16,876,395, $3,005,729 and $5,410,747 for the years ended March 31, 1996 and
1997 and the three months ended June 30, 1996 and 1997, respectively.

 Income Taxes

  Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under

                             THE SUCCESS COMPANIES

Statement No. 109, the liability method is used in accounting for income taxes where deferred income tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.

 Advertising Costs

  The Companies expense advertising costs as incurred. Advertising expense, included in marketing expense in the accompanying statements of operations, were $647,975, $1,145,415, $184,292 and $323,232 for the years ended March 31,
1996 and 1997 and the three months ended June 30, 1996, and 1997, respectively.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.

3. INVENTORY OF VACATION OWNERSHIP INTERVALS

  On March 25, 1997, the Companies entered into a marketing agreement with a developer whereby the developer reserved 50 vacation ownership intervals of their resort inventory for the Companies for $25,000 plus closing fees. The Companies have the right to sell the reserved inventory for six months and are entitled to the proceeds net of any closing and marketing costs associated with the sales.

  Subsequent to March 31, 1997, the Companies acquired the intervals from the developer.

4. DUE FROM/TO AFFILIATES

  Due from affiliates represents advances to officers or shareholders of the Companies and receivables from affiliated entities. Due to affiliates represents net advances from affiliated entities. Such advances are noninterest bearing.

5. DEBT

                                                                  MARCH 31
                                                               ---------------
                                                                1996    1997
                                                               ------- -------
      $50,000 line of credit, interest payable monthly at
       prime plus 2% (10.25% and 11.25% at March 31, 1996 and
       1997, respectively), due on March 31, 1998 guaranteed
       by the shareholders and officers of the Companies...... $50,000 $50,000
      Tenant improvement loan, interest at 10% per annum,
       payable in monthly principal and interest installments
       of $666 through November 2001, at which time the
       principal balance and accrued interest is due..........     --   32,591
      Other notes payable.....................................  18,638  10,589
                                                               ------- -------
                                                                68,638  93,180
      Less current portion....................................  58,049  66,511
                                                               ------- -------
                                                               $10,589 $26,669
                                                               ======= =======

                             THE SUCCESS COMPANIES

  Scheduled principal maturities of line of credit, loans and notes payable are as follows:

      Year ending March 31
      1998.............................................................. $66,511
      1999..............................................................   8,242
      2000..............................................................   6,471
      2001..............................................................   7,148
      2002..............................................................   4,808
                                                                         -------
                                                                         $93,180
                                                                         =======

6. RELATED PARTY TRANSACTIONS

  Notes payable to affiliates consist of the following:

                                                    MARCH 31,
                                                -----------------  JUNE 30,
                                                  1996     1997      1997
                                                -------- -------- -----------
                                                                  (UNAUDITED)
      Notes payable to shareholders, interest
       only, at 12% per annum, payable monthly
       through September 30, 1997, at which
       time the principal balance is due....... $100,000 $200,000  $150,000
      Note payable to Strategic Alliance
       Marketing, Inc., a related party,
       interest only, at 12% per annum, payable
       monthly through September 30, 1997, at
       which time the principal balance is
       due.....................................      --    20,000    20,000
      Note payable to Success Marketing, Inc.,
       interest at 7% per annum................   60,000   60,000    60,000
                                                -------- --------  --------
                                                $160,000 $280,000  $230,000
                                                ======== ========  ========

  The note payable to Success Marketing, Inc. is contractually payable in monthly installments of principal and interest of $1,168 through August 1999. No payments of principal and interest have been made on the note to date. The parties intend to settle the note when the Purchase and Sales Agreement becomes effective. See Note 1.

  The Companies paid consulting fees of $180,000, $666,500, $35,000 and $262,500 for the years ended March 31, 1996 and 1997 and for the three months ended June 30, 1996 and 1997, respectively, to affiliates and is included in fees to affiliates expense in the accompanying statements of operations.

  Management fees of $60,000 and $40,000 were paid to an affiliate for the year ended March 31, 1997 and for the three months ended June 30, 1997, respectively, and is included in fees to affiliates expense in the accompanying statements of operations.

  The Companies received management fees of $30,000 during the year ended March 31, 1997 from an affiliate and is included in other income in the accompanying statements of operations.

  Substantially all commission income represents amounts earned from entities in which one or more of the principals of the Companies have common ownership interests.

                             THE SUCCESS COMPANIES

7. LEASES

  The Company leases office space and equipment under operating leases expiring in various years through 2002. Minimum future rentals to be paid under noncancelable leases with original lease terms greater than one year as of March 31, 1997 for each of the next five years and in the aggregate are as follows:

      Year ending March 31
      1998........................................................... $  240,431
      1999...........................................................    215,691
      2000...........................................................    211,818
      2001...........................................................    214,700
      2002...........................................................    141,200
                                                                      ----------
                                                                      $1,023,840
                                                                      ==========

  Rental expense under these leases was $870, $81,933, $570 and $59,392 for the years ended March 31, 1996 and 1997 and for the three months ended June 30, 1996 and 1997, respectively.

8. INCOME TAXES

  At March 31, 1996 and 1997, the Companies have net operating loss carryforwards of approximately $58,046 and $152,486, respectively, that expire in 2011. The use of a significant portion of these net operating loss carryforwards may be restricted under Section 382 of the Internal Revenue Code.

  The components of the benefit for income taxes are as follows:

                                             YEAR ENDED MARCH     THREE MONTHS
                                                    31           ENDED JUNE 30,
                                             ------------------  ---------------
                                               1996      1997     1996    1997
                                             --------  --------  ------- -------
                                                                   (UNAUDITED)
      Deferred federal...................... $(16,048) $(32,110) $   --  $   --
                                             ========  ========  ======= =======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax asset at March 31, 1996 and 1997 and is comprised of net operating losses.

  The differences between the actual income tax benefit and income taxes computed by applying the statutory federal income tax rate to loss before income taxes as follows:

                                                                MARCH 31
                                                           -------------------
                                                             1996       1997
                                                           ---------  --------
      Amount at statutory federal rate.................... $ (17,105) $(40,870)
      Meal and entertainment..............................     1,057     1,095
      NOL utilization.....................................       --      7,665
                                                           ---------  --------
                                                           $(16,048)  $(32,110)
                                                           =========  ========

  No taxes have been provided on income from the limited liability companies owned by the partners. However, such income is included in the combined statements of operations for the years ended March 31, 1996 and 1997 and for the three months ended June 30, 1996 and 1997.

                             THE SUCCESS COMPANIES

9. COMMITMENTS AND CONTINGENCIES

  Commissions earned and received on vacation ownership sales are subject to commission refunds in the event of default by the purchaser and are calculated based on a formula as defined in the Marketing and Sales Agreements. Accordingly, included in accrued liabilities at March 31, 1996 and 1997 and June 30, 1997 is a reserve for commission refunds of $8,586, $42,239 and $42,602, respectively.

  On July 17, 1995, the Companies entered into an agreement with a contractor for consulting services relating to generation and/or sale of qualified leads. Under the agreement, in addition to a base compensation, the contractor was entitled to 25 percent of the actual collected net proceeds on the sale of lists or leads. Bonus payments were $32,425, $25,779 and $13,434 for the years ended March 31, 1996 and 1997, and for the three months ended June 30, 1996, respectively, and are included in marketing expense in the accompanying statements of operations. The agreement was terminated on December 31, 1996.

  The Success Companies, Inc. is a guarantor of a credit facility with Heller Financial, Inc. on behalf of Success Development, LLC. Such credit facility effected on May 20, 1996 consists of a $3.1 million revolving credit acquisition loan piece and a $10 million receivable loan; however, the aggregate of the two pieces may not exceed $10 million at any one point in time. The acquisition loan is secured by a first priority mortgage lien and security interest in the Villas at Cave Creek Resort. The receivable loan is secured by a first priority lien and security interest to all notes receivable assigned to Heller Financial, Inc. and any related accounts and proceeds. The amount outstanding on the loans at March 31, 1997 and June 30, 1997 is $4,933,243 and $5,883,847, respectively.

  A claim for breach of contract has been asserted by a landlord of the Companies claiming reimbursement in the amount of $55,361 for costs of tenant improvements, which costs are payable ratably over the life of the lease pursuant to the lease agreement. The Companies dispute the claims in part on the basis that they were not given the opportunity to review and approve the expenditures. The parties have agreed to submit the matter to arbitration. Based on the information currently available to them, the Companies believe that they have strong defenses to the complaint and intend to pursue those defenses vigorously.

10. CLAIMS FOR COMMISSIONS EARNED

  SMI and SVI have asserted claims against All Season Resorts, Inc. (ASR) for commissions earned of approximately $1,080,000 during the year ended March 31, 1996 pursuant to specific sales and marketing agreements for services provided to ASR.

  No amounts related to this matter have been recorded in the accompanying statement of operations for the year ended March 31, 1996.

  Additional claims have been asserted by SMI and SVI against ASR for breach of contract, promissory fraud and fraud. ASR has asserted a counterclaim for damages. There has been no formal discovery in the case and there is no pending trial date.

  The court has granted SMI's Motion to Compel Arbitration and a preliminary hearing has been scheduled for September 30, 1997. SMI seeks to recover damages from ASR for ASR's failure and refusal to pay commissions for marketing services rendered prior to termination of the existing sales and marketing agreement and, also, for the sixty day termination period for which SMI was denied the opportunity to market vacation intervals on behalf of ASR.

  Based on management's interpretation of the specific sales and marketing agreements and ASR's ability to pay, management believes it will prevail in its claims.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH THIS PROSPECTUS RELATES OR ANY OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  13
Use of Proceeds..........................................................  23
Dividend Policy..........................................................  23
Price Range of Common Stock..............................................  23
Capitalization...........................................................  24
Selected Combined Historical Financial Information.......................  25
Pro Forma Combined Financial Information.................................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31
Business.................................................................  40
Management...............................................................  62
Certain Relationships and Related Transactions...........................  71
Principal Shareholders...................................................  73
Description of Capital Stock.............................................  75
Shares Eligible for Future Sale..........................................  77
Underwriting.............................................................  79
Legal Matters............................................................  81
Experts..................................................................  81
Additional Information...................................................  81
Index to Financial Statements............................................ F-1

                               -----------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               4,000,000 SHARES


                                     LOGO


                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS

                               -----------------

                              MERRILL LYNCH & CO.

                    NATIONSBANC MONTGOMERY SECURITIES, INC.
                                LEHMAN BROTHERS
                               SMITH BARNEY INC.

                                          ,1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                 SUBJECT TO COMPLETION, DATED OCTOBER 17, 1997

                                4,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                                  -----------

  All of the 4,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), of Vistana, Inc. (the "Company"), offered hereby, are being sold by the Company. Of the 4,000,000 shares of Common Stock offered hereby, 3,200,000 shares are being offered in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offering"). The price to public and underwriting discount per share are identical for the International Offering and the U.S. Offering. The Common Stock is listed for quotation on the Nasdaq National Market under the symbol "VSTN." On October 15, 1997, the last reported sale price of the Common Stock was $26 1/8 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" COMMENCING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                UNDERWRITING
                                   PRICE TO      DISCOUNTS      PROCEEDS TO
                                    PUBLIC   AND COMMISSIONS(1) COMPANY(2)
---------------------------------------------------------------------------
Per Share........................   $               $             $
Total(3)......................... $              $              $
---------------------------------------------------------------------------
---------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company estimated at $         .
(3) The Company has granted the several International Managers and U.S. Underwriters (the "Underwriters") options to purchase up to 120,000 and 480,000 additional shares, respectively, of Common Stock to cover over-allotments, if any. See "Underwriting." If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $           , $          and $           , respectively.

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York, on
or about November   , 1997.

                                  -----------

MERRILL LYNCH INTERNATIONAL              NATIONSBANC MONTGOMERY SECURITIES, INC.
                 LEHMAN BROTHERS
                                   SMITH BARNEY INC.

                                  -----------

                The date of this Prospectus is November   , 1997

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                 UNDERWRITING

  Subject to the terms and conditions contained in an international purchase agreement (the "International Purchase Agreement"), the Company has agreed to sell to the International Managers named below (the "International Managers"), and the International Managers, for whom Merrill Lynch International, NationsBanc Montgomery Securities, Inc., Lehman Brothers Inc. and Smith Barney Inc. are acting as lead managers (the "Lead Managers"), have severally agreed to purchase, the number of shares of Common Stock set forth opposite their respective names below.

                                                                     NUMBER OF
                                                                    SHARES TO BE
      UNDERWRITER                                                    PURCHASED
      -----------                                                   ------------
      Merrill Lynch International..................................
      NationsBanc Montgomery Securities, Inc.......................
      Lehman Brothers Inc..........................................
      Smith Barney Inc.............................................
                                                                     ---------
            Total..................................................  1,800,000
                                                                     =========

  The Company has also entered into a purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Agreements") with certain underwriters in the United States and Canada (the "U.S. Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities, Inc., Lehman Brothers Inc. and Smith Barney Inc. are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase, an aggregate of 3,200,000 shares of Common Stock. The public offering price per share and the underwriting discount per share are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

  In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters (collectively, the "Underwriters"), respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to the Agreements if any of the shares of Common Stock being sold pursuant to the Agreements are purchased. The International Purchase Agreement provides that in the event of a default by an International Manager, the purchase commitments of the non-defaulting International Managers may in certain circumstances be increased, and the U.S. Purchase Agreement provides that, in the event of a default by a U.S. Underwriter, the purchase commitments of the non-defaulting U.S. Underwriters may in certain circumstances be increased. The closing with respect to the sale of the shares of Common Stock pursuant to the International Purchase Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Purchase Agreement, and the closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Purchase Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the International Purchase Agreement.

  The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") which provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other. Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

  Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Common Stock will agree not to offer to sell or sell shares of Common Stock to persons whom they believe are United States Persons or Canadian Persons (as defined in the Intersyndicate Agreement) or to

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

persons whom they believe intend to reoffer or resell the same to United States Persons or Canadian Persons, and the U.S. Underwriters and any bank, broker or dealer to whom they sell shares of Common Stock will agree to offer to sell or sell shares of Common Stock only to persons whom they believe to be United States Persons or Canadian Persons or to persons whom they believe intend to reoffer or resell the same to United States Persons or Canadian Persons, except in each case for transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

  The Lead Managers have advised the Company that the International Managers propose initially to offer the shares of Common Stock offered hereby to the public at the pubic offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $    per share. The International Managers may allow, and such
dealers may reallow, a discount not in excess of $    per share to certain
other dealers. After the public offering, the public offering price, concession and discount may be changed.

  The Company has granted to the International Managers an option, exercisable for 30 days after the date hereof, to purchase up to 120,000 additional shares of Common Stock and to the U.S. Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to 480,000 additional shares of Common Stock, in each case solely to cover over-allotments, if any, at the public offering price less the underwriting discount. To the extent that the International Managers exercise such option, each of the International Managers will be obligated, subject to certain conditions, to purchase approximately the same percentage of such shares which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the total number of shares of Common Stock set forth in such table.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act.

  The Company has agreed that it will not, with certain exceptions, offer, sell
or otherwise dispose of any shares of Common Stock for a period of     days
from the date of this Prospectus without the prior written consent of Merrill Lynch International, except for the sale of shares pursuant to the over-allotment option, the issuance of shares upon the exercise of currently outstanding stock options and pursuant to the Employee Stock Purchase Plan and the issuance of shares contingently issuable in connection with the Acquisition. Each of the Principal Shareholders has agreed that, for a period
of     days from the date of this Prospectus, he or she will not, without the prior written consent of Merrill Lynch International, offer, sell or otherwise voluntarily dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock.

  Each of the Company and the International Managers has represented and agreed that (a) it has not offered or sold, and prior to the date six months after the date of this Prospectus will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purchase of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995,
(b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to any thing done by it in relation to the shares of Common Stock, from or otherwise the United Kingdom and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue or sale of the shares of Common Stock to a person who is of a kind described in Article II(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the U.S. Representatives and the Lead Managers, respectively, may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives and the Lead Managers, respectively, may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above.

  The U.S. Representatives and the Lead Managers, respectively, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the Lead Managers purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Charles E. Harris, a director of the Company, is President and Chief Executive Officer of Ewing and a principal shareholder of Ewing's parent holding company. The U.S. Representatives have agreed to include Ewing as one of the U.S. Underwriters.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH THIS PROSPECTUS RELATES OR ANY OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  13
Use of Proceeds..........................................................  23
Dividend Policy..........................................................  23
Price Range of Common Stock..............................................  23
Capitalization...........................................................  24
Selected Combined Historical Financial Information.......................  25
Pro Forma Combined Financial Information.................................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31
Business.................................................................  40
Management...............................................................  62
Certain Relationships and Related Transactions...........................  71
Principal Shareholders...................................................  73
Description of Capital Stock.............................................  75
Shares Eligible for Future Sale..........................................  77
Underwriting.............................................................  79
Legal Matters............................................................  81
Experts..................................................................  81
Additional Information...................................................  81
Index to Financial Statements............................................ F-1

                               -----------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,000,000 SHARES


                                      LOGO


                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------

                          MERRILL LYNCH INTERNATIONAL

                    NATIONSBANC MONTGOMERY SECURITIES, INC.
                                LEHMAN BROTHERS
                               SMITH BARNEY INC.

                                           ,1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, in connection with the sale and distribution of the shares of Common Stock being registered hereby, all of which will be paid by Vistana, Inc. (the "Company").

      SEC Registration Fee........................................... $ 36,940
      NASD filing fee................................................   12,690
      Nasdaq National Market additional listing fee..................   17,500
      Accounting fees and expenses...................................  150,000*
      Legal fees and expenses........................................  200,000*
      Printing and engraving expenses................................  125,000*
      Transfer agent and registrar fees..............................   25,000*
      Miscellaneous expenses.........................................   57,870
                                                                      --------
          TOTAL...................................................... $600,000*
                                                                      ========

--------
   *Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Florida law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of such person's service as a director of officer of the corporation, or such person's service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by such person ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by such person, in connection with the defense or settlement of such action; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. Although Florida law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the adjudicating court (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the shareholders. The Florida Business Corporation Act also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the Florida Business Corporation Act provides for the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement or otherwise.

  The Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by Florida law.

  The Company has also entered into agreements to indemnify its directors and certain of its officers, in addition to the indemnification provided for in the Company's Articles of Incorporation and By-Laws. These agreements provide, among other things, that the Company will indemnify its directors and officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third person) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending, or completed action, suit or other proceeding, including the corporation, arising out of such person's services as a director, employee or other agent of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

  The Company has purchased liability insurance for the benefit of its directors and officers.

  Under the terms of the Underwriting Agreement, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities. The Company has also agreed to indemnify the Underwriters against certain liabilities which may be incurred in connection with the Offering made by this Prospectus forming a part of the Registration Statement, including liability under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On December 27, 1996, the Company sold ten shares of Common Stock to each of Raymond L. Gellein, Jr. and Jeffrey A. Adler for a price of $11 per share, or an aggregate price of $220. These transactions were effected in reliance upon the exemption contained in Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

  In connection with the Formation Transactions, in March 1997, the Principal Shareholders contributed to the Company all of their respective interests in each of the Affiliated Companies and the Related Partnerships in consideration for the Company's issuance of 14,174,980 shares of the Company's Common Stock, $.01 par value. Such securities were issued by the Company concurrently with the completion of the Initial Public Offering in reliance upon an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

  On September 16, 1997, in connection with the Acquisition, the Company issued (i) 77,421 shares of Common Stock to Larry D. Doll; (ii) 25,807 shares of Common Stock to David H. Friedman; (iii) 52,202 shares of Common Stock to Donald J. Dubin; (iv) 26,100 shares of Common Stock to Ronald R. Sharp; and
(v) 26,100 shares of Common Stock to David E. Bruce, together the former owners of the Acquired Companies. These transactions were effected in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

  A list of exhibits filed with this Registration Statement on Form S-1 is set forth in the Index to Exhibits on page E-1, and is incorporated herein by reference.

  (B) FINANCIAL STATEMENT SCHEDULES

  See Financial Statement Schedule filed as Exhibit 27.1 to this Registration Statement.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, VISTANA, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ORLANDO, STATE OF FLORIDA, ON OCTOBER 17, 1997.

                                          Vistana, Inc.

                                                /s/ Raymond L. Gellein, Jr.
                                          By: _________________________________
                                            Name: Raymond L. Gellein, Jr.
                                            Title: Chairman of the Board and
                                                 Co-Chief Executive Officer

  WE, THE UNDERSIGNED OFFICERS AND DIRECTORS OF VISTANA, INC., HEREBY SEVERALLY CONSTITUTE RAYMOND L. GELLEIN, JR., JEFFREY A. ADLER AND SUSAN WERTH, AND EACH OF THEM SINGLY, OUR TRUE AND LAWFUL ATTORNEYS WITH FULL POWER TO THEM, AND EACH OF THEM SINGLY, TO SIGN FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT, AND TO SIGN A NEW REGISTRATION STATEMENT PURSUANT TO RULE 462(B) OF THE SECURITIES ACT OF 1933, AND GENERALLY TO DO ALL THINGS IN OUR NAME AND BEHALF IN SUCH CAPACITIES TO ENABLE VISTANA, INC. TO COMPLY WITH THE APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933 AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, AND WE HEREBY RATIFY AND CONFIRM OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS, OR ANY OF THEM, TO ANY AND ALL SUCH AMENDMENTS OR NEW REGISTRATION STATEMENT.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON OCTOBER 17, 1997, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

              SIGNATURE                                TITLE

    /s/ Raymond L. Gellein, Jr.        Chairman of the Board, Co-Chief
-------------------------------------   Executive Officer and Director
       RAYMOND L. GELLEIN, JR.          (Principal Executive Officer)

         /s/ John M. Sabin             Senior Vice President and Chief
-------------------------------------   Financial Officer and Treasurer
            JOHN M. SABIN               (Principal Financial Officer and
                                        Principal Accounting Officer)

       /s/ Jeffrey A. Adler            President and Co-Chief Executive
-------------------------------------   Officer and Director
          JEFFREY A. ADLER

      /s/ Laurence S. Geller           Director
-------------------------------------
         LAURENCE S. GELLER

       /s/ Charles E. Harris           Director
-------------------------------------
          CHARLES E. HARRIS

        /s/ Steven J. Heyer            Director
-------------------------------------
           STEVEN J. HEYER

                               INDEX TO EXHIBITS

      EXHIBIT
      NUMBER                      DOCUMENT DESCRIPTION
      -------                     --------------------
      1.1*     Form of Underwriting Agreement
      2.1      Agreement and Plan of Reorganization dated as of August
                15, 1997 among Vistana, Inc., V Sub-1, Inc., Donald J.
                Dubin, Ronald R. Sharp, David E. Bruce, Larry D. Doll,
                and David H. Friedman. Complete 1 and Schedule 1.5A
                thereto (incorporated by reference to Exhibit 2.1 to
                Registrant's Current Report on Form 8-K dated September
                29, 1997 (No. 0-29114))
      3.1      Articles of Incorporation of Vistana, Inc. (incorporated
                by reference to Exhibit 3.1 to Registrant's Registration
                Statement on Form S-1 (No. 333-19045))
      3.2      By-Laws of Vistana, Inc. (incorporated by reference to
                Exhibit 3.2 to Registrant's Registration Statement on
                Form S-1 (No. 333-19045))
      4.1      Form of Common Stock certificate of Vistana, Inc.
                (incorporated by reference to Exhibit 4.1 to Registrant's
                Registration Statement on Form S-1 (No. 333-19045))
      5.1      Opinion of Neal, Gerber & Eisenberg, counsel to Vistana,
                Inc.
     10.1      Employment Agreement, dated as of December 27, 1996,
                between Vistana, Inc. and Raymond L. Gellein, Jr.
                (incorporated by reference to Exhibit 10.1 to
                Registrant's Registration Statement on Form S-1 (No. 333-
                19045))
     10.2      Employment Agreement, dated as of December 27, 1996,
                between Vistana, Inc. and Jeffrey A. Adler (incorporated
                by reference to Exhibit 10.2 to Registrant's Registration
                Statement on Form S-1 (No. 333-19045))
     10.3      Employment Agreement, dated as of December 27, 1996,
                between Vistana, Inc. and Matthew E. Avril (incorporated
                by reference to Exhibit 10.3 to Registrant's Registration
                Statement on Form S-1 (No. 333-19045))
     10.4      Employment Agreement, dated as of December 27, 1996,
                between Vistana, Inc. and Susan Werth (incorporated by
                reference to Exhibit 10.4 to Registrant's Registration
                Statement on Form S-1 (No. 333-19045))
     10.5      Employment Agreement, dated as of December 27, 1996,
                between Vistana, Inc. and Carol Lytle (incorporated by
                reference to Exhibit 10.5 to Registrant's Registration
                Statement on Form S-1 (No. 333-19045))
     10.6      Employment Agreement, dated as of February 10, 1997,
                between Vistana, Inc. and John M. Sabin (incorporated by
                reference to Exhibit 10.6 to Registrant's Registration
                Statement on Form S-1 (No. 333-19045))
     10.7      Amended and Restated Subscription Agreement, dated as of
                February 10, 1997, among Vistana, Inc. and each of the
                persons whose signatures appear on the execution pages
                thereof (incorporated by reference to Exhibit 10.7 to
                Registrant's Registration Statement on Form S-1 (No. 333-
                19045))
     10.8      Vistana Stock Plan (incorporated by reference to Exhibit
                10.8 to Registrant's Registration Statement on Form S-1
                (No. 333-19045))
     10.9      Vistana, Inc. Employee Stock Purchase Plan (incorporated
                by reference to Exhibit 10.9 to Registrant's Registration
                Statement on Form S-1 (No. 333-19045))
     10.10     Form of Indemnification Agreement between Vistana, Inc.
                and certain officers and directors of Vistana, Inc.
                (incorporated by reference to Exhibit 10.10 to
                Registrant's Registration Statement on Form S-1 (No. 333-
                19045))

--------
*To be filed by amendment.

      EXHIBIT
      NUMBER                      DOCUMENT DESCRIPTION
      -------                     --------------------
      10.11    Registration Rights Agreement, dated as of December 27,
                1996, among Vistana, Inc., the Raymond L. Gellein, Jr.
                Retained Annuity Grantor Trust, the Matthew James Gellein
                Irrevocable Trust, the Brett Tyler Gellein Irrevocable
                Trust, the Raymond L. Gellein, Jr. Revocable Trust, the
                JGG Holdings Trust, the Jeffrey A. Adler Revocable Trust,
                Matthew E. Avril, Susan Werth, Carol A. Lytle, John M.
                Sabin, Barbara L. Hollkamp, James A. McKnight, William
                McLaughlin and Alain Grange (incorporated by reference to
                Exhibit 10.11 to Registrant's Registration Statement on
                Form S-1 (No. 333-19045))
      10.12    Agreement for Affiliation, dated as of May 26, 1995, among
                Resort Condominiums International, Inc., Vistana
                Development, Ltd., Raymond L. Gellein, Jr. and Jeffrey A.
                Adler (incorporated by reference to Exhibit 10.12 to
                Registrant's Registration Statement on Form S-1 (No. 333-
                19045))
      10.13    Limited Partnership Agreement of Vistana WGV, Ltd., dated
                as of June 28, 1996, among Vistana WGV Holdings, Inc.,
                Vistana WGV Investment, Ltd., United Timeshares, Inc. and
                A. Zimand WGV Investment, Inc. (incorporated by reference
                to Exhibit 10.13 to Registrant's Registration Statement
                on Form S-1 (No. 333-19045))
      10.14    Parcel One Property Sale Agreement, dated as of June 4,
                1996, By and Between SJH Partnership, Ltd. and Vistana
                WGV, Ltd. (incorporated by reference to Exhibit 10.14 to
                Registrant's Registration Statement on Form S-1 (No. 333-
                19045))
      10.15    Amended and Restated Joint Venture Agreement, dated as of
                June 25, 1996, among R. Edward Noble, Andrew E. Kidd,
                Noble-Kidd Corporation and VCH Oaks, Ltd. (incorporated
                by reference to Exhibit 10.15 to Registrant's
                Registration Statement on Form S-1 (No. 333-19045))
      10.16    Limited Partnership Agreement of VCH Oaks, Ltd., dated as
                of June 25, 1996, among VCH Oaks, Inc., R. Edward Noble,
                Andrew E. Kidd and Vistana OP Investment, Ltd.
                (incorporated by reference to Exhibit 10.16 to
                Registrant's Registration Statement on Form S-1 (No. 333-
                19045))
      10.17    Exclusive Joint Venture Agreement, dated as of December
                24, 1996, between Vistana Development, Ltd. and Promus
                Hotels, Inc. (incorporated by reference to Exhibit 10.17
                to Registrant's Registration Statement on Form S-1 (No.
                333-19045))
      10.17-A  First Amendment to Exclusive Joint Venture Agreement,
                dated February 7, 1997, between Vistana Development, Ltd.
                and Promus Hotels, Inc. (incorporated by reference to
                Exhibit 10.17-A to Registrant's Registration Statement on
                Form S-1 (No. 333-19045))
      10.17-B  Second Amendment to Exclusive Joint Venture Agreement,
                dated February 27, 1997 between Vistana Development, Ltd.
                and Promus Hotels, Inc.
      10.17-C  Third Amendment to Exclusive Joint Venture Agreement,
                dated May 1, 1997 between Vistana Development, Ltd. and
                Promus Hotels, Inc.
      10.18    Land Purchase Agreement, dated as of December 30, 1996,
                between Myrtle Beach Farms Company, Inc. and Vistana
                Myrtle Beach, L.P. (incorporated by reference to Exhibit
                10.18 to Registrant's Registration Statement on Form S-1
                (No. 333-19045))
      10.19    Purchase and Sale Agreement dated as of August 12, 1997 by and between PGA Golf Development, Inc. and Vistana PSL,
                Inc.
      10.19-A  First Amendment to Purchase and Sale Agreement dated as of
                September 12, 1997 by and between PGA Golf Development,
                Inc. and Vistana PSL, Inc.
     *10.19-B  Second Amendment to Purchase and Sale Agreement dated as of September 17, 1997 by and between PGA Golf
                Development, Inc. and Vistana PSL, Inc.
      10.20    Affiliation Agreement dated as of September 15, 1997 by
                and between PGA Golf Properties, Inc. and Vistana, Inc.
     *21.1     List of subsidiaries of Vistana, Inc.

--------
   *To be filed by amendment.

      EXHIBIT
      NUMBER                     DOCUMENT DESCRIPTION
      -------                    --------------------
      23.1     Consent of KPMG Peat Marwick LLP
      23.2     Consent of Neal, Gerber & Eisenberg (included in Exhibit
                5.1)
      23.3     Consent of Kreisman Corporation
      23.4     Consent of Kreisman Corporation
      23.5     Consent of Ernst & Young LLP
      24.1     Powers of Attorney (included on signature page)
     *27.1     Financial Data Schedule
     *99.4     Consent of American Resort Development Association

--------
   *To be filed by amendment.